Exhibit 2.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT MARKTED WITH “[***]” HAVE BEEN REDACTED IN ACCORDANCE WITH ITEM 601(b)(ii) OF REGULATION S-K.

PURCHASE AGREEMENT

by and among

THE SELLERS NAMED HEREIN,

SATCOM DIRECT, INC.,

SATCOM DIRECT HOLDING COMPANY, LLC,

SATCOM DIRECT GOVERNMENT, INC.,

NDTHOST, LLC,

GOGO DIRECT HOLDINGS LLC,

JAMES W. JENSEN, solely for purposes of Section 8.8 and Section 8.9,

AND

GOGO INC., solely for purposes of Section 2.5 and Section 13.20

Dated as of September 29, 2024

i

(continued)

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Definitions
Exhibit B	Estimated Closing Statement
Exhibit C	Distributed Assets
Exhibit D	Accounting Principles
Exhibit E	Earnout Payment
Exhibit F	Lock-up Agreement
Exhibit G	Pro-Rata Share
Exhibit H	Restructuring Steps
Exhibit I	R&W Insurance Policy

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 29, 2024 (the “Signing Date”), by and among Satcom Direct Holdings, Inc., a Delaware corporation (“SD Seller”), SDHC Holdings, Inc., a Delaware corporation (“SDHC Seller”), Satcom Direct Government Holdings, Inc., a Delaware corporation (“Satcom Government Seller”), ndtHost Holdings, Inc., a Delaware corporation (“ndtHost Seller” and together with SD Seller, SDHC Seller and Satcom Government Seller, each a “Seller” and collectively, “Sellers”), Satcom Direct, Inc., a Florida corporation (“Satcom Direct”), Satcom Direct Holding Company, LLC, a Florida limited liability company (“SDHC”), Satcom Direct Government, Inc., a Florida corporation (“Satcom Government”), ndtHost, LLC, a Florida limited liability company (“ndtHost” and together with Satcom Direct, SDHC, and Satcom Government, each a “Parent Company” and collectively, the “Parent Companies”), Gogo Direct Holdings LLC, a Delaware limited liability company (“Buyer”), solely for purposes of Section 8.8 and Section 8.9, James W. Jensen, in his individual capacity (the “Founder”), and solely for purposes of Section 2.5 and Section 13.20, Gogo Inc., a Delaware corporation (“Parent”). Sellers, the Parent Companies and Buyer are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”

RECITALS

A. Prior to the Pre-Signing Restructuring (as defined below), the James W. Jensen Living Trust dated July 31, 2002 (the “Shareholder”) was the beneficial and record owner of all of the issued and outstanding Equity Interests of the Parent Companies.

B. Prior to the Signing Date, the Shareholder completed the restructuring transactions set forth as follows: (i) on September 23, 2024, the Shareholder caused each Seller to be formed, and (ii) on September 26, 2024, the Shareholder contributed (a) all of the issued and outstanding Equity Interests of Satcom Direct to SD Seller in exchange for the issuance of all of the Equity Interests of SD Seller, (b) all of the issued and outstanding Equity Interests of SDHC to SDHC Seller in exchange for the issuance of all of the Equity Interests of SDHC Seller, (c) all of the issued and outstanding Equity Interests of Satcom Government to Satcom Government Seller in exchange for the issuance of all of the Equity Interests of Satcom Government Seller, and (d) all of the issued and outstanding Equity Interests of ndtHost to ndtHost Seller in exchange for the issuance of all of the Equity Interests of ndtHost Seller (each, a “Contribution” and collectively, the “Contributions” and, together with the formation of each Seller, the “Pre-Signing Restructuring”), such that, following the Contributions, the Shareholder continues to own all of the issued and outstanding Equity Interests of each Seller, and SD Seller, SDHC Seller, Satcom Government Seller and ndtHost Seller now own all of the issued and outstanding Equity Interests of Satcom Direct, SDHC, Satcom Government and ndtHost, respectively.

C. Following the Signing Date: (i) SD Seller shall make a properly and timely filed election for Satcom Direct to be taxed as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code on IRS Form 8869, Qualified Subchapter S Subsidiary Election, (ii) SDHC Seller shall make a properly and timely filed election for SDHC to be taxed as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code on IRS Form 8869, Qualified Subchapter S Subsidiary Election, (iii) Satcom Government Seller shall make a properly and timely filed election for Satcom Government to be taxed as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code on IRS Form 8869, Qualified Subchapter S Subsidiary Election, and (iv) ndtHost Seller shall make a properly and timely filed election for ndtHost to be taxed as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code on IRS Form 8869, Qualified Subchapter S Subsidiary Election, in each case, effective as of the date of the applicable Contribution (each, a “QSub Election” and collectively, the “QSub Elections”).

D. Following the Signing Date and consummation of the QSub Elections, and at least two (2) Business Days prior to the Closing, each Seller shall cause the applicable Parent Company to be converted into a Delaware limited liability company (each, a “Conversion” and collectively, the “Conversions”), such that immediately thereafter (i) SD Seller shall own 100% of the membership interests of the converted Satcom Direct (the “Satcom Direct Equity”), (ii) SDHC Seller shall own 100% of the membership interests of the converted SDHC (the “SDHC Equity”), (iii) Satcom Government Seller shall own 100% of the membership interests of the converted Satcom Government (the “Satcom Government Equity”), and (iv) ndtHost Seller shall own 100% of the membership interests of the converted ndtHost (the “ndtHost Equity” and together with the Satcom Direct Equity, the SDHC Equity and the Satcom Government Equity, collectively, the “Purchased Equity”), in each case, subject to the terms and conditions set forth herein.

E. At least one (1) Business Day following the completion of the Conversions and at least one (1) Business Day prior to the Closing, (i) SD Seller shall cause the converted Satcom Direct to file IRS Form 8832, Entity Classification Election, electing to be treated as disregarded as a separate entity from SD Seller for U.S. federal and applicable state and local income Tax purposes, effective as of the date of the applicable Conversion, and confirming its intent to continue using the EIN of Satcom Direct following such Conversion, (ii) SDHC Seller shall cause the converted SDHC to file IRS Form 8832, Entity Classification Election, electing to be treated as disregarded as a separate entity from SDHC Seller for U.S. federal and applicable state and local income Tax purposes, effective as of the date of the applicable Conversion, and confirming its intent to continue using the EIN of SDHC following such Conversion, (iii) Satcom Government Seller shall cause the converted Satcom Government to file IRS Form 8832, Entity Classification Election, electing to be treated as disregarded as a separate entity from Satcom Government Seller for U.S. federal and applicable state and local income Tax purposes, effective as of the date of the applicable Conversion, and confirming its intent to continue using the EIN of Satcom Government following such Conversion, and (iv) ndtHost Seller shall cause the converted ndtHost to file IRS Form 8832, Entity Classification Election, electing to be treated as disregarded as a separate entity from ndtHost Seller for U.S. federal and applicable state and local income Tax purposes, effective as of the date of the applicable Conversion, and confirming its intent to continue using the EIN of ndtHost following such Conversion (each, a “CTB Election” and collectively, the “CTB Elections”). As used in this Agreement, the Pre-Signing Restructuring, the QSub Elections, the Conversions, and the CTB Elections shall be referred to herein as the “Restructuring”, as set forth on Exhibit H (the “Restructuring Steps”).

F. Following the consummation of the Restructuring and prior to the Closing, Satcom Direct will distribute or otherwise assign or transfer (or cause to be distributed, assigned or transferred) the real property assets set forth on Exhibit C and 100% of the Equity Interests of N321SD, Inc., a Florida corporation and a wholly owned Subsidiary of Satcom Direct (the “Retained Entity”), to SD Seller (the “Pre-Closing Distribution”).

G. Following the consummation of the Restructuring and the Pre-Closing Distribution, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Purchased Equity for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Equity. At the Closing, subject to the terms and conditions of this Agreement (including as may be adjusted pursuant to Section 2.3), (i) SD Seller shall sell, transfer, assign and convey the Satcom Direct Equity, free and clear of any Liens (other than Securities Liens), to Buyer, and Buyer shall purchase and accept the Satcom Direct Equity from SD Seller, (ii) SDHC Seller shall sell, transfer, assign and convey the SDHC Equity, free and clear of any Liens (other than Securities Liens), to Buyer, and Buyer shall purchase and accept the SDHC Equity from SDHC Seller, (iii) Satcom Government Seller shall sell, transfer, assign and convey the Satcom Government Equity, free and clear of any Liens (other than Securities Liens), to Buyer, and Buyer shall purchase and accept the Satcom Government Equity from Satcom Government Seller, and (iv) ndtHost Seller shall sell, transfer, assign and convey the ndtHost Equity, free and clear of any Liens (other than Securities Liens), to Buyer, and Buyer shall purchase and accept the ndtHost Equity from ndtHost Seller, and (A) Buyer shall pay or cause to be paid to Sellers (in accordance with each such Seller’s respective Pro Rata Share) an aggregate amount equal to the Estimated Closing Date Cash Consideration specified in the Estimated Closing Statement in accordance with Section 3.3(a), in accordance with the Payment Spreadsheet, (B) Parent shall issue to SD Seller an aggregate amount of 5,000,000 restricted shares of common stock of Parent, par value $0.0001 per share (“Parent Common Stock”; such amount issuable to SD Seller hereunder, the “Closing Date Stock Consideration”), and (C) if applicable, Buyer shall pay or cause to be paid to SD Seller an aggregate amount equal to the Earnout Payment, if any, owed to SD Seller pursuant to Exhibit E (together with the Closing Date Cash Consideration and the Closing Date Stock Consideration, the “Total Consideration”) in accordance with the Payment Spreadsheet. The “Closing Date Cash Consideration” shall be equal to:

(a) $375,000,000; plus

(b) the Closing Cash Balance, if any; plus

(c) the Working Capital Overage, if any; minus

(d) the Working Capital Deficiency, if any; minus

(e) the Working Capital Escrow Amount paid by Buyer to the Escrow Agent pursuant to Section 2.4; minus

(f) the Selling Expenses; minus

(g) the Company Group Debt, if any; minus

(h) the Closing Company Group Bonus Payments.

The Closing Date Cash Consideration (whether the Estimated Closing Date Cash Consideration at Closing, or any adjustment for the benefit of the Sellers pursuant to Section 2.3) shall be paid to the Sellers in accordance with the Payment Spreadsheet. Notwithstanding anything to the contrary herein, Buyer shall have no responsibility, obligation or Liability with respect to the payment of all or any portion the Closing Date Cash Consideration to any Person, so long as such payments are timely made in accordance with the Payment Spreadsheet.

2.2 Other Closing Date Settlements. At the Closing, Buyer shall (a) on behalf of the Company Group, pay or cause to be paid the Company Group Debt as set forth on the Payment Spreadsheet to be repaid in full to the Person(s) entitled thereto pursuant to the Payoff Letters and the Payment Spreadsheet delivered to Buyer at least three (3) Business Days prior to the Closing Date, (b) on behalf of the Company Group and Sellers, pay Selling Expenses to the Persons entitled thereto in accordance with the Payment Spreadsheet to be delivered by SD Seller (on behalf of itself and the other Sellers) to Buyer at least three (3) Business Days prior to the Closing Date, and (c) deposit the Working Capital Escrow Amount into an escrow account held by the Escrow Agent (collectively, the “Settlement Amounts”). All payments pursuant to this Section 2.2 shall be by wire transfer of immediately available U.S. dollars and in accordance with the Payment Spreadsheet. Notwithstanding anything to the contrary herein, Buyer shall have no responsibility, obligation or other Liability with respect to the payment of such Settlement Amounts, so long as such payments are timely made in accordance with the Payment Spreadsheet.

2.3 Working Capital Adjustment.

(a) Estimated Closing Statement. Not later than the fifth (5th) Business Day prior to the Closing Date, SD Seller (on behalf of the Sellers and the Company Group) shall prepare and deliver to Buyer (x) an estimated closing statement, with reasonably supporting detail and in the form attached hereto as Exhibit B (the “Estimated Closing Statement”), executed by an officer of Satcom Direct setting forth the Sellers’ and the Company Group’s reasonable and good faith estimated calculation of the Closing Date Cash Consideration (the “Estimated Closing Date Cash Consideration”) and the following components thereof: (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Closing Cash Balance (the “Estimated Closing Cash Balance”), (iii) Company Group Debt (the “Estimated Company Group Debt”), (iv) Selling Expenses (the “Estimated Selling Expenses”), (v) the Closing Company Group Bonus Payments (the “Estimated Closing Company Group Bonus Payments”), and (vi) based on the estimates set forth in clauses (i) through (v), with respect to each Seller, the Pro Rata Share of the Estimated Closing Date Cash Consideration such Seller will receive at Closing (for the avoidance of doubt, the sum of each Seller’s Pro Rata Share of the Estimated Closing Date Cash Consideration shall not exceed the Estimated Closing Date Cash Consideration in the aggregate) and (y) the Payment Information, as set forth in the Payment Spreadsheet. The Estimated Closing Statement is to be (a) prepared in accordance with the principles set forth on Exhibit D (the “Accounting Principles”), and (b) based on Sellers’ and the Company Group’s books and records and other information available at the time. SD Seller (on behalf of the other Sellers and the Company Group) shall consider in good faith any reasonable comments that Buyer may have in respect of the Estimated Closing Statement. From the Effective Time until the Closing, the Parent Companies shall not, and shall not permit any of their respective Subsidiaries to, make any dividend or distributions of Cash or incur any Company Group Debt or Selling Expenses (other than incurrences of obligations due to the passage of time in the Ordinary Course of Business, such as accrued interest), or use any Cash to pay or repay amounts that would constitute Closing Company Group Bonus Payments, Selling Expenses or Company Group Debt except in each case, to the extent set forth in the Estimated Closing Statement and reflected in the calculation of Estimated Closing Date Cash Consideration therein, and any such changes between the Effective Time that are set forth in the Estimated Closing Statement and so reflected in the calculation of Estimated Closing Date Cash Consideration shall be included in the calculation of Final Closing Date Cash Consideration (as applicable) and any applicable component thereof.

(b) Closing Adjustment. If the Estimated Net Working Capital is less than the Target Net Working Capital Minimum, then the Closing Date Cash Consideration will be reduced by an amount equal to (x) the Target Net Working Capital minus (y) the Estimated Net Working Capital (provided, that, in no event shall the Closing Date Cash Consideration be reduced with respect to Net Working Capital by more than the Working Capital Cap) (the “Working Capital Deficiency”). If the Estimated Net Working Capital is greater than the Target Net Working Capital Maximum, then the Closing Date Cash Consideration will be increased by an amount equal to (x) the Estimated Net Working Capital minus (y) the Target Net Working Capital (provided, that, in no event shall the Closing Date Cash Consideration be increased with respect to Net Working Capital by more than the Working Capital Cap) (such amount, the “Working Capital Overage”). If the Estimated Net Working Capital is (i) less than the Target Net Working Capital Maximum and (ii) greater than or equal to the Target Net Working Capital Minimum, then the Closing Date Cash Consideration will not be adjusted pursuant to this Section 2.3(b), but may be subject to adjustment for a Working Capital Deficiency or Working Capital Overage following the Closing, as otherwise provided in this Section 2.3. The adjustments made at Closing pursuant to this Section 2.3(b) are subject to subsequent adjustment as provided in Sections 2.3(d), 2.3(f)(i) and 2.3(f)(ii).

(c) Final Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to SD Seller a final closing statement (the “Final Closing Statement”), setting forth Buyer’s reasonable and good faith calculation of Closing Date Cash Consideration and each component thereof: (i) Net Working Capital (the “Final Net Working Capital”), (ii) Closing Cash Balance (the “Final Closing Cash Balance”), (iii) Company Group Debt (the “Final Company Group Debt”), (iv) Selling Expenses (the “Final Selling Expenses”), (v) the Closing Company Group Bonus Payments (the “Final Closing Company Group Bonus Payments”), and (vi) based on the amounts set forth in clauses (i) through (v), the resulting Closing Date Cash Consideration, in each case, in reasonable detail. The Final Closing Statement shall be prepared in accordance with the Accounting Principles and shall, except as explicitly set forth in the Accounting Principles, (A) not include any changes in assets or liabilities as a result of purchase accounting or other changes arising from or resulting as a consequence of the transactions contemplated hereby or any of the Ancillary Agreements (the “Transactions”), (B) be based on ASC 855, Subsequent Events issued by the financial Accounting Standards Board through the 90 day period following the Closing Date and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (C) not give effect to the Transactions or any financing obtained or to be obtained by Buyer or any of its Affiliates (including any member of the Company Group following the Closing) or any other transaction entered into by Buyer or any of its Affiliates (including any member of the Company Group following the Closing) or any other facts unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Parties agree that the processes of preparing the Final Closing Statement are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Final Closing Statement or determining the Final Closing Date Cash Consideration and the components thereof (i.e., the Final Net Working Capital, the Final Closing Cash Balance, the Final Company Group Debt, the Final Selling Expenses and the Final Closing Company Group Bonus Payments), other than as set forth herein. If Buyer does not deliver the Final Closing Statement to SD Seller within ninety (90) days after the Closing Date, then, at the election of SD Seller, either (x) SD Seller may prepare and present the Final Closing Statement within an additional thirty (30) days thereafter, or (y) the Estimated Closing Statement will be deemed to be the Final Closing Statement in accordance with this Section 2.3(c). If SD Seller elects to prepare the Final Closing Statement in accordance with the immediately preceding sentence, then (except for the last three sentences of Section 2.3(d)) all subsequent references in Section 2.3(d) to Buyer will be deemed to be references to SD Seller and all subsequent references to SD Seller will be deemed to be references to Buyer.

(d) Dispute. Within forty-five (45) days following receipt by Sellers of the Final Closing Statement (the “Dispute Period”), SD Seller (on behalf of itself and the other Sellers) shall deliver written notice (a “Dispute Notice”) to Buyer of any disagreement that SD Seller (on behalf of itself and the other Sellers) has with respect to the content of the Final Closing Statement. Such Dispute Notice shall describe in reasonable detail the items contained in the Final Closing Statement with which Sellers disagree and, to the extent available, the basis for any such disagreement (including Sellers’ alternative calculation) and the amount of the disagreement. If SD Seller does not provide Buyer with a Dispute Notice related to the Final Closing Statement within the Dispute Period, such Final Closing Statement will be final, conclusive and binding on the Parties. In the event SD Seller provides Buyer with a Dispute Notice, Buyer and SD Seller (on behalf of itself and the other Sellers) shall negotiate in good faith to resolve any disagreements related thereto. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply during such negotiations and any subsequent dispute arising therefrom. If Buyer and SD Seller, notwithstanding such good faith effort, fail to resolve any disagreement contained in the Dispute Notice within thirty (30) days after SD Seller provides Buyer with such Dispute Notice, then Buyer and SD Seller jointly shall engage and instruct a nationally recognized independent accounting firm as may be mutually acceptable to Buyer and SD Seller (the “Accounting Firm”) to resolve any such unresolved disagreement(s) only. SD Seller and Buyer shall jointly instruct the Accounting Firm that it (i) shall review only the unresolved disagreements contained in the Dispute Notice, (ii) shall make its determination based upon the terms and conditions set forth in this Section 2.3 and Exhibit D, (iii) shall render its decision as promptly as reasonably practicable (with direction from the Parties to do so within thirty (30) days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto), (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party and (v) shall make its decision solely on written materials submitted by the Parties and shall not conduct an independent review. As promptly as practicable following the Accounting Firm’s engagement, Buyer and SD Seller shall each prepare and submit a written presentation to the Accounting Firm and each other. Following delivery of the presentations, Buyer and SD Seller may each submit a written response to the other Party’s presentation. As soon as practicable thereafter, the Accounting Firm shall render a decision based solely on their respective presentations. Neither SD Seller nor Buyer (and none of their respective Representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm related to the unresolved disagreement(s) or this Agreement without the prior consent of (x) with respect to SD Seller, Buyer and (y) with respect to Buyer, SD Seller. In resolving any such unresolved disagreement(s), the Accounting Firm shall act solely as an expert, and not as an arbitrator. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Sellers (in accordance with each such Seller’s respective Pro Rata Share), on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm award $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by Sellers (in accordance with each such Seller’s respective Pro Rata Share), and 40% of the costs would be borne by Buyer. All determinations made by the Accounting Firm (including with respect to the allocation of its fees) shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The Closing Date Cash Consideration, as finally determined pursuant to this Section 2.3(d) (i.e., as if the Final Net

Working Capital, the Final Closing Cash Balance, the Final Company Group Debt, the Final Selling Expenses and the Final Closing Company Group Bonus Payments been substituted for the Estimated Net Working Capital, the Estimated Closing Cash Balance, the Estimated Company Group Debt, the Estimated Selling Expenses and the Estimated Closing Company Group Bonus Payments as of the Closing), is referred to herein as the “Final Closing Date Cash Consideration”.

(e) Access. For purposes of complying with the terms set forth in this Section 2.3, and subject to, and not in limitation of, Section 7.2, as applicable, each Party shall promptly and reasonably cooperate with and make reasonably available to the other Parties and their respective Representatives, on a reasonably prompt basis, during normal business hours and upon reasonable advance notice, as applicable, all information, records, data and working papers, including reasonable access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Estimated Closing Statement and the Final Closing Statement and the resolution of any disagreement related thereto. Following the Closing, Buyer shall not, and shall cause each member of the Company Group not to, take any action with respect to the accounting books and records on which the Final Closing Statement is, or is to be, based that would obstruct or prevent the preparation of the Final Closing Statement and the determinations set forth in this Section 2.3.

(f) Post-Closing Adjustment.

(i) If the Final Closing Date Cash Consideration is greater than the Estimated Closing Date Cash Consideration (any such increase, the “Price Increase”), then (x) within five (5) Business Days from the date on which the Final Closing Date Cash Consideration is determined in accordance with Section 2.3(d), Buyer shall pay or cause to be paid to Sellers (in accordance with such Seller’s respective Pro Rata Share), by wire transfer of immediately available funds to the account(s) designated in the Payment Spreadsheet, an amount in cash equal to the Price Increase, and (y) SD Seller and Buyer shall deliver a joint written authorization to the Escrow Agent within five (5) Business Days from the date on which the Final Closing Date Cash Consideration is determined in accordance with Section 2.3(d), instructing the Escrow Agent to release the entire Working Capital Escrow Fund to Sellers (in accordance with each such Seller’s respective Pro Rata Share), by wire transfer of immediately available funds, to the accounts designated in the Payment Spreadsheet.

(ii) If the Final Closing Date Cash Consideration is less than the Estimated Closing Date Cash Consideration (such decrease, the “Price Decrease”), then SD Seller and Buyer shall deliver a joint written authorization to the Escrow Agent within five (5) Business Days from the date on which the Final Closing Date Cash Consideration is determined in accordance with Section 2.3(d), instructing the Escrow Agent to release to (A) Buyer, the lesser of (I) an amount of cash equal to the Price Decrease from the Working Capital Escrow Fund and (II) all funds then held in the Working Capital Fund, in each case, by wire transfer of immediately available funds, to an account designated in writing by Buyer to the Escrow Agent, and (B) the remaining amount of cash in the Working Capital Escrow Fund, if any after giving effect to clause (A), to Sellers (in accordance with each such Seller’s respective Pro Rata Share), by wire transfer of immediately available funds, to the accounts designated in the Payment Spreadsheet; provided, however, that, subject to the limitations set forth in Section 2.3(b), if the Working Capital Escrow Fund is insufficient to cover the absolute value amount of such adjustment, then the remaining amount shall be promptly (but in any event within five (5) Business Days from the date on which the adjustment to the Closing Date Cash Consideration is determined in accordance with this Section 2.3(f)) paid to Buyer directly by Sellers by wire transfer of immediately available funds to an account designated in writing by Buyer.

(iii) If the Final Closing Date Cash Consideration is equal to the Estimated Closing Date Cash Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.3(f), and SD Seller and Buyer shall deliver a joint written authorization to the Escrow Agent within five (5) Business Days from the date on which the adjustment to the Closing Date Cash Consideration is determined in accordance with this Section 2.3(f), instructing the Escrow Agent to release the entire Working Capital Escrow Fund to Sellers (in accordance with each such Seller’s respective Pro Rata Share), by wire transfer of immediately available funds, to the accounts designated in writing by SD Seller to the Escrow Agent at least five (5) Business Days prior to such payment.

2.4 Establishment of Working Capital Escrow Fund. On the Closing Date, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, in immediately available funds, an amount equal to $3,000,000 (the “Working Capital Escrow Amount”), in accordance with the terms of this Agreement and the escrow agreement in a form to be mutually agreed by the Parties (the “Escrow Agreement”). The Working Capital Escrow Amount shall be held in an escrow fund account (that to the extent reasonably practicable, is interest-bearing) (the “Working Capital Escrow Fund”) pursuant to the terms of the Escrow Agreement as security for any Price Decrease in connection with the adjustments under Section 2.3(f), and is subject to the disbursement terms contained in this Agreement and the Escrow Agreement. Any fees, costs and expenses of the Escrow Agent shall be borne 100% by Buyer.

2.5 Closing Date Stock Consideration. At the Closing, Parent shall deliver or cause to be delivered to SD Seller, subject to SD Seller timely providing Parent all information necessary to establish an account with Parent’s transfer agent, a copy of an instruction letter to Parent’s transfer agent, duly executed by an authorized signatory of Parent, directing that the restricted shares of Parent Common Stock comprising the Closing Date Stock Consideration be issued in the name of SD Seller in book-entry form bearing the restrictive legends set forth in the Lock-up Agreement. Subject to the preceding sentence, Parent shall cause its transfer agent to provide confirmation of the issuance of such Closing Date Stock Consideration in book-entry form to SD Seller no later than ten (10) Business Days after the Closing Date. No fractional shares of Parent Common Stock shall be issued as Closing Date Stock Consideration and SD Seller shall be entitled to receive the nearest whole share of Parent Common Stock rounded upwards.

2.6 Potential Earnout Payment. Subject to the terms and conditions of this Agreement and Exhibit E hereto, the Parties agree that the terms and conditions set forth on Exhibit E will apply to any purchase price payment described thereon (the “Earnout Payment”).

2.7 Withholding. Buyer and each member of the Company Group shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local, or non-U.S. Tax Law; provided, that Buyer shall use commercially reasonable efforts to provide SD Seller (on behalf of itself and the other Sellers) with written notice at least three (3) Business Days prior to deducting or withholding any amounts (other than in respect of compensatory payments or as a result of any Seller’s failure to deliver the form described in Section 3.2(g)) pursuant to this Section 2.7 and Buyer and Sellers shall use commercially reasonable efforts to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted and withheld, and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Compensatory Payments. Notwithstanding anything in this Agreement to the contrary (but subject to Exhibit E, which shall govern payment of the Earnout Company Group Bonus Payments), any payments that are compensatory in nature (including, for the avoidance of doubt, the Closing Company Group Bonus Payments and any applicable Selling Expenses) required to be made hereunder to a current or former employee of the Company Group shall in the first instance be made to the applicable member of the Company Group (or its successors or assignees, as applicable), so that such member of the Company Group (or its successors or assignees, as applicable) may make such payment through the appropriate payroll account or process, net of any applicable Tax withholding.

ARTICLE III

CLOSING AND DELIVERIES

3.1 Closing. The closing and consummation of the Transactions (to the extent contemplated to take place in connection with the closing) (the “Closing”) shall take place remotely by electronic communications and transmission of .PDF documents and signature pages on the date (a) that is five (5) Business Days following the date upon which the satisfaction or, to the extent permissible, waiver in writing by the appropriate Party, of each of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver by the Party or Parties entitled to the benefit of such conditions), occurs, or (b) on such other date or at such other time and place or by any such other method as the Parties may mutually agree in writing, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing hereunder shall be deemed to have been taken and executed simultaneously (except as otherwise set forth herein or in the applicable Ancillary Agreement) and, except as set forth herein or under the applicable Ancillary Agreement, no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by Sellers. Subject to the terms hereof, at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following items:

(a) a proper instrument of assignment of the Purchased Equity endorsed in blank in form and substance reasonably satisfactory to Buyer;

(b) at least three (3) Business Days prior to the Closing Date, (x) the executed Payoff Letters set forth on Schedule 3.2(b) and (y) the Payment Spreadsheet, in each case, in form and substance reasonably acceptable to Buyer;

(c) a certificate dated as of the Closing Date, duly executed by the secretary or an officer of each Parent Company, given by him or her on behalf of the applicable Parent Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the sole member (or other governing body) of each Parent Company authorizing and approving the execution, delivery and performance of, and the consummation of, the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of each Parent Company executing this Agreement on behalf of such Parent Company; and (iii) true and complete copies of the Organizational Documents of each Parent Company (the “Parent Company Secretary Certificates”);

(d) with respect to each Parent Company, a certificate of the Secretary of State of the State of Delaware as to the good standing of such Parent Company in the State of Delaware as of the most recent practicable date (provided that, such date shall not be prior to the date that is thirty (30) days before the Closing Date);

(e) a certificate from Satcom Direct (on behalf of the Company Group) and each of the Sellers, dated as of the Closing Date and executed by a duly authorized officer of Satcom Direct and each of the Sellers, in each case, given by him or her on behalf of the Company Group or the applicable Seller and not in his or her individual capacity, certifying to the effect that the conditions set forth in Sections 9.3(a)-(c) have been satisfied (the “Company Group Closing Certificate”);

(f) the Escrow Agreement, duly executed by Sellers;

(g) at least three (3) Business Days prior to the Closing Date, a properly completed and duly executed IRS Form W-9 from each Seller;

(h) a duly executed resignation and release, effective as of the Closing from the director set forth on Schedule 3.2(h);

(i) a lock-up agreement, duly executed by SD Seller, in substantially the form attached hereto as Exhibit F (the “Lock-up Agreement”);

(j) copies of the books and records of the Company Group, to the extent such materials are in Sellers’, Founder’s or any of their respective Affiliates’ (and not in the Company Group’s) possession;

(k) evidence of the termination in full (without any Liability to Buyer, or on or after the Closing, any member of the Company Group) of the Affiliate Agreements required by Section 7.10 and the hedging arrangement set forth on Schedule 3.2(k);

(l) an executed payoff and termination letter from J.P. Morgan Securities LLC, evidencing that upon payment of the amounts owed therein, no further fees or expenses are due thereunder (and without any Liability to Buyer, or on or after the Closing, any member of the Company Group, except for customary indemnification obligations surviving thereunder);

(m) (i) final drafts of UCC-3 termination statements, discharges under each relevant personal property security statute in Canada and other customary Lien release documentation (including, for the avoidance of doubt, Lien releases with respect to Satcom Direct, ndtHost, Satcom Government, COMSAT, Inc., Satcom Direct Avionics, Inc., and Satcom Direct Avionics, ULC’s (collectively, the “Guarantors”) obligations under that certain Guaranty, dated as of December 1, 2021 (the “Wells Fargo Guaranty”) in favor of Wells Fargo Equipment Finance, Inc. (“Wells Fargo”)) in condition to be filed (if applicable) with respect to each Guarantor’s obligations under that certain Term Loan Agreement, dated as of December 1, 2021 (the “Aircraft Facility”), by and between the Retained Entity and Wells Fargo (which Buyer or its Representatives shall file or cause to be filed, as applicable) evidencing the termination of all Liens with respect to the Guarantors arising under or in relation to the Aircraft Facility (including, for the avoidance of doubt, the Wells Fargo Guaranty) and (ii) unless otherwise terminated prior to or in connection with the Closing without Liability to Buyer or on or after the Closing any member of the Company Group, an executed amendment to the Aircraft Facility having the effect such that, after giving effect to such amendment and the occurrence of the Transactions (A) no Event of Default (as defined in the Aircraft Facility) shall exist or be continuing in relation to the Aircraft Facility and (B) such released Guarantors shall have no obligations under and with respect to the Aircraft Facility;

(n) evidence of all Required Consents; and

(o) copies of all documentation, in form and substance reasonably acceptable to Buyer, evidencing valid and timely completion of the Restructuring in accordance with the terms hereof.

3.3 Deliveries by Buyer. Subject to the terms hereof, at the Closing, Buyer shall deliver or cause to be delivered the following items:

(a) to each Seller, by wire transfer of immediately available funds to the account designated by such Seller in the Payment Spreadsheet, an amount equal to such Seller’s respective Pro Rata Share of the Estimated Closing Date Cash Consideration;

(b) to SD Seller, a copy of the instruction letter to Parent’s transfer agent in respect of the Closing Date Stock Consideration;

(c) to the applicable member of the Company Group’s payroll provider (as designated by SD Seller in the Payment Spreadsheet), an amount equal to the Closing Company Group Bonus Payments payable to the recipients of the Closing Company Group Bonus Payments, to be paid to such recipients within two (2) Business Days of the Closing Date (via a special payroll run, if necessary) in accordance with SD Seller’s prior written instructions prior to Closing; provided that Buyer shall have a right to review and pre-approve (such consent to not be unreasonably withheld) the list of bonus recipients and amounts to ensure conformity with the COC Bonus Plans, the 2014 Management Incentive Plan of Satcom Direct and Satcom Direct Communications, Inc., or other applicable plan;

(d) to the Persons designated in the Payment Spreadsheet, by wire transfer of immediately available funds to the account designated in the Payment Spreadsheet, such recipient’s portion of the Settlement Amounts;

(e) to SD Seller, a certificate dated as of the Closing Date, duly executed by the secretary or an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors (or similar governing body) of Parent and Buyer authorizing and approving the execution, delivery and performance of, and the consummation of, the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of Parent and Buyer executing this Agreement (the “Buyer Secretary Certificate”);

(f) to SD Seller, a certificate of the Secretary of State of the State of Delaware as to the good standing of Parent and Buyer in the State of Delaware as of the most recent practicable date (provided that, such date shall not be prior to the date that is thirty (30) days before the Closing Date);

(g) to SD Seller, a certificate from Buyer, dated as of the Closing Date and executed by a duly authorized officer of Buyer, given by him or her on behalf of Buyer and not in his individual capacity, certifying to the effect that the conditions set forth in Sections 9.2(a)-9.2(c) have been satisfied (the “Buyer Closing Certificate”);

(h) to SD Seller, the Escrow Agreement, duly executed by Buyer; and

(i) to SD Seller, the Lock-up Agreement, duly executed by Buyer.

3.4 Payment Information. Not less than three (3) Business Days prior to the Closing Date, SD Seller shall prepare and deliver to Buyer the Payment Spreadsheet. Buyer and its Affiliates and its and their Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth in the Payment Spreadsheet (collectively, the “Payment Information”). None of Buyer or any of its Affiliates or any other Non-Party Affiliate of Buyer shall have Liability to any Seller, Parent Company or any of their respective Affiliates, any other payee set forth in the Payment Spreadsheet or any other Person for relying on the Payment Information to timely pay any amounts payable by Buyer in connection with the Closing pursuant to this Agreement, in each case, in accordance with the Payment Information and the terms of this Agreement. Each Seller hereby acknowledges and agrees that the Payment Information, when delivered, will be true and complete, and hereby irrevocably and forever releases each Buyer and its Affiliates and Non-Party Affiliates from any and all claims, suits or causes of action arising from or as a result of Buyer’s timely payment of any amounts payable by the Buyer in connection with the Closing pursuant to this Agreement, including the Closing Date Consideration and Settlement Amounts, in each case, in accordance with the Payment Information and this Agreement. The Payment Information may not be modified after delivery of the Payment Spreadsheet to Buyer except pursuant to a written instruction from SD Seller (which Buyer and its Affiliates and its and their Representatives shall be entitled to rely upon, without independent investigation or inquiry). For the avoidance of doubt, the Sellers shall be solely responsible for the completeness and accuracy of the Payment Information and Payment Spreadsheet, and for any out-of-pocket Losses of Buyer or any of its Affiliates that actually incur, suffer or become subject to as a result of or arising from any incompleteness or inaccuracy of the Payment Information and Payment Spreadsheet.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the Schedules referenced in this Article IV (collectively, the “Company Group Disclosure Schedules”), which shall qualify the representations and warranties of the Company Group set forth in this Article IV in accordance herewith and as set forth herein, each Parent Company represents and warrants to and for the benefit of Buyer that the following statements are true and correct:

4.1 Organization and Standing.

(a) Each member of the Company Group is a corporation, limited liability company or other applicable business entity duly formed, organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of formation and has the requisite corporate, limited liability company, or other applicable business entity power and authority under the Laws of its jurisdiction of formation to own, lease, use and operate its properties and assets and to carry on its business as now conducted.

(b) Each member of the Company Group is duly qualified, registered or licensed to do business, and in good standing, in each jurisdiction in which the character or location of the properties or assets owned, leased, used or operated by it or in which the conduct of its business requires it to be so qualified or registered, except where the failure to be so qualified, registered licensed or in good standing would not be materially adverse to the Company Group, taken as a whole. True and complete copies of the Organizational Documents of each member of the Company Group, including all amendments and supplements thereto, as in effect on the Signing Date, have been made available to Buyer, and no member of the Company Group is in default under or in violation of such Organizational Documents.

(c) The Sellers were formed for the purposes of undertaking the Restructuring and prior to the Closing Date have not conducted any business or owned any assets, other than owning the Purchased Equity, or hold or are subject to any Liabilities (other than pursuant to this Agreement).

4.2 Capitalization.

(a) As of the Signing Date and prior to the Conversions, (a) SD Seller owns and is the holder of record of 100% of the issued and outstanding Equity Interests of Satcom Direct (the “Pre-Conversion Satcom Direct Equity”), (b) SDHC Seller owns and is the holder of record of 100% of the issued and outstanding Equity Interests of SDHC (the “Pre-Conversion SDHC Equity”), (c) Satcom Government Seller owns and is the holder of record of 100% of the issued and outstanding Equity Interests of Satcom Government (the “Pre-Conversion Satcom Government Equity”), and (d) ndtHost Seller owns and is the holder of record of 100% of the issued and outstanding Equity Interests of ndtHost (the “Pre-Conversion ndtHost Equity” and together with the Pre-Conversion Satcom Direct Equity, the Pre-Conversion SDHC Equity and the Pre-Conversion Satcom Government Equity, collectively, the “Pre-Conversion Equity”). The Pre-Conversion Equity is duly authorized and validly issued. As of the Conversions and the Closing, SD Seller, SDHC Seller, Satcom Government Seller and ndtHost Seller will own and be the holder of record of 100% of the Satcom Direct Equity, the SDHC Equity, the Satcom Government Equity or the ndtHost Equity, as the case may be, which will be duly authorized, validly issued and issued in compliance with all Laws, including Securities Laws, and not in violation of (and will not be subject to) any preemptive rights, rights of first refusal, other preferential rights of subscription, purchase or call option or any similar rights in favor of any Persons, and are fully paid and nonassessable. The Pre-Conversion Equity represents the only issued and outstanding Equity Interests of the Parent Companies as of the Signing Date, and as of the Closing, the Purchased Equity will represent the only issued and outstanding Equity Interests of the Parent Companies.

(b) Except as set forth on Schedule 4.2(b), Sellers, directly or indirectly, own 100% of the Equity Interests in each of its respective Subsidiaries, and there are no other Equity Interests in any Subsidiary of the Parent Companies. Other than its Subsidiaries, the Parent Companies do not, directly or indirectly, hold any Equity Interests in any Person.

(c) Except as set forth on Schedule 4.2(c), there are no (i) outstanding securities convertible or exchangeable into, or the value of which is measured by reference to, Equity Interests of any member of the Company Group; (ii) options, warrants, calls, subscriptions, phantom stock, stock appreciation, profit participation or other rights, agreements or commitments obligating any member of the Company Group to issue, transfer or sell any of its Equity Interests, or other equity or equity-based interests of any member of the Company Group; or (iii) voting trusts, proxies or other agreements, Contracts or understandings to which any member of the Company Group is a party or by which any member of the Company Group is bound with respect to the purchase, sale, issuance, transfer, repurchase, redemption, conversion, voting, transfer or other disposition of its Equity Interests.

(d) The Pre-Conversion Equity was issued in compliance with all Laws, including Securities Laws, and not in violation of (and are not subject to) any preemptive rights, rights of first refusal, other preferential rights of subscription, purchase or call option or any similar rights in favor of any Persons, and are fully paid and nonassessable. Sellers own the Pre-Conversion Equity free and clear of all Liens, other than Securities Liens.

(e) No former direct or indirect holder or any Equity Interests of the Company Group (including the Shareholder) has any claim or rights against any member of the Company Group or any Seller that remains unresolved or to which the Company Group has or may be reasonably expected to have any Liability and to the Company Group’s Knowledge, no such claim is threatened. Except as set forth on Schedule 4.2(e), the Company Group does not have any Liability for, or obligation in respect of, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions which prevent the payment of the foregoing by the Company Group.

4.3 Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a) Each member of the Company Group has all the requisite corporate, limited liability company or similar organizational power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which a member of the Company Group is a party and the consummation of the transactions contemplated hereby and thereby, have been (or at the Closing, will be) duly and validly authorized by all necessary action on the part of such member of the Company Group. This Agreement and the Ancillary Agreements to which each member of the Company Group is a party have been, or will be, duly and validly executed and delivered by the applicable members of the Company Group and constitute, assuming the due authorization, execution and delivery by Buyer, Parent, and the other parties thereto, the legal, valid and binding obligation of the applicable members of the Company Group, enforceable against the applicable members of the Company Group in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (the foregoing subsections (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b) Except (i) as required by the HSR Act and any other applicable Antitrust Laws or FDI Laws set forth on Schedule 4.3(b)(i), (ii) the filings with respect to the Communications Authorizations set forth on Schedule 4.3(b)(ii) (collectively, the “Communications Authorizations Filings”), (iii) the waivers, authorizations, approvals and consents to be obtained from Governmental Authorities pursuant to the Communications Authorizations Filings set forth on Schedule 4.3(b)(iii) (collectively, the “Communications Authorizations Consents”), (iv) as otherwise set forth on Schedule 4.3(b)(iv), or (v) for any FDI Authorizations, neither the execution and delivery of this Agreement and the Ancillary Agreements to which each member of the Company Group is a party, nor the consummation by the Company Group of the transactions contemplated hereby or thereby, nor compliance by the Company Group with any of the provisions hereof or thereof, do or will (A) conflict with or result in a breach of any provisions of any Organizational Document of the Company Group, (B) conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default), or give rise to any right of termination, amendment, modification, acceleration or cancellation with respect to, or create any right of termination, amendment, modification, acceleration or cancellation, repayment (or offer of repayment) or cancellation, or result in the loss of benefit of or the creation or imposition of a Lien upon any property or assets of the Company Group, pursuant to any Material Contract or Real Property Lease, except as would, in any such event, not have a material impact on the business of the Company Group, as a whole, or the Company Group’s ability to consummate the Transactions, or (C) to the Company Group’s Knowledge, violate any Order or Law or Privacy and Data Security Requirement applicable to the Company Group or any of its properties or assets.

(c) Other than as set forth on Schedule 4.3(c), any Consent as may be required under the HSR Act or other Antitrust Laws or FDI Laws, or any Communications Authorizations Consent, no Consent is required to be obtained or made by or on behalf of any member of the Company Group for the consummation by the Parent Companies of the Transactions, except as would not have a material impact on the business of the Company Group, as a whole, or the Company Groups’ ability to consummate the Transactions.

4.4 Financial Statements.

(a) Attached as Schedule 4.4(a) are true and complete copies of the following financial statements which have been delivered to Buyer or have been made available to Buyer for its review: (i) the audited consolidated balance sheets of Satcom Direct, Satcom Government and their respective Subsidiaries as of December 31, 2022 and December 31, 2023, and the related consolidated audited statements of income, comprehensive income, stockholder’s deficit, and cash flows for the fiscal years ended December 31, 2022 and December 31, 2023, including the related notes thereto (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet as of the Company Group as of June 30, 2024 (such date, the “Balance Sheet Date”), and the related unaudited statements of income and cash flows for the six (6)-month period ended June 30, 2024 (such unaudited balance sheet and financial statements, the “Interim Financial Statements” and, together with the Audited Financial Statements, collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the members of the Company Group referenced therein as of the respective dates thereof and for the periods indicated therein, in accordance with GAAP and on a basis consistent with past practices of the Company Group, except for (i) such departures from GAAP set forth on Schedule 4.4(b), and (ii) in the case of the Interim Financial Statements for the absence of footnote disclosure and normal and recurring year-end adjustments permitted by GAAP (none of which adjustments are reasonably expected to be, individually or in the aggregate, material to the Company Group). The Financial Statements were derived from the books and records of the Company Group. All accounts, books, records and ledgers maintained by the Company Group are properly and accurately kept in all material respects and are true and complete in all material respects. The Company Group maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (A) regarding the reliability of financial reporting of the Company Group, (B) that transactions are executed in accordance with the respective management’s general or specific authorization and (C) that revenue and expense items are reasonably promptly recorded for the relevant periods in accordance with maintained policies.

(c) The Company Group does not have any Liability of the nature, whether accrued, contingent, absolute or otherwise (whether or not of the type required by GAAP to be reflected on a balance sheet of the Company Group or disclosed in the notes thereto prepared in accordance with GAAP), except for Liabilities (i) specifically set forth on Schedule 4.4(c), (ii) specifically set forth in the Financial Statements, (iii) incurred in the Ordinary Course of Business since the Balance Sheet Date that do not constitute a violation or breach of any Contract, warranty, tort, infringement or violation of applicable Law by the Company Group, (iv) arising from the taking of any action expressly contemplated or required by this Agreement or any Ancillary Agreements, (v) to the extent taken into account in the calculation of the Closing Date Cash Consideration and set forth in the Estimated Closing Statement, or (vi) that are not, individually or in the aggregate, material and adverse to the business of the Company Group.

4.5 Taxes. Except as set forth on Schedule 4.5:

(a) The Company Group has duly and timely filed all income and other material Tax Returns required to be filed by or with respect to it pursuant to all applicable Laws and all such Tax Returns are true, correct and complete in all material respects. Each member of the Company Group has paid all Taxes due and payable by it (whether or not shown on any Tax Return) to the proper Taxing Authority.

(b) The Company Group has complied in all material respects with all applicable Laws relating to the withholding and remittance of Taxes, and the Company Group has withheld and timely paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or any other third party under applicable Laws.

(c) The Company Group has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return (other than automatic extensions of time to file such Tax Returns requested in the Ordinary Course of Business) or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) No member of the Company Group is a party to or is bound by any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation to pay the Tax obligations of another Person (other than any commercial agreement entered into in the Ordinary Course of Business, the primary subject of which does not relate to Taxes).

(e) There are no Liens for unpaid Taxes on the assets of any member of the Company Group, except for Permitted Liens.

(f) There is no audit, examination, administrative or judicial proceeding or other Action currently pending or being conducted of or with respect to any member of the Company Group in respect of any Tax and no member of the Company Group has received written notice from a Governmental Authority of any such audit, examination, administrative or judicial proceeding or other Action. No deficiency for Taxes has been proposed, asserted, or assessed in writing against any member of the Company Group that has not been paid in full or withdrawn.

(g) No claim has been made in writing (or to the Knowledge of Sellers, otherwise) by any Taxing Authority in a jurisdiction where any member of the Company Group does not currently file Tax Returns that such member of the Company Group is, or may be, subject to taxation by that jurisdiction.

(h) No member of the Company Group has (i) been a member of an “affiliated group” as defined in Section 1504 of the Code filing a consolidated Tax Return or any similar or analogous combined, consolidated or unitary group for state, local or non-U.S. Tax purposes (other than a group the common parent of which is a member of the Company Group or a Seller) or (ii) any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or as a transferee or successor, by Contract or otherwise.

(i) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, any method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) existing on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date or (v) prepaid amount received on or before the Closing Date.

(j) No member of the Company Group has distributed stock of another Person, or had any of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) No member of the Company Group has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) No member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of U.S. state or local or non-U.S. Law.

(m) No member of the Company Group is subject to Tax in any country other than the country (or political subdivision thereof) in which it is organized by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(n) The Company Group has complied with all applicable transfer pricing Laws, including maintaining all necessary documentation in connection with any related party transactions, which transactions have been priced in accordance with arm’s-length standards, including transactions among or between the members of the Company Group.

(o) Each of the Parent Companies has been since its respective date of organization and prior to the effective date of the applicable QSub Election, a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal and applicable state and local income Tax purposes. At all times from the effective date of the applicable QSub Election through the effective date of the applicable Conversion, each of Satcom Direct and Satcom Government will be properly treated as a “qualified subchapter S subsidiary” of the applicable Seller within the meaning of Section 1361(b) of the Code. At all times from the effective date of the applicable QSub Election through the date of the applicable CTB Election, each of SDHC and ndtHost will be properly treated as a “qualified subchapter S subsidiary” of the applicable Seller within the meaning of Section 1361(b) of the Code. From the date of the applicable Conversion until the date of the Closing, each of Satcom Direct and Satcom Government will be properly treated as an entity disregarded as separate from the applicable Seller for U.S. federal income tax purposes. From the date of the applicable CTB Election until the date of the Closing, each of SDHC and ndtHost will be properly treated as an entity disregarded as separate from the applicable Seller for U.S. federal income tax purposes. As a result of the Restructuring, each Seller will be properly treated as an “S corporation” pursuant to Sections 1361 and 1362 of the Code from and after the date of the applicable QSub Election. Schedule 4.5(o) sets forth the entity classification of each member of the Company Group other than the Parent Companies.

(p) The Company Group has not received any requirement, demand or request from any Taxing Authority pursuant to section 224 of the Tax Act or any similar provision of an applicable Law of any province or territory of Canada that remains unsatisfied in any respect.

(q) No facts, circumstances or events exist or have existed that have resulted in, or may result in, the application of any of sections 15, 17, and 79 to 80.04 of the Tax Act (or any similar provision of an applicable Law of any province or territory of Canada) to the Company Group.

(r) The value of the consideration paid or received by any member of the Company Group resident in Canada for purposes of the Tax Act (a “Canadian Subsidiary”) for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom the Canadian Subsidiary was not dealing at arm’s length within the meaning of the Tax Act was equal to the fair market value of such property acquired, provided or sold or services purchased or provided.

(s) Any Canadian Subsidiary is duly registered with the Canada Revenue Agency under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for purposes of goods and services sales tax and the harmonized sales tax (“GST/HST”) and its GST/HST registration number is 809622475. All input tax credits, rebates and similar refunds claimed by any Canadian Subsidiary for GST/HST and provincial or other sales or value-added tax purposes were calculated in accordance with applicable Laws. Any Canadian Subsidiary has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST and provincial or other sales or value-added tax in accordance with applicable Laws.

(t) The Company Group has not claimed any reserves or deductions for purposes of the Tax Act (or for purposes of any applicable Law of any province or territory of Canada) that may give rise to Tax in a taxation year or period that begins on or after the Closing Date or, with respect to a Straddle Period, the portion of such period beginning on or after the Closing Date.

(u) No Canadian Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 of the Tax Act or may give rise to an income inclusion pursuant to section 78 of the Tax Act or any similar provision of an applicable Law of any province or territory of Canada.

(v) None of the Purchased Equity is a “taxable Canadian property” within the meaning of the Tax Act.

(w) The Canadian Subsidiary has not engaged in any transaction that is or could be a “reportable transaction” as defined in subsection 237.3(1) of the Tax Act or a “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act.

4.6 Title to Personal Property. Except as set forth on Schedule 4.6, the Company Group owns or holds under valid leases all machinery, equipment and other material tangible personal property owned or leased and necessary for or used for the conduct of its business (taken as a whole) in the Ordinary Course of Business, and none of such properties owned by the Company Group are subject to any Liens except for Permitted Liens (i.e., the Company Group has good and valid title to such owned tangible personal property, except for Permitted Liens). As to such tangible personal property that is leased, the Company Group has a valid leasehold interest in such personal property. All such tangible personal property (i) is sufficient for purposes of maintaining the continued operation of the Company Group’s business in the Ordinary Course of Business, (ii) is being maintained in all material respects in a commercially reasonable manner, (iii) is in reasonable operating condition and repair for the present conduct of the business of the Company Group, taken as a whole, subject to normal wear and tear and obsolescence in the ordinary course and (iv) conforms with all applicable Laws in all material respects.

Notwithstanding anything to the contrary in this Article IV, the representations and warranties in this Section 4.6 shall not apply to the personal assets set forth on Exhibit C which are distributed or otherwise assigned or transferred in connection with the Pre-Closing Distribution.

4.7 Real Property.

(a) Schedule 4.7 sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by any member of the Company Group (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased by the Company Group (the real property interests held by the Company Group as lessee, subtenant, licensee or occupant being referred to herein individually as a “Leased Property” and collectively, the “Leased Properties” and, together with the Owned Properties, being referred to herein individually as a “Company Group Property” and collectively as the “Company Group Properties”) as lessee, lessor, subtenant, licensor, licensee or occupant, including a description of all leases, subleases, licenses, and other agreements in connection therewith (individually a “Real Property Lease” and collectively, the “Real Property Leases”) pursuant to which such member of the Company Group holds such Leased Property (including the name of the third party lessor, lessee, subtenant, licensor, licensee or occupant and the date of the lease, sublease license or occupancy agreement and all amendments thereto). Each of the applicable members of the Company Group has good and marketable fee title to the Owned Property owned by such member free and clear of all Liens of any nature whatsoever, except Permitted Liens. No member of the Company Group is in breach or default under any material restrictive or other covenant encumbering any Owned Property in any material respect. The Company Group Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company Group, as currently conducted and which are necessary for the continued operation of the business of the Company Group, as currently conducted. The Company Group has delivered to Buyer true, correct and complete copies of (x) all deeds, title reports, and surveys for the Owned Properties in the possession of the Company Group, and (y) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Owned Properties are not subject to and the Company Group is not obligated under any leases, rights of first offer or refusal, options to purchase, rights of occupancy or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, except the Real Property Leases set forth on Schedule 4.7(a) and except as contemplated by the Pre-Closing Distribution.

(b) Each of the Real Property Leases is legal, binding, enforceable, and in full force and effect. No member of the Company Group, or to the Company Group’s Knowledge, any counterparty thereto, is in breach or default under the Real Property Leases, and no event has occurred or circumstance exists which, with notice or lapse of time, or both, would reasonably be expected to constitute a breach or default, and no party to any Real Property Lease has exercised any termination rights with respect thereto. No member of the Company Group has (i) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Property or any portion thereof, except the Real Property Leases set forth on Schedule 4.7(b), or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c) All utilities (including water, sewer, gas, electricity, trash removal, and telephone service) are available to and connected with each of the Company Group Properties in sufficient quantities to adequately serve the same for the continued conduct of the business of the Company Group as currently conducted.

(d) Each Owned Property and, to the Company Group’s Knowledge, each Leased Property is benefited by all easements and rights necessary to conduct business thereon as presently conducted, including easements for utilities, services, roadway and other means of ingress and egress.

(e) All buildings, structures, improvements, and fixtures located on the Company Group Properties are in a state of good operating condition and repair (normal wear and tear excepted) and are sufficient for the continued conduct of the business of the Company Group as currently conducted. There is no condemnation, expropriation or other proceeding in eminent domain pending affecting any Owned Property or, to the Company Group’s Knowledge, threatened, affecting any Company Group Property or any portion thereof or interest therein.

(f) Notwithstanding anything to the contrary in this Article IV, neither the representations and warranties in this Section 4.7 shall apply to, nor shall the definition of “Owned Property” or “Company Group Property” be deemed to include, the real property assets set forth on Exhibit D which are distributed or otherwise assigned or transferred in connection with the Pre-Closing Distribution.

4.8 Compliance with Laws. The Company Group is, and has been for the past three (3) years, in material compliance with all applicable Laws. No member of the Company Group has received any written or, to the Company Group’s Knowledge, oral notification, Order or communication from any Governmental Authority within the past three (3) years (i) asserting that such member is not in material compliance with any Law or (ii) threatening to revoke any Permit owned or held by such member, other than any Permit the absence of which would not reasonably be expected to be material to the Company Group, taken as a whole. No investigation or review is pending or threatened by any Governmental Authority with respect to any alleged violation by any member of the Company Group of any Law, except where such violation would not reasonably be expected to be material to the Company Group, taken as a whole.

4.9 Permits. The Company Group holds and is in compliance, in all material respects, with all Permits which are required for the operation of the business of the Company Group as presently conducted. In the past three (3) years, no member of the Company Group has received written or, to the Company Group’s Knowledge, oral notice of any proceedings pending or, to the Company Group’s Knowledge, threatened, relating to the suspension, revocation or modification of any Permit which is required for the operation of the business of the Company Group as presently conducted.

4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) sets forth a correct and complete list of each material Employee Plan. “Employee Plan” means each (A) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (B) specified fringe benefit plans as defined in Section 6039D of the Code, and (C) severance pay, salary continuation, employment, individual consulting, supplemental unemployment, layoff, change in control, sale, transaction, retention, bonus, commission, incentive, compensation, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, or other equity or equity-based, retirement, pension, profit sharing, deferred compensation, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, paid sick leave, or other benefit or compensation plans, Contracts, programs, policies, agreements or arrangements of any kind, which are sponsored, established, maintained, contributed to or required to be contributed by any member of the Company Group or for which any member of the Company Group has any current or contingent liability or obligation, and all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which any member of the Company Group has maintained, contributed to or been required to contribute to at any time during the six (6)-year period ending on the Signing Date or with respect to which any member of the Company Group has any Liability or obligation, contingent or otherwise, including by or through an ERISA Affiliate.

(b) Complete and correct copies of the following materials have been delivered or made available to Buyer, to the extent applicable: (i) all current plan documents, as well as any amendments thereto, for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of its material terms; (ii) all current determination letters, opinion letters or advisory letters from the Internal Revenue Service (the “IRS”) with respect to any of the Employee Plans described in Section 4.10(d) below; (iii) all current summary plan descriptions, summaries of material modifications, annual reports, summary of benefits and coverage, summary annual reports, COBRA communications, employee handbooks, and any other material written communications or notices with respect to any of the Employee Plans; (iv) copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (v) nondiscrimination, coverage, and any other required annual testing for the three most recent plan years; and (vi) copies of all material non-routine notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any Employee Plan within the three most recent plan years.

(c) Each Employee Plan has been established, funded, maintained, operated, and administered in material compliance with its terms, any related documents or agreements and all applicable Laws, including ERISA and the Code, and no event has occurred or condition exists that could reasonably be expected to subject any member of the Company Group to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code, or other applicable Law. All contributions, premiums, or other payments with respect to each Employee Plan that are due on or before the Closing have been timely made or, to the extent not yet due, made, paid, or properly accrued.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified by receipt of a favorable determination letter (or, if such Employee Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS), and each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code; and no event has occurred or condition exists that would reasonably be expected to adversely affect the qualification of such Employee Plan.

(e) No member of the Company Group has engaged in or knowingly permitted to occur and, to the Company Group’s Knowledge, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, that could reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on any member of the Company Group.

(f) No Employee Plan is and neither the Company Group nor any ERISA Affiliate sponsors, maintains, contributes to, or otherwise has any current or contingent liability or obligation with respect to or under any: (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Plan is or has been funded by, associated with or related to, (x) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (y) a “qualified asset account” within the meaning of Section 419A of the Code, (v) Employee Plan that is subject to provincial or federal pension standards legislation, including any “multi-employer plan” as such term is defined in subsection 8500(1) of the Tax Act, (vi) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act, (vii) a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act, or, (viii) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act. No member of the Company Group has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(g) There are no pending or, to the Company Group’s Knowledge, threatened (i) Actions or (ii) claims (other than routine claims for benefits), in either case, with respect to or on behalf of any Employee Plan.

(h) No Employee Plan provides and no member of the Company Group has any current or potential obligation to provide benefits, including death or medical benefits, beyond termination of service or ownership or retirement other than (i) coverage mandated by Section 4980B of the Code and any other similar state Law for which the covered individual pays the full cost of coverage, (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected on the books of the applicable members of the Company Group.

(i) No member of the Company Group has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and to the Company Group’s Knowledge, no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes.

(j) With respect to each Employee Plan that is subject to the Laws of a jurisdiction other than the United States, other than an Employee Plan maintained by a Governmental Authority (whether or not United States Law also applies) (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (ii) each Non-U.S. Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws; (iii) no Non-U.S. Plan is a defined benefit plan; and (iv) no Non-U.S. Plan has any unfunded or underfunded liabilities.

(k) Except as set forth on Schedule 4.10(k), neither the execution of this Agreement nor the consummation of the Transactions would, either alone or upon the occurrence of any additional events, (i) result in the payment, vesting, or acceleration of any compensation or benefit, (ii) entitle any Person to any change in control, retention, severance or other payments or benefits, (iii) trigger any funding obligation under any Employee Plan or (iv) restrict the ability of any member of the Company Group to merge, amend or terminate any Employee Plan.

(l) No member of the Company Group has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

(m) Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in all respects in documentary and operational compliance with Section 409A of the Code and all regulations and official guidance promulgated thereunder, and no amount under any such Employee Plan is, has been or would reasonably be expected to be subject to any Tax under Section 409A of the Code.

(n) Neither the execution nor the consummation of the Transactions, could, whether alone or combined with the occurrence of any other event, result in the receipt or retention of any payment or benefit (whether in cash, property, the vesting of property or otherwise) that could, individually or together with any other payment or benefit, be characterized as an “excess parachute payment” (within the meaning of Section 280G of the Code).

4.11 Material Contracts.

(a) Set forth on Schedule 4.11(a) is a true and complete list of the following Contracts to which any member of the Company Group is a party or otherwise bound (except for purchase orders or statements of work entered into in the Ordinary Course of Business and any task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract, which shall not constitute a separate Material Contract, but shall be part of the Government Contract to which it relates) (the “Material Contracts”):

(i) each Contract (with the exception of (A) any Government Contract and (B) any customer Contract entered into by the Company Group in the Ordinary Course of Business substantially on the Company Group’s standard terms and conditions (each, a “Standard Customer Contract”), to the extent such standard terms and conditions have been made available to Buyer, and with any deviation therefrom not reasonably expected to be material to the Company Group) with a term exceeding one (1) year that cannot be terminated by the applicable member of the Company Group, without penalty, and that requires or that has or is reasonably expected to result in aggregate payments by or to the applicable member of the Company Group in excess of $1,000,000 in any calendar year or $2,000,000 in the aggregate over the life of such Contract;

(ii) each Contract relating to any joint venture, partnership, strategic alliance, joint development or similar Contract or arrangement, including any Contract involving the sharing of profits, losses, costs or Liabilities of the Company Group with any other Person;

(iii) each Contract that (A) contains a non-compete clause binding or purporting to be binding on the Company Group or any of their respective Affiliates or otherwise will limit or purport to limit the right of any member of the Company Group or any of their respective Affiliates to engage in or compete with any Person in any business or in any geographical area or during a period of time, or (B) that limits or purports to limit the Company Group or any of their respective Affiliates from soliciting, hiring or otherwise engaging with any prospective employee, consultant, contractor, customer or supplier;

(iv) Contracts (1) for the licensing of Intellectual Property by any member of the Company Group to a third-party or by a third-party to any member of the Company Group, in each case involving consideration in excess of $250,000 per annum, other than (A) licenses implied by the sale of goods, shrink-wrap and click-wrap Software licenses, and licenses of unmodified Software generally commercially available used solely for the Company Group’s internal purposes or (B) non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business, and (2) for the development of Intellectual Property for the benefit of the Company Group, other than agreements with employees entered into on the Company Group’s form of such agreement;

(v) each Contract that (A) entitles a customer to a certain quantity of product within a one (1) year or shorter period (that cannot be terminated for convenience without payment of penalty), (B) contains minimum spend or purchase requirements, output requirements or similar requirements in favor of any Person, (C) contains “take-or-pay” provisions, (D) contains exclusivity or similar requirements of any Person, (E) contains “most favored nation” provisions (or any similar preferential pricing terms for the benefit of any third party) or (F) contains royalty, profit or revenue sharing or similar payment arrangements;

(vi) each Contract executed in connection with the acquisition or disposition, directly or indirectly, (by merger, purchase of stock or assets or otherwise) by any member of the Company Group of any business or material assets or the Equity Interests of any other Person (including any member of the Company Group) (A) in excess of $1,000,000 in the aggregate or (B) which contains any material ongoing obligations or Liabilities;

(vii) each Contract relating to the incurrence, assumption or guarantee of any borrowed money, including any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the assumption or guarantee of indebtedness for borrowed money, in each case, in excess of $100,000 or imposing a Lien on any of the material assets or properties of the Company Group (other than Permitted Liens), other than agreements solely between or among the Company Group, or any Contract that restricts the Company Group from making dividends or distributions to the holders of its Equity Interests;

(viii) each Contract for the employment or other service of any former (to the extent of any ongoing liability or obligation) or current employee, officer, director, Key Employee, or other individual service provider of any member of the Company Group with annualized compensation opportunities in excess of $200,000, other than (A) offer letters or Contracts that provide for at-will employment and that are terminable without penalty or any further payment, liability or obligation upon less than thirty (30) days’ notice, or (B) confidentiality or similar agreements entered into in the Ordinary Course of Business;

(ix) each Contract providing for severance or other termination or change of control, retention or similar payments or benefits, to any former (to the extent of any ongoing liability or obligation) or current employee, officer, director, Key Employee, or other individual service provider of any member of the Company Group;

(x) each Contract containing any preferential rights to purchase any assets or Equity Interests or that grants any right of first refusal, right of first offer, first negotiation, preemptive or other similar right with respect to any assets or Equity Interests;

(xi) each Contract (with the exception of (A) any Government Contract and (B) any Standard Customer Contract) that requires aggregate annual payments by or to any member of the Company Group in excess of $1,000,000 in any calendar year or $2,000,000 in the aggregate over the life of such Contract;

(xii) each Contract with a non-U.S. Governmental Authority with an aggregate award value in excess of $750,000;

(xiii) each Contract relating to any single capital expenditure or services of related capital expenditures pursuant to which the Company Group has future financial obligations in excess of $500,000;

(xiv) each Contract with any Significant Supplier;

(xv) each Contract with any Significant Customer;

(xvi) each Contract that constitutes a lease arrangement under which the Company Group is the lessor or the lessee of real or personal property that involves receipts or payments by the Company Group of more than $50,000 per year;

(xvii) each Contract to which the Company Group has agreed to any settlement, coexistence, consent to use, conciliation or similar agreement in connection with the resolution of any dispute or otherwise compromise any pending or threatened Action or under which the Company Group has continuing obligations, Liabilities or rights, or admits criminal Liability, or that will require the Company Group to pay consideration in excess of $50,000;

(xviii) any Affiliate Agreements;

(xix) any Specified Contract that requires or that has or is reasonably expected to result in aggregate payments by or to the applicable member of the Company Group in excess of $1,000,000;

(xx) each Contract granting a power of attorney;

(xxi) Material Government Contracts; and

(xxii) each collective bargaining agreement or other Contract with any labor organization, union, works council, employee representative body or similar organization (each, a “Labor Agreement”).

(b) The Company Group has made available to Buyer true and complete copies of each Material Contract (including all amendments, supplements or other modifications thereto), and all other material documents, agreements or undertakings related thereto, including work orders, purchase orders and similar documents. Each Material Contract and each Standard Customer Contract is in full force and effect in accordance with its terms and conditions and constitutes a legal, valid and binding obligation of each applicable member of the Company Group, and, to the Company Group’s Knowledge, of the other parties thereto, subject to the General Enforceability Exceptions. The Company Group has performed all material obligations required to be performed by it under the Material Contracts and Standard Customer Contracts, and is not (without the giving of notice or the passage of time, or both) in breach or default thereunder. The Company Group is not and, to the Company Group’s Knowledge, no other party to any such Material Contract or Standard Customer Contract is in material breach of, default under or violation of any Material Contract or Standard Customer Contract, with or without the lapse of time or the giving of notice or both, nor has any member of the Company Group received written notice of any such material breach, default or violation with respect to any Material Contract or Standard Customer Contract or any written (or, to the Company Group’s Knowledge, oral) notice of termination or intention to terminate, materially and adversely amend or modify or not renew such Material Contract or Standard Customer Contract. No member of the Company Group has received any written threat from any other Person with respect to any breach or default of any Material Contract or Standard Customer Contract.

4.12 Legal Proceedings. Except as set forth on Schedule 4.12, there are no, and in the past three (3) years there have been no, Actions pending, or, to the Company Group’s Knowledge, threatened by or against any member of the Company Group which, if adversely determined, would reasonably be expected to be material to the business or financial condition of the Company Group, taken as a whole, or reasonably be expected to prevent or materially delay the consummation of the Transaction. No member of the Company Group has received any notice, Order or complaint from any Governmental Authority or other Person alleging any actual or pending Liability arising under applicable Law. No member of the Company Group is, or during the past three (3) years has been, subject to any outstanding Order specific to or primarily related to the Company Group. There are no unsatisfied judgments issued by any Governmental Authority pending against any member of the Company Group.

4.13 Intellectual Property.

(a) Schedule 4.13(a) lists all registered or issued patents, registered or material unregistered trademarks, registered copyrights, Software programs, social media accounts and domain names (and applications for each of the foregoing) that is a part of the Company Group-Owned IP. Except as set forth on Schedule 4.13(a), (i) a member of the Company Group exclusively owns all right, title and interest in and to the Company Group-Owned IP and, each of the members of the Company Group, respectively, has the valid license to use all of the other Company Group IP used in or necessary for the conduct of its business, and (ii) the Company Group-Owned IP is not subject to any Lien, except for Permitted Liens. All current and former employees, consultants and contractors or any member of the Company Group and other Persons who have been involved in the development of any Company Group-Owned IP for or on behalf of Company Group have signed valid written Contracts including (x) reasonable confidentiality obligations in favor of Company Group and (y) an assignment to the Company Group of such Intellectual Property, or have assigned such Intellectual Property by operation of Law, and waiver of moral rights therein. No Person is in breach of any such Contract or has repudiated any provisions thereof and no current or former employee, consultant or contractor of any member of the Company Group or any other Person who has been involved in the development of any Company Group-Owned IP for or on behalf of the Company Group has any rights in respect of the Company Group-Owned IP. Except as would not have a material impact on the business of the Company Group, no funding, personnel, or facilities of any Governmental Authority or any university or other educational institution were used, directly or indirectly, to develop or create any Company Group-Owned IP in a manner or pursuant to an agreement that grants any such Governmental Authority or institution any ownership in or rights to any Company Group-Owned IP.

(b) All rights to Company Group-Owned IP are (i) in full force and effect, valid, and enforceable; (ii) are held of record in the name of the Company Group; and (iii) are not the subject of any Action challenging scope, effect or validity.

(c) (i) There is no Action pending against any member of the Company Group, and (ii) in the past three (3) years, no member of the Company Group has received any written or, to the Company Group’s Knowledge, other notice or claim, in each case of (i) and (ii) above, that alleges that any aspect or operation of the business of the Company Group infringes, misappropriates, dilutes, or otherwise violates any third party’s right in or to such third party’s Intellectual Property or any third party’s right to privacy or publicity, (iii) to the Company Group’s Knowledge, no Person is, or has been, infringing, misappropriating or otherwise violating any rights in the Company Group-Owned IP or any of the Company Group’s right to privacy or publicity, (iv) the Company Group and the operation of any of its respective businesses are not, and within the past six (6) years have not been, infringing, misappropriating, diluting, or otherwise violating any Intellectual Property that is owned or alleged to be owned by another Person, (v) the Company Group has not within the past three (3) years made any claim or notice that a Person is infringing, misappropriating, or otherwise violating any Company Group-Owned IP, and (vi) no Order is outstanding and no Contract exists that would limit in any material respect the use or enjoyment of any right in, or of the Company Group to use or exploit, any Company Group-Owned IP.

(d) No Software that is a part of the Company Group-Owned IP is subject to, incorporates, uses, or is distributed or made available with any Open Source Software, or any modification or derivative thereof, in a manner that would, pursuant to the applicable Open Source Software license, (i) grant or purport to grant to any Person any rights to or immunities under any Company Group-Owned IP, or (ii) require the source code of any Software that is a part of the Company Group-Owned IP to be disclosed, distributed, or redistributable in source code form at no or minimal charge, or for the purpose of making derivative works.

(e) The Company Group has acted reasonably to maintain, enforce, and protect all of the Company Group IP, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Company Group, and the Company Group has taken all actions reasonably necessary to comply with all duties of the Company Group to protect the confidentiality or proprietary information provided to the Company Group by any other Person. No confidential Company Group-Owned IP, including the source code for any Software that is a part of the Company Group-Owned IP, has been, nor does the Company Group have any obligation to (whether present, contingent, or otherwise) be, disclosed, licensed, released, distributed, escrowed, or made available to any Person (other than contractors with a need for such information and subject to reasonable confidentiality obligations).

(f) Except as set forth on Schedule 4.13(f), no (i) funding of any Governmental Authority; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Persons (other than funds received in consideration for shares in the capital of a member of the Company Group) was used in the development of the Company Group-Owned IP.

4.14 Insurance. Schedule 4.14 contains a true and complete list, including the name of the insurer, the name of the Person insured, the risks insured and related limits, of all policies of insurance maintained by the Company Group (the “Company Group Policies”). All Company Group Policies have been made available to Buyer. All Company Group Policies are valid, in full force and effect and all premiums that have become due and owing on such policies have been timely paid in accordance with the terms of such Company Group Policy. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy held by the Company Group has been cancelled, terminated, altered or not renewed, by the insurer during the three (3) year period prior to the Signing Date and, to the Company Group’s Knowledge, no written threat has been made by an insurer and received by the Company Group to cancel, terminate, alter or not renew any insurance policy held by the Company Group during such period. In the past three (3) years, the Company Group has not made any claim under any Company Group Policy with respect to which an insurer has, in a written notice to the Company Group, questioned, denied or disputed or otherwise reserved its rights with respect to coverage (other than ordinary course claims processing and resolutions procedures by such insurer). To the Company Group’s Knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as a basis for or would reasonably be expected to give rise to or serve as a basis for any material claim or other Action under any Company Group Policy. The Company Group has not received any written notice from any insurer or reinsurer of any reservation of rights with respect to any pending or paid claims or other Actions. Each Company Group Policy provides all coverage required by Law and by Contracts to which any member of the Company Group is a party. All Company Group Policies are, and all similar insurance policies maintained in the past three (3) years, were placed with financially sound and reputable underwriters, and are or were in amounts and had coverages that are or were reasonable and customary for Persons engaged in business similar to that engaged by the Company Group.

4.15 Labor Matters.

(a) Except as set forth on Schedule 4.15(a), the Company Group is not a party to, bound by, or subject to any Labor Agreement, and (a) no labor union, organization or association, works council, or other collective bargaining unit represents or claims to represent any of the Company Group’s employees, (b) there is no labor organizing campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board (or other Governmental Authority) certifications election with respect to the employees of the Company Group and to the Company Group’s Knowledge, there is no, and in the past three (3) years there has been no, labor organizing activities with respect to any Company Group employees; (c) there is no, and in the past three (3) years there has been no, actual or, to the Company Group’s Knowledge, threatened, unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company Group.

(b) The Company Group is, and for the past three (3) years has been, in material compliance with all applicable employment-, employment practices-, and labor-related Laws and Orders, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, automated employment decision tools and other artificial intelligence (to the extent applicable), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(c) Except as would not result in material liability for the Company Group: (i) the Company Group has fully and timely paid all wages, salaries, wage premiums, overtime, vacation, holiday, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company Group and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) The Company Group has reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, partners, employees, contractors or agents of the Company Group that have been reported to the Company Group or of which the Company Group is otherwise aware. With respect to each such allegation (except those the applicable member of the Company Group reasonably deemed to not have merit), the applicable member of the Company Group has taken prompt corrective action reasonably calculated to prevent further improper action. To the Company Group’s Knowledge, there are no such allegations, that, if known to the public, would bring the Company Group into material disrepute.

(e) To the Company Group’s Knowledge, no current or former employee or independent contractor of the Company Group is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to: (i) the Company Group; or (ii) any third party with respect to such person’s right to be employed or engaged by the Company Group.

4.16 Conduct of Business in Ordinary Course. Except as set forth on Schedule 4.16, since the Balance Sheet Date, (a) the Company Group has conducted its business and operations in all material respects in the Ordinary Course of Business, (b) there has not been any event, change, effect, development, occurrence or circumstance, in each case, actual or, to the Company Group’s Knowledge, threatened, that has had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect and (c) except as set forth on Schedule 7.1, no member of the Company Group has taken any action that, if taken after the Signing Date, would constitute a breach of the covenants set forth in Section 7.1, or require Buyer’s consent to take (or omit to take) such action had such Section been in effect from and after the date of the Balance Sheet Date. Buyer acknowledges that the announcement by the Company Group of its intention to sell its business pursuant to this Agreement (as well as the execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby) might affect one or more of the Company Group’s customer relationships, and that such effects do not and will not, in and of itself, constitute a breach of this Section 4.16.

4.17 Customers and Suppliers.

(a) Schedule 4.17(a) contains a true and complete list of the Significant Customers, including the approximate total revenue received by the Company Group from each such customer during the twelve (12)-month period ending on the Balance Sheet Date.

(b) Schedule 4.17(b) contains a true and complete list of the Significant Suppliers, including the approximate total dollar amount of purchases by the Company Group from each such supplier during the twelve (12)-month period ending on the Balance Sheet Date.

(c) To the Company Group’s Knowledge, no event specific to the Company or any Significant Customer or Significant Supplier has occurred that has adversely affected or would reasonably be expected to adversely affect the Company Group’s relationship with any such Significant Customer or Significant Supplier in any material respect. No Significant Customer or Significant Supplier has terminated, cancelled or failed to renew its business relationship with the Company Group or otherwise materially decreased the amount of business conducted with the Company Group. Except as set forth on Schedule 4.17(c), in the twelve (12) months prior to the Signing Date, the Company Group has not received any written notice that any Significant Customer or Significant Supplier plans to terminate (or threatening to terminate) its relationship with or materially reduce its purchases from or sales to the Company Group or materially or adversely change the payment or price terms with respect to buying or selling products or services from or to any member of the Company Group; provided, that, the fact that any Contract with any Significant Customer or Significant Supplier is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters. No member of the Company Group is a party to, and in the twelve (12) months prior to the Signing Date has been party to, any Action with any Significant Customer or Significant Supplier and, to the Company Group’s Knowledge, there exist no facts or circumstances that would reasonably be expected to result in any such Action being initiated.

4.18 Environmental Matters. Except as set forth on Schedule 4.18:

(a) No Action is pending (nor, to the Company Group’s Knowledge, is threatened in writing), as of the Signing Date against the Company Group alleging that the Company Group is in material violation of or subject to material Liability under Environmental Law.

(b) The Company Group is and for the past three (3) years has been in material compliance with Environmental Laws applicable to the Company Group or the conduct of its business. The Company Group has not received any written notice of violation of or Liability under Environmental Law where such matter remains unresolved.

(c) The Company Group holds all Permits that are required under applicable Environmental Law for the operation of the business of the Company Group as currently conducted. The Company Group is not (and for the past three (3) years has not been) in violation of any material respect of any such Permit. There is no Action pending (nor, to the Company Group’s Knowledge, is threatened in writing) as of the Signing Date to revoke, cancel, or adversely modify any such Permit.

(d) There has been no release, disposal or transportation of, exposure of any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials by or on behalf of the Company Group that requires material cleanup or remediation pursuant to or so as to give rise to material Liability to the Company Group under any Environmental Law.

(e) Sellers and the Company Group have provided to Buyer copies of all material environmental reports, audits or assessments in their possession regarding the operations, properties or facilities of the Company Group.

4.19 Accounts Receivable; Inventory.

(a) The accounts receivable of the Company Group reflected on the Interim Financial Statements (except (i) for intercompany balances and (ii) to the extent of the allowance for credit losses reflected on the Interim Financial Statements) (x) represent valid obligations incurred by the applicable account obligors, (y) have arisen from bona fide sales actually made or services actually performed in the Ordinary Course of Business and (z) are not subject to any defenses, rights of set off, assignment, restrictions, security interests or other Liens. No member of the Company Group has factored any of its accounts receivable. Since the Balance Sheet Date, there have not been any write-offs as uncollectable of any accounts receivable of any member of the Company Group, except for adjustments or credits in the Ordinary Course of Business or to the extent of any allowance reflected on the Interim Financial Statements. There are no material disputes with respect to any of the accounts receivable reflected on the Interim Financial Statements or otherwise that have not been reserved for on the Interim Financial Statements or otherwise.

(b) The inventory of the Company Group is of a quality and quantity useable and saleable in the normal and Ordinary Course of Business, is not slow-moving, obsolete, expired, defective or damaged, is merchantable and fit for its intended use, and is actively marketing in normal commercial channels and in normal commercial quantities, subject to appropriate and adequate allowances, if any, reflected on the Financial Statements for obsolete, damaged, defective and lower of cost or market items.

4.20 Related Party Transactions. Except as set forth on Schedule 4.20, (a) no officer, director, member, partner, manager or direct or indirect equityholder, including, for the avoidance of doubt the Founder, (or to the Knowledge of Sellers, any employee) of the Company Group, or (b) to the Knowledge of Sellers, any member of his or her Immediate Family or any of their respective Affiliates (each a “Related Person”), (a) owes any amount to any member of the Company Group (including any loans, advances or guarantees in favor of such Related Person), (b) is party to any Contract with any member of the Company Group or is otherwise involved in any material business arrangement with any member of the Company Group (save for an employment agreements, severance agreements or similar arrangements for services entered into in the Ordinary Course of Business with such Persons that have been provided to Buyer) (such Contracts, “Affiliate Agreements”), (c) has any material claim or cause of action or other Action against the Company Group or (d) owns or uses any material Company Group IP or owns any other material property right or asset, tangible or intangible, which is used by the Company Group in the Ordinary Course of Business. Except as set forth on Schedule 4.20, no members of the Company Group or Related Persons possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any member of the Company Group) which is a material client, supplier, customer, lessor or lessee of any member of the Company Group. Except as set forth on Schedule 4.20, the Company Group does not owe any amount to, and the Company Group has not committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person, except in respect of remuneration earned or expenses incurred in the Ordinary Course of Business (including in connection with an employment, ownership or management relationship or operational Liabilities and obligations of the Company Group to its employees, officers, directors, managers and equityholders). True and complete copies of all Affiliate Agreements (including any amendments, supplements or other modifications thereto) have been made available to Buyer.

4.21 Government Contracts.

(a) Schedule 4.21(a) sets forth a complete and accurate list as of the Signing Date of (i) each Government Contract that requires aggregate annual payments by or to any member of the Company Group in excess of $1,000,000 or with a total expected award value in excess of $1,000,000 (the “Material Government Contracts”) and (ii) Government Bids that, if accepted, would reasonably be expected to result in a Material Government Contract (the “Material Government Bids”). The Company has made available to Buyer true and complete copies of each Material Government Contract and each Material Government Bid.

(b) In the past six (6) years, no member of the Company Group nor any of its principals (as defined by FAR 52.209-5 or other applicable Laws) have been debarred, suspended, proposed for debarment, deemed non-responsible, or otherwise excluded from participation in the award or performance of any Government Contract or for any reason listed as an excluded party on the System for Award Management. In the past six (6) years, the Company Group has not conducted or initiated any material internal investigation, or made a disclosure, under FAR subpart 3.1003 or FAR 52.203-13 (including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract), and there is no credible evidence that would require disclosure under the FAR, to any Governmental Authority, prime contractor, or higher-tier subcontractor.

(c) In the past six (6) years, (i) each member of the Company Group has been in compliance with all material contractual requirements applicable to each Government Contract and has complied in all material respects with all statutory and regulatory requirements, including but not limited to, the Federal Acquisition Regulation (“FAR”), Cost Accounting Standards (48 C.F.R.

Parts 30 and 9904), Service Contract Labor Standards, including requirements for paying applicable wage rate and fringe benefit rates (48 C.F.R. Subpart 22.10), the Truth in Negotiations Act (now codified at 41 U.S.C. §§ 3501-3508, Truthful Cost or Pricing Data; 10 U.S.C. §§ 3701-3708), the Anti-Kickback Act (now codified at 41 U.S.C. Chapter 87, Kickbacks), the limitations on subcontracting (FAR 52.219-14 and 13 CFR § 125.6), the Procurement Integrity Act, commercial sales practices disclosure or the Price Reduction Clause requirements under a Federal Supply Schedule Contract or labor category qualification and billing requirements, when and as applicable to each of the Government Contracts and Government Bids, (ii) all representations, disclosures and certifications made, acknowledged, or set forth in or pertaining to a Government Contract or Government Bid by the Company Group or were current, accurate, and complete in all material respects as of their effective date, (iii) the records submitted to a customer or its auditor in connection with Government Contracts have been accurate in all material respects, (iv) and all Government Bid pricing submissions and invoices submitted for payment, reimbursement or adjustment were current, complete, and accurate in all material respects as of their respective submission dates, or were subsequently revised or corrected, and have complied in all material respects with all statutory and regulatory requirements.

(d) In the past six (6) years neither any Governmental Authority nor any prime contractor, subcontractor, or other Person has notified any member of the Company Group in writing or, to the Company Group’s Knowledge, orally, that any member of the Company Group has, or is alleged to have, materially breached or violated any applicable Law, Governmental Order, representation, certification, disclosure, clause, provision, or requirement pertaining to any Material Government Contract. No written performance evaluation received since January 1, 2019, by any member of the Company Group with respect to any Material Government Contract has cited a material default or other material failure to perform thereunder.

(e) In the past six (6) years, there has been no termination for default, cure notice, or show cause notice issued in writing to any member of the Company Group by any Governmental Authority in connection with any Government Contract.

(f) In the past six (6) years, (i) each member of the Company Group has complied and is in compliance in all material respects with all applicable requirements regarding the safeguarding of information related to Government Contracts and cybersecurity requirements, including but not limited to FAR 52.204-21, Department of Defense FAR Supplement (“DFARS”) 252.204-7008, DFARS 252.204-7012 and DFARS 252.204-7019, DFARS 252.204-7020; and (ii) no member of the Company Group has experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS 252.204-7012.

(g) In the past six (6) years, each member of the Company Group has complied in all material respects with supply chain restrictions required by their Government Contracts, including but not limited to the prohibitions on the sale and use of covered telecommunications equipment and services set out in FAR 52.204-24, FAR 52.204-25, and FAR 52.204-26. Except as set forth on Schedule 4.21(g), since August 14, 2019, no member of the Company Group has provided to the government in the performance of a Government Contract any (i) covered telecommunications equipment or services, or (ii) equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. Except as set forth on Schedule 4.21(g), to the extent FAR 52.204-25(b)(2) applies to a member of the Company Group, since August 14, 2020, such member has not used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25. Each member of the Company Group has also complied in all material respects with (A) the TikTok prohibition imposed by FAR 52.204-27 since June 2023 and (B) the prohibitions on the supply of certain items from Communist Chinese Military Companies as set out in DFARS 252.225-7007 in the past three (3) years.

(h) The Company Group possesses all material OEM, prime contractor, higher-tier subcontractor and reseller certifications for the execution of its obligations under any Government Contract to which any member of the Company Group is currently a party or for which it has submitted a Government Bid.

(i) Except to the extent disclosure thereof is prohibited by applicable Law, Schedule 4.21(i)(i) sets forth a current, complete and accurate list of all Facility Security Clearances (“FCLs”) held by the members of the Company Group. Each member of the Company Group and its respective officers, directors and employees hold all FCLs and Personnel Security Clearances (“PCLs”) reasonably necessary to perform the Government Contracts. All requisite FCLs are valid and in full force and effect. Each member of the Company Group is in compliance in all material respects with applicable national security requirements, including the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, and all applicable requirements under each Government Contract to which the Company Group is a party relating to the safeguarding of and access to classified information. To the Knowledge of the Company Group, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any FCL held by the Company Group or any PCL held by any employee of the Company Group. Except as set forth in Schedule 4.21(i)(ii), since January 1, 2019, (A) no member of the Company Group has received a rating less than “Satisfactory” from any Defense Counterintelligence and Security Agency inspection or audit and (B) to the Knowledge of the Company Group, there has been no unauthorized disclosure of classified information by employees of the Company Group members or any of its Affiliates. Except as set forth in Schedule 4.21(i)(iii), neither the members of the Company Group nor any of the Company Group’s directors, managers, members, officers, employees, consultants, or any other service providers or agents has been denied a security clearance with respect to or necessary to perform any Government Contract

(j) Except as set forth on Schedule 4.21(k), the Company Group-Owned IP (i) with respect to patents, was not conceived or first actually reduced to practice in performance of a Government Contract or (ii) with respect to “technical data” and “computer software,” as those terms are defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252, was not funded partially or exclusively at Governmental Authority expense, and any Governmental Authority of the United States has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. Each member of the Company Group has complied with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252. No member of the Company Group is using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Authority or prime contractor, subcontractor, vendor or other authorized Person.

(k) Since January 1, 2019, no member of the Company Group has been subject to the Cost Accounting Standards. Since January 1, 2019, the Company Group members’ (i) cost accounting and, to the extent applicable and required, “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws pertaining to government procurement and with the requirements of all of the Company Group’s Government Contracts, (ii) practices and procedures for estimating costs and pricing proposals and accumulating, allocating, recording, segregating, reporting, and invoicing costs have been in compliance in all material respects with all applicable Laws, including FAR Part 31 and, to the extent applicable, the Cost Accounting Standards; (iii) have billed all indirect cost consistent with the rates approved by the Defense Contract Audit Agency or with provisional rate agreements; and (iv) certified cost or pricing data submitted by or on behalf of the Company Group were current, accurate, and complete as of the certification date. Since January 1, 2019, there has been no finding of fraud or any claim of any liability as a result of defective pricing, labor mischarging, or improper payments on the part of the Company Group in connection with any Government Contracts or Government Bids.

(l) Since January 1, 2019, (i) each member of the Company Group’s representations and certifications pertaining to its small size status (or any other type of minority-owned or socioeconomically disadvantaged business status as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121 et. seq. or similar rules applicable to procurements conducted by other Governmental Authorities) (“Preferred Bidder Status”) (including, without limitation, its small business representation and certification contained in the Company Group’s System for Award Management Registration) under any Government Contract or Government Bid were true and accurate when made and remain true and accurate; and (ii) no Governmental Authority or third-party has formally challenged a member of the Company Group’s Preferred Bidder Status under any Government Contract or Government Bid.

4.22 International Trade; Sanctions.

(a) No member of the Company Group, nor any of their respective officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of any member of the Company Group, is currently, or has been: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) directly or indirectly making any sales to, or engaging in any dealings or transactions with or involving any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws and blocking statutes, including those administered by the U.S. Department of Commerce, the U.S. Department of Treasury, Global Affairs Canada, Department of Justice Canada, Public Safety Canada, UK Office of Financial Sanctions Implementation and UK Office of Trade Sanctions Implementation (collectively, “Trade Control Laws”). Each member of the Company Group maintains and has maintained policies and procedures to ensure compliance with Trade Control Laws.

(b) No member of the Company Group, nor any of their respective officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of any member of the Company Group, has at any time directly or indirectly: (1) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (i) any representative of any foreign, federal, state or local Governmental Authority, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (ii) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (2) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be unlawful; (3) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (4) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or employee; (5) created or caused the creation of any false or inaccurate books and records of any Company Group member, (6) established or maintained any unlawful fund of corporate monies or other properties; (7) otherwise taken any action that would constitute a violation of any Anti-Corruption Law.

(c) The members of the Company Group have obtained licenses and permissions as required by, and otherwise have operated and presently operate in compliance with all Ex-Im Laws and Sanctions Laws.

(d) The Company Group has implemented, maintains in effect, and enforces policies and procedures reasonably designed to ensure compliance by the Company Group and their respective directors, officers, employees, and agents with the Trade Control Laws and Anti-Corruption Laws.

(e) Since April 24, 2019, no member of the Company Group nor any of their respective officers, directors or employees, any agent or, to the Company Group’s Knowledge, no other third-party representative acting on behalf of any member of the Company Group, has received from any Governmental Authority or any other Person any threatened claim, notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(f) No member of the Company Group is registered under the Controlled Goods Program under the Defence Production Act (Canada). No member of the Company Group has examined, possessed or transferred in Canada any controlled goods, as defined in section 35 of the Defence Production Act (Canada).

4.23 No Brokers. Except as set forth on Schedule 4.23, no broker, finder or similar agent or Person acting on behalf of the Company Group has been employed or retained by or is authorized to act on behalf of any member of the Company Group, and no Person with which the Company Group, Sellers or any of their respective Affiliates has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement, the Ancillary Agreements or the Transactions or any other future transactions based on arrangements made by or on behalf of any member of the Company Group for which Buyer (or from and after the Closing, any member of the Company Group) will have any Liability.

4.24 FCC and Other Authorizations.

(a) Schedule 4.24(a) sets forth a true and complete list as of the Signing Date of all Permits that are used in the business of the Company Group as currently conducted and issued to one of the members of the Company Group (i) by the FCC (the “FCC Authorizations”), including any equipment authorizations issued by the FCC or recognized certification organization (the “FCC Equipment Authorizations”), and (ii) by any foreign licensing Governmental Authority that regulates communications by radio, television, wire, satellite or cable, or that regulates telecommunications or radiocommunication equipment, including any equipment type approval, network access permit, or other forms of authorizations or certifications issued by such Governmental Authority (collectively the “International Communications Governmental Authorities”) or recognized certifying organization (the “International Communications Authorizations” and collectively with the FCC Authorizations and the FCC Equipment Authorizations, the “Communications Authorizations”), including all pending applications therefor; provided, that for purposes of this Section 4.24, each reference to “Permit” shall not include waivers, concessions, exemptions, implied authorizations, implied exceptions or other similar exceptions to licensing or implied permissions. As of the Signing Date, except for applications or petitions related to the Communications Authorizations listed on Schedule 4.24(a), no member of the Company Group has filed with the FCC or any other Governmental Authority any applications or petitions relating to the Communications Authorizations which are pending before such Governmental Authority.

(b) The FCC Authorizations constitute all of the authorizations required under the Communications Act of 1934 (the “Communications Act”) or the rules and regulations of the FCC for the present operation of the business of the Company Group, taken as a whole, in all material respects and each member of the Company Group is operating in compliance with the FCC Authorizations in all material respects. The FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. With respect to the FCC Authorizations, all material reports and filings required by applicable Law to be filed with, and all regulatory fees required by applicable Law to be paid to, any Governmental Authority by any member of the Company Group (i) have been timely filed and paid and (ii) are accurate and complete in all material respects.

(c) Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) the International Communications Authorizations constitute all of the authorizations required from any foreign Governmental Authority for the present operation of the business of the Company Group, (ii) each member of the Company Group is operating in compliance with the International Communications Authorizations and (iii) the International Communications Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. With respect to the International Communications Authorizations, all material reports and filings required by applicable Law to be filed with, and all regulatory fees required by applicable Law to be paid to, any Governmental Authority by any member of the Company Group (A) have been timely filed and paid and (B) are accurate and complete in all material respects.

(d) There is no pending or, to the Company Group’s Knowledge, threatened action by or before the FCC or any other Governmental Authority to revoke, suspend, cancel, rescind or adversely modify any of the Communications Authorizations (other than proceedings relating to rules of general applicability), and there is no order to show cause, notice of violation, notice of apparent Liability, or notice of forfeiture or formal complaint pending or, to the Company Group’s Knowledge, threatened against any member of the Company Group by or before the FCC or any other Governmental Authority.

4.25 IT Assets and Data Matters.

(a) The Company Group owns, leases, licenses, or otherwise has the legal right to use all IT Assets, and such IT Assets are sufficient for the immediate needs of the Company Group’s business as it is currently conducted. The Company Group has taken commercially reasonable steps to safeguard the confidentiality, security, and integrity of the IT Assets and all data contained thereon or Processed thereby, including (i) implementing multifactor authentication for access to the IT Assets, (ii) implementing and maintaining industry-standard security, disaster recovery and business continuity plans, procedures, and facilities, and (iii) taking and storing back-up copies of critical data. The IT Assets are free from any virus, malware, material vulnerability, or other mechanism designed to disrupt disable, or harm in any manner the operation of the IT Assets or to misuse or gain unauthorized access to the IT Assets or any of the Company Group’s confidential or proprietary data. In the past three (3) years there have been no material defects, failures, breakdowns or continued substandard performance affecting any IT Assets or the Company Group’s products or services that have not been fully remediated.

(b) Except as set forth in Schedule 4.25(b)(i), in the prior three (3) years, the Company Group and any third-party Processing Personal Information or other confidential information on behalf of the Company Group have not experienced any Security Incidents. The Company Group has not been subject to any Actions, and has not received any complaints or other notices, relating to the Privacy and Data Security Requirements or any Security Incident. The Company Group carries cybersecurity insurance in the amounts and with the limitation described on Schedule 4.25(b)(ii).

(c) The Company Group and the conduct of its respective businesses is, and has been for the prior three (3) years, in compliance, in all material respects, with all Privacy and Data Security Requirements and maintains adequate policies and procedures to comply with its obligations under all Privacy and Data Security Requirements in all material respects. The Company Group has implemented and maintained commercially reasonable administrative physical and technical security controls in order to ensure compliance with all Privacy and Data Security Requirements. The Company Group does not engage in the “sale”, as such term defined by applicable Law, of Personal Information. The Company Group does not, nor any of its service providers on its behalf, process Personal Information using any AI Systems.

4.26 Competition. Neither the aggregate value of the assets in Canada of the Company Group nor the gross revenues from sales in, from, or into Canada generated from all the assets that are owned by the Company Group, exceed C$93 million, as determined in accordance with the Competition Act.

4.27 Banks and Accounts. Schedule 4.27 contains a true and complete list of all banks or other financial institutions with which the Company Group has an account, showing the type and the account number of each such account, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

4.28 Bankruptcy. There is no, and there have not been, bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to the Company Group’s Knowledge, threatened against the Company Group.

4.29 Certain Agreements Regarding Restructuring. In connection with, arising from or otherwise resulting from the Restructuring or the Pre-Closing Distribution, no assets or Liabilities or any Equity Interests of the members of the Company Group are or will be distributed or otherwise transferred to any Person other than a member of the Company Group, other than the Equity Interests of the Retained Entity or the assets specifically set forth on Exhibit C. Following the Restructuring and the Pre-Closing Distribution and other than as set forth on Schedule 4.29, the Retained Entity will not hold any material assets, properties or other interests, including any Equity Interests in any other Person.

4.30 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV OR ARTICLE V (IN EACH CASE AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES) OR IN ANY ANCILLARY AGREEMENT, NEITHER THE COMPANY GROUP NOR ANY SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE WITH RESPECT TO THE COMPANY GROUP, ANY SELLER OR THEIR RESPECTIVE AFFILIATES OR THE TRANSACTIONS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, ITS AFFILIATES AND ITS REPRESENTATIVES. THE COMPANY GROUP AND SELLERS EXPRESSLY DISCLAIM ANY, AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR DISCLOSURES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR WHETHER MADE BY THE COMPANY GROUP, ANY SELLER OR ANY OF THEIR RESPECTIVE

AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES. NEITHER THE COMPANY GROUP NOR ANY SELLER OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR BUYER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER. NEITHER THE COMPANY GROUP NOR ANY SELLER OR ANY OTHER PERSON MAKES OR PROVIDES ANY WARRANTY, REPRESENTATION, STATEMENT OR DISCLOSURE OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY GROUP’S ASSETS, PROPERTIES OR ANY PART THEREOF, INCLUDING ANY ENVIRONMENTAL CONDITION AND INCLUDING AS TO ANY LIABILITY UNDER ANY ENVIRONMENTAL LAW, INCLUDING CERCLA. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, BUYER SHALL ACQUIRE THE PURCHASED EQUITY DIRECTLY AND, THEREBY, THE BUSINESS AND ASSETS OF THE COMPANY GROUP INDIRECTLY, IN EACH CASE IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED IN THIS ARTICLE IV OR ARTICLE V, AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SCHEDULES, OR ANY ANCILLARY AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS SECTION 4.30 SHALL RELEASE ANY MEMBER OF THE COMPANY GROUP OR ANY SELLER FOR ANY LIABILITY FOR FRAUD (AS DEFINED AND DETERMINED IN ACCORDANCE WITH THIS AGREEMENT).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules referenced in this Article V (collectively, the “Sellers Disclosure Schedules”), which shall qualify the representations and warranties of Sellers set forth in this Article V in accordance herewith and as set forth herein, each Seller, jointly and severally, represents and warrants to and for the benefit of Buyer that the following statements are true and correct with respect to such Seller:

5.1 Organization and Standing. Each Seller is a corporation, duly incorporated and validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority under the Laws of State of Delaware to own, lease, use and operate its properties in assets and to carry on its business as now conducted. Each Seller is duly qualified, registered or licensed to do business, and in good standing, in each jurisdiction in which the character or location of the properties or assets owned, leased, used or operated by it or in which the conduct of its business requires it to be so qualified or qualified, except where the failure to be so qualified, registered licensed or in good standing would not be materially adverse to such Seller.

5.2 Authority; Enforceability; Title.

(a) Each Seller has all the requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize this Agreement or the Ancillary Agreements to which such Seller is a Party. This Agreement and the Ancillary Agreements have been, or will be at or prior to the Closing, duly and validly executed and delivered by such Seller and constitute, assuming the due authorization, execution and delivery by Buyer, Parent, and the other parties thereto, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

(b) Such Seller (i) is the record and beneficial owner of 100% of the Pre-Conversion Satcom Direct Equity, the Pre-Conversion SDHC Equity, the Pre-Conversion Satcom Government Equity or the Pre-Closing ndtHost Equity, as the case may be, as of the Signing Date, and as of the Closing Date, will be the record and beneficial owner of 100% of the Satcom Direct Equity, the SDHC Equity, the Satcom Government Equity or the ndtHost Equity, as the case may be, and has no other Equity Interest in any Parent Company, (ii) has good and valid title to the Pre-Conversion Satcom Direct Equity, the Pre-Conversion SDHC Equity, the Pre-Conversion Satcom Government Equity or the Pre-Closing ndtHost Equity, as the case may be, as of the Signing Date, and as of the Closing Date, will have good and valid title to the Satcom Direct Equity, the SDHC Equity, the Satcom Government Equity or the ndtHost Equity, as the case may be, in each case, free and clear of all Liens (other than Securities Liens), (iii) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement, and (iv) as of the Closing, will have full power, right and authority, and any approval required by Law to sell, assign, transfer and deliver the Satcom Direct Equity, the SDHC Equity, the Satcom Government Equity or the ndtHost Equity, as the case may be, to Buyer free and clear of all Liens (other than Securities Liens). Each Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement and the other Ancillary Agreements to which it is a party, in each case, with respect to the Purchased Equity, with no limitations, qualifications or restrictions on such rights and powers (including any voting trusts, proxies or other Contracts or understandings with respect to the voting of such Purchased Equity), and, except as expressly set forth in this Agreement, such Seller has not granted any such rights or powers to any other Person. Other than this Agreement, no Seller is party to any Contract for the sale, transfer, redemption, repurchase, pledge or other disposition of the Purchased Equity.

5.3 Consents.

(a) Except as set forth on Schedule 5.3(a), neither the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, nor compliance by such Seller with any of the provisions hereof or thereof, do or will (A) conflict with or result in a breach of any provisions of any Organizational Document of such Seller, (B) conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default), or give rise to any right of termination, amendment, modification, acceleration or cancellation with respect to, or create any right of termination, amendment, modification, acceleration or cancellation, repayment (or offer of repayment) or cancellation, or result in the loss of benefit of or the creation or imposition of a Lien upon any property or assets of such Seller, pursuant to any Contract or Real Property Lease, except as would, in any such event, not have a material impact on such Seller’s ability to consummate the Transactions, or (C) to such Seller’s knowledge, violate any Order or Law or Privacy and Data Security Requirement applicable to such Seller or any of its properties or assets.

(b) No Consent is required to be obtained or made by or on behalf of any Seller for the consummation by such Seller of the Transactions, except as would not have a material impact on such Seller’s ability to consummate the Transactions.

5.4 No Brokers. Except as set forth on Schedule 5.4, no broker, finder or similar agent or Person acting on behalf of any Seller has been employed or retained by or is authorized to act on behalf of any Seller, and no Person with which any Seller or any of its Affiliates has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement, the Ancillary Agreements or the Transactions or any other future transactions based on arrangements made by or on behalf of any Seller for which Buyer (or after the Closing, any member of the Company Group) will have any Liability.

5.5 Sanction. No Seller or any Subsidiary thereof, nor any of their respective officers, directors or employees, is currently, or has been: (i) a Sanctioned Person; or (ii) organized, resident or located in a Sanctioned Country.

5.6 Compliance with Laws. Each Seller is, and has been for the past three (3) years, in material compliance with all applicable Laws. No Seller has received any written or, to the knowledge of the Seller, oral notification, Order or communication from any Governmental Authority within the past three (3) years (a) asserting that such member is not in material compliance with any Law, or (b) threatening to revoke any Permit owned or held by such Seller, other than any Permit the absence of which would not reasonable be expected to be material to such Seller. No investigation or review is pending or, to such Seller’s knowledge, threatened by any Governmental Authority with respect to any alleged violation by such Seller of any Law, except where such violation would not reasonably be expected to be material to such Seller.

5.7 Legal Proceedings. There are no, and in the past three (3) years there have been no, Actions pending, or, to the Seller’s knowledge, threatened by, against or affecting such Seller which, if adversely determined, would reasonably be expected to be material to the business or financial condition of such Seller, or reasonably be expected to prevent or materially delay the consummation of the Transaction. No Seller has received any notice, Order or complaint from any Governmental Authority or other Person alleging any actual or pending Liability relating to any Action arising under applicable Law. No Seller is, or during the past three (3) years has been, subject to any outstanding Order. There are no unsatisfied judgments issued by any Governmental Authority pending against such Seller.

5.8 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV OR ARTICLE V (IN EACH CASE AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES) OR IN ANY ANCILLARY AGREEMENT, NEITHER THE COMPANY GROUP NOR ANY SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE WITH RESPECT TO THE COMPANY GROUP, ANY SELLER OR THEIR RESPECTIVE AFFILIATES OR THE TRANSACTIONS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, ITS AFFILIATES AND ITS REPRESENTATIVES. THE COMPANY GROUP AND SELLERS EXPRESSLY DISCLAIM ANY, AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR DISCLOSURES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR WHETHER MADE BY THE COMPANY GROUP, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES. NEITHER THE COMPANY GROUP NOR ANY SELLER OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ANY OF ITS AFFILIATES OR

REPRESENTATIVES, OR BUYER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER. NEITHER THE COMPANY GROUP NOR ANY SELLER OR ANY OTHER PERSON MAKES OR PROVIDES ANY WARRANTY, REPRESENTATION, STATEMENT OR DISCLOSURE OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY GROUP’S ASSETS, PROPERTIES OR ANY PART THEREOF. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, BUYER SHALL ACQUIRE THE PURCHASED EQUITY DIRECTLY AND, THEREBY, THE BUSINESS AND ASSETS OF THE COMPANY GROUP INDIRECTLY, IN EACH CASE IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED IN THIS ARTICLE IV OR ARTICLE V, AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SCHEDULES, OR ANY ANCILLARY AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS SECTION 5.8 SHALL RELEASE ANY MEMBER OF THE COMPANY GROUP OR ANY SELLER FOR ANY LIABILITY FOR FRAUD (AS DEFINED AND DETERMINED IN ACCORDANCE WITH THIS AGREEMENT).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND PARENT

Except as set forth in the Schedules referenced in this Article VI (collectively, the “Buyer Disclosure Schedules”), which shall qualify the representations and warranties of Buyer set forth in this Article VI in accordance herewith and as set forth herein, Buyer represents and warrants to and for the benefit of the Company Group (prior to the Closing) and Sellers that the following statements are true and correct:

6.1 Investment Purpose. Buyer is acquiring the Purchased Equity for its own account with the present intention of holding the Purchased Equity for investment only and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer has knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments. Buyer understands and agrees that it may not sell or dispose of any of the Purchased Equity other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws (collectively, “Securities Laws”).

6.2 Organization and Standing.

(a) Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate, limited liability company or similar power and authority under the Laws of State of Delaware to own, lease, use and operate its properties in assets and to carry on its business as now conducted. Buyer is duly qualified, registered or licensed to do business, and in good standing, in each jurisdiction in which the character or location of the properties or assets owned, leased, used or operated by it or in which the conduct of its business requires it to be so qualified or qualified, except where the failure to be so qualified or to be in good standing would not have a material and adverse effect on Buyer’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b) Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority under the Laws of State of Delaware to own, lease, use and operate its properties in assets and to carry on its business as now conducted. Parent is duly qualified, registered or licensed to do business, and in good standing, in each jurisdiction in which the character or location of the properties or assets owned, leased, used or operated by it or in which the conduct of its business requires it to be so qualified or qualified, except where the failure to be so qualified or to be in good standing would not have a material and adverse effect on Parent’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

6.3 Capitalization. As of the Signing Date, the authorized share capital of Parent consists of (a) 500,000,000 shares of Parent Common Stock, and (b) 100,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”). As of August 2, 2024, (i) 126,952,348 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; and (ii) 0 shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights.

6.4 Authorization, Validity and Effect.

(a) Buyer has all the requisite limited liability power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements to which Buyer is a party. This Agreement and the Ancillary Agreements to which Buyer is a party have been, or will be at or prior to the Closing, duly and validly executed and delivered by Buyer and constitute, assuming the due authorization, execution and delivery by Parent, Sellers, the Parent Companies and the other parties thereto, as applicable, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

(b) Parent has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions and perform its obligations contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or the Ancillary Agreements to which Parent is a party. This Agreement and the Ancillary Agreements to which Parent is a party have been, or will be at or prior to the Closing, duly and validly executed and delivered by Parent and constitute, assuming the due authorization, execution and delivery by Sellers, the Parent Companies and the other parties thereto, as applicable, the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.5 Control by a Foreign Person. The consummation of the Transactions will not result in Control of the Company Group by a Foreign Person, and all ownership interests by a Foreign Person will be solely for the purpose of Passive Investment and will not result in a Foreign Person being afforded any of the following: (a) access to any “material non-public technical information” (as defined in 31 C.F.R. 800.232) in the possession of the Company Group; (b) membership or observer rights on the board of directors or equivalent governing body of any member of the Company Group or the right to nominate an individual to a position on the board of directors or equivalent governing body of any member of the Company Group; or (c) any involvement, other than through voting of the Purchased Equity, in substantive decision-making of any member of the Company Group regarding the use, development, acquisition, or release of Critical Technology (with each capitalized term in this clause other than the terms “Company Group” and “Purchased Equity” having its respective meaning as set forth in 31 C.F.R. parts 800 and 801).

6.6 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer or Parent is a party, nor the consummation by Buyer or Parent of the transactions contemplated hereby or thereby, nor compliance by Buyer or Parent with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer or Parent, (ii) conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default), or give rise to any right of termination, amendment, modification, acceleration or cancellation with respect to, or create any right of termination, amendment, modification, acceleration or cancellation, repayment (or offer of repayment) or cancellation, or result in the loss of benefit or the creation or imposition of a Lien upon any property or assets of Buyer or Parent or, pursuant to any Contract or Real Property Lease, and that would, in any such event, have a material and adverse effect on Buyer or Parent, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.6(b) and the matters contemplated by Section 4.3(b), to the knowledge of Buyer (after reasonable inquiry), violate any Order or Law applicable to Buyer or Parent or any of their respective properties or assets.

(b) Assuming any applicable waiting periods have expired or been terminated and the receipt of all other Consents contemplated by this Agreement (including Section 4.3(b)), no Consent is required to be obtained or made by or on behalf of Buyer or Parent for the consummation by Buyer or Parent of the Transactions, except as would not have a material adverse impact on Buyer or Parent’s ability to consummate the Transactions.

(c) The shares of Parent Common Stock comprising the Closing Date Stock Consideration issued by Parent to Sellers in accordance with the terms and subject to the conditions set forth herein will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no Consent will be required to be obtained by Parent under any Securities Laws in connection with such issuance, other than Current Reports on Form 8-K.

6.7 Compliance with Law; SEC Reports.

(a) No regulatory authority or stock exchange has issued any Order that is currently outstanding preventing or suspending trading in any securities of Parent, no such proceeding is, to the knowledge of Buyer, pending, threatened or contemplated, and Parent is not in violation of any applicable Securities Laws. There are no Actions pending or, to the knowledge of Buyer (after reasonable inquiry), threatened against Buyer or Parent that would materially and adversely affect Buyer or Parent’s performance under this Agreement and under the Ancillary Agreements to which

Buyer or Parent is a party, or the consummation of the transactions contemplated hereby or thereby. Neither Buyer nor Parent is in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) materially impact Buyer or Parent’s ability to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions in any material respect.

(b) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Exchange Act for the three (3) years preceding the Signing Date (or such shorter period as Parent was required by Law to file such material) (the foregoing materials, including the documents incorporated by reference therein (but excluding any exhibits thereto), being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as have been described in the SEC Reports filed or furnished prior to the Signing Date, there are no unconsolidated Subsidiaries of the Parent or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

6.8 Financing.

(a) As of the Signing Date, Buyer has delivered to the Company Group (i) a true, correct and complete copy of the executed debt commitment letter, dated as of the Signing Date, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the economic, financial or “flex” terms (none of which would reasonably be expected to adversely affect the availability or conditionality of such financing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Buyer for the purpose of funding the Transactions (together with any alternative debt financing pursuant to Section 7.6(f), the “Debt Financing”).

(b) As of the Signing Date, (i) the Debt Commitment Letter is in full force and effect, and (ii) the respective obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, reduced, rescinded, amended, restated, supplemented, otherwise modified, waived or repudiated in any respect or terminated prior to the Signing Date and, to the Buyer’s knowledge (after reasonable inquiry), no such withdrawal, reduction, rescission, amendment, restatement, supplement, other modification, waiver, repudiation or termination is contemplated. The Debt Commitment Letter, in the form so delivered, constitutes legal, valid and binding obligations of Buyer, as applicable, and, to the Buyer’s knowledge (after reasonable inquiry), the other parties thereto and are enforceable in accordance with their respective terms against Buyer and against each of the other parties thereto, subject to the General Enforceability Exceptions. Except for the fee letters, there are no side letters or other Contracts to which Buyer or any of its Affiliate is a party relating to the Debt Financing. As of the Signing Date, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a default under or breach on the part of Buyer or, to Buyer’s knowledge (after reasonable inquiry), on the part of any other party, under the Debt Commitment Letter. As of the Signing Date and assuming the satisfaction of the conditions to Closing set forth in Section 9.1 and Section 9.3, Buyer has no reason to believe (both before and after giving effect to any flex provisions contained in the Debt Commitment Letter) that it will be unable to satisfy on a timely basis any term or condition of closing under the Debt Commitment Letter required to be satisfied by it or that the full amounts committed pursuant to the Debt Commitment Letter will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Debt Commitment Letter are satisfied. Buyer has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the Signing Date. Subject to the satisfaction of the conditions to Closing set forth in Section 9.1 and Section 9.3, the aggregate proceeds from the Debt Financing (when funded in accordance with the Debt Commitment Letter) in combination with any cash on hand, undrawn capital commitments or Other Sources, will be sufficient and available to (1) fund all of the amounts required to be provided by Buyer for the consummation of the Transactions and the Debt Commitment Letter, (2) pay all other amounts required to be paid by it pursuant to this Agreement, including the payment of the Closing Date Cash Consideration and all other payments contemplated under Section 3.3 and (3) fund the payment of all associated costs and expenses of the Transactions (including any fees (including original issue discount), premiums and expenses related to the Transactions, including the Debt Financing) (collectively, the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding of the full net proceeds (or any portion) of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letter as in effect on the Signing Date. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that its obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

6.9 Solvency. Assuming (i) the truth and accuracy of the representations and warranties set forth in Article IV and Article V of this Agreement (without regard to any qualifications as to materiality, “Material Adverse Effect”, knowledge or similar qualification in such representation and warranty), (ii) the conditions to Closing set forth in Section 9.1 and Section 9.3 are satisfied, (iii) the Debt Financing is funded in accordance with the Debt Commitment Letter and (iv) immediately prior to the Closing, the Company Group, taken as a whole, is Solvent, then on the Closing Date immediately after giving effect to the consummation of the Transactions, each of Buyer and Parent will be Solvent. “Solvent” means that, with respect to any Person as of any date of determination: (a) the “present fair sizeable value” of its assets, as of such date, will not be less than the sum of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of its assets will, as of such date, not be less than the amount required to pay its probable Liability on its debts as they become absolute and matured, (c) such Person will not have, as of such date, unreasonably small amount of capital with which to engage in its business, and (d) such Person will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer, Parent or the Company Group.

6.10 R&W Insurance. Exhibit I attached hereto sets forth the final form of the R&W Insurance Policy and the binder agreement pursuant to which Buyer has received a written commitment from Ryan Transactional Risk and Great American E&S Insurance Company (collectively, the “R&W Insurance Provider”) has agreed to fully bind the R&W Insurance Policy effective as of the Signing Date. Such binder agreement is in full force and effect as of the Signing Date. Buyer’s obligations under this Agreement are not contingent or conditioned upon the procurement of the R&W Insurance Policy.

6.11 No Brokers. No broker, finder or similar agent or other Person acting on behalf of Buyer has been employed or retained by or is authorized to act on behalf of Buyer, and neither Buyer nor any Person with which Buyer or any of its Affiliates has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement, the Ancillary Agreements or the Transactions or any future transactions based on arrangements made by or on behalf of Buyer for which any Seller or the Company Group will have any Liability.

6.12 Acknowledgements; No Reliance. BUYER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND PROSPECTS OF THE BUSINESS OF THE COMPANY GROUP AS BUYER HAS DEEMED APPROPRIATE, WHICH INVESTIGATION, REVIEW AND ANALYSIS WAS DONE BY BUYER AND ITS AFFILIATES AND REPRESENTATIVES. BUYER HAS RECEIVED RESPONSES TO CERTAIN INQUIRIES BUYER HAS MADE, HAS RECEIVED MATERIALS RELATING TO SUCH INVESTIGATION WHICH IT HAS REQUESTED AND HAS BEEN AFFORDED THE OPPORTUNITY TO ASK ADDITIONAL QUESTIONS AND TO OBTAIN ADDITIONAL INFORMATION, INCLUDING ACCESS TO FACILITIES AND KEY EMPLOYEES OF THE COMPANY GROUP TO ENABLE IT TO MAKE AN INFORMED INVESTMENT DECISION CONCERNING THE TRANSACTIONS. IN ENTERING INTO THIS AGREEMENT, BUYER ACKNOWLEDGES, AGREES AND REPRESENTS THAT IT HAS RELIED SOLELY UPON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V AND THE ANCILLARY AGREEMENTS AND NOT ON (AND BUYER HEREBY DISCLAIMS RELIANCE ON) ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR INFORMATION OF ANY NATURE (INCLUDING REGARDING THE ACCURACY OR COMPLETENESS THEREOF), WHETHER IN WRITING, ORALLY OR OTHERWISE (INCLUDING ANY MATTER WHATSOEVER RELATING TO THE EQUITY INTERESTS OF ANY MEMBER OF THE COMPANY GROUP, ANY SELLER OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS), MADE BY OR ON BEHALF OF OR IMPUTED TO SELLERS, THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND ARTICLE V OR IN ANY ANCILLARY AGREEMENT). NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS SECTION 6.13 SHALL RELEASE OR OTHERWISE RELIEVE ANY MEMBER OF THE COMPANY GROUP OR ANY SELLER FOR ANY LIABILITY FOR FRAUD (AS DEFINED AND DETERMINED IN ACCORDANCE WITH THIS AGREEMENT).

6.13 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI (IN EACH CASE AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES) OR IN ANY ANCILLARY AGREEMENT, NEITHER BUYER NOR ANY OTHER MEMBER OF THE BUYER TRANSACTION GROUP MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE WITH RESPECT TO BUYER OR ITS AFFILIATES, OF THE COMPANY GROUP, OR THE TRANSACTIONS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE SELLERS, THE COMPANY GROUP, OR THEIR RESPECTIVE ITS AFFILIATES AND REPRESENTATIVES. BUYER EXPRESSLY DISCLAIMS ANY, AND MAKES NO, AND SHALL

NOT BE DEEMED TO HAVE MADE ANY, OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR DISCLOSURES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR WHETHER MADE BY BUYER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES. NEITHER BUYER OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO SELLERS, THE COMPANY GROUP OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO SELLERS, THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR SELLERS’, THE COMPANY GROUP’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ OR REPRESENTATIVES’ USE OF, ANY SUCH INFORMATION, IN ANY FORM, IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER. NEITHER BUYER NOR ANY OTHER PERSON MAKES OR PROVIDES ANY WARRANTY, REPRESENTATION, STATEMENT OR DISCLOSURE OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF BUYER’S OR THE COMPANY GROUP’S ASSETS, PROPERTIES OR ANY PART THEREOF OR THE TRANSACTIONS. EACH SELLER, PARENT COMPANY AND OTHER PARTY TO THIS AGREEMENT (OTHER THAN BUYER AND PARENT) HEREBY DISCLAIMS RELIANCE ON, AND WAIVES ANY CLAIM OR ACTION RELATING TO, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, STATEMENTS, INDUCEMENTS OR INFORMATION OF ANY NATURE (INCLUDING REGARDING THE ACCURACY OR COMPLETENESS THEREOF), WHETHER IN WRITING, ORALLY OR OTHERWISE (INCLUDING ANY MATTER WHATSOEVER RELATING TO BUYER, THE EQUITY INTERESTS OF ANY MEMBER OF THE COMPANY GROUP, ANY SELLER OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS), OR ON THE ACCURACY OR COMPLETENESS OF ANY STATEMENTS OR OTHER INFORMATION, MADE BY OR ON BEHALF OF OR IMPUTED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI (IN EACH CASE AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES) OR IN ANY ANCILLARY AGREEMENT). NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS SECTION 6.14 SHALL RELEASE BUYER FOR ANY LIABILITY FOR FRAUD (AS DEFINED AND DETERMINED IN ACCORDANCE WITH THIS AGREEMENT).

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Interim Operations.

(a) Between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article X, except (x) for the Restructuring or the Pre-Closing Distribution each in accordance herewith, (y) as set forth on Schedule 7.1 or (z) as otherwise expressly required by this Agreement, unless Buyer has previously expressly consented in writing or to the extent required by applicable Law, each Seller and Parent Company will, and will cause each other member of the Company Group to, (i) conduct its operations in the Ordinary Course of Business and in accordance with applicable Law, and (ii) use commercially reasonable efforts to (A) preserve and maintain the current business, assets, properties, organization and goodwill of the Company Group, (B) maintain books, accounts and records of the Company Group in accordance with past practice and (C) preserve and maintain the present relationships with customers, suppliers, Governmental Authorities, lenders and others having business dealings with the Company Group.

(b) Without limiting the foregoing, between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article X, except (x) in connection with the Restructuring and the Pre-Closing Distribution, (y) as set forth on Schedule 7.1 or (z) as otherwise expressly required by this Agreement, unless Buyer has previously expressly consented in writing or to the extent required by applicable Law, Sellers and the Parent Companies shall not, and shall cause each other member of the Company Group not to, do any of the following:

(i) (A) make any amendment, modification, change to the Organizational Documents of any member of the Company Group (or waive compliance with any material provision thereof) or (B) form any new Subsidiary;

(ii) (A) authorize, issue, pledge, suffer any security interests on, assign, transfer, or sell any Equity Interests of the Company Group or other rights to purchase or otherwise acquire for any such Equity Interests of the Company Group or (B) split, combine, redeem, recapitalize, reclassify or subdivide any Equity Interests of any member of the Company Group or make any commitments to do any of the foregoing with respect to any Equity Interests;

(iii) subject to any Liens (other than Permitted Liens), sell, assign, transfer, license (other than granting non-exclusive licenses to customers in the Ordinary Course of Business), sublicense, abandon, allow to lapse or expire, or otherwise dispose of, or fail to enforce, maintain, or protect any material Company Group IP or amended or modified in any material respect any existing Contract or rights with respect to any material Company Group IP;

(iv) (A) merge or consolidate with any other Person, (B) acquire any Equity Interests, business, line of business, other business organization or division thereof, or all or substantially all of the assets, of another Person, in a single transaction or a series of related transactions; (C) make any investment or capital contribution in or loan to any other Person or business; (D) enter into any joint venture, partnership or similar venture with any Person; (E) restructure, reorganize or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization or (F) dispose of, lease, transfer, surrender, abandon, waive, lapse or release any asset, right, claim, debt or property, tangible or intangible, of the Company Group which is material to the business as a whole;

(v) (A) amend or modify in any material and adverse respect (including of payment terms), cancel, terminate or initiate the termination (other than termination due to expirations of such Contracts in accordance with their terms) of, or waive or assign any material right, claim or benefit under, any Material Contract, or (B) enter into a Contract which, had it been entered into prior to the Signing Date, would have been a Material Contract or Real Property Lease, in each case, other than in the Ordinary Course of Business;

(vi) (A) amend or modify in any material and adverse respect (including of payment terms), cancel, terminate or initiate the termination of, or waive or assign any material right, claim or benefit under, any Specified Contract or Real Property Lease. or (B) enter into a Contract which, had it been entered into prior to the Signing Date, would have been a Specified Contract or Real Property Lease;

(vii) (A) accelerate the collection of accounts receivable, (B) delay the payment of accounts payable or accrued expenses, or (C) delay the purchase of supplies or delay material capital expenditures, repairs or maintenance, in each case of the foregoing clauses (A)-(C), outside of the Ordinary Course of Business;

(viii) grant or announce any new award of, increase the amount of, or accelerate of the timing of funding, payment or vesting of, any cash, equity or equity-based incentive, severance, change in control, retention, transaction or other bonus, salary, or other compensation or benefit of any current or former employee, officer, director, or other individual service provider of any member of the Company Group other than (x) with respect to discretionary bonuses in the Ordinary Course of Business or (y) as required by Law, any existing agreement in effect as of the Signing Date and set forth on Schedule 4.10(a), or the existing terms of any Employee Plan in effect as of the Signing Date and set forth on Schedule 4.10(a);

(ix) enter into, establish, adopt, terminate, amend or modify any Employee Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Plan if in effect as of the Signing Date, other than with respect to discretionary bonuses in the Ordinary Course of Business or as required by Law;

(x) (A) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with any individual whose annualized compensation opportunities exceeds or would reasonably be expected to exceed $200,000, or (B) terminate, other than for cause, the employment or service of any current or former employee, officer, director or other service provider whose annualized compensation opportunities exceeds or would reasonably be expected to exceed $200,000;

(xi) (A) modify, extend, negotiate, terminate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company Group;

(xii) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions, in each case, that would trigger notice obligations under the WARN Act;

(xiii) waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company Group;

(xiv) (A) make (outside the Ordinary Course of Business), change or rescind any U.S. federal income Tax entity classification election with respect to any member of the Company Group or any other material election relating to Taxes; (B) adopt, change or revoke any material method of Tax accounting, except as required by GAAP; (C) settle or compromise any U.S. federal, state or local or non-U.S. Tax Liability, claim, dispute or assessment with respect to any material amount of Taxes; (D) amend any income or other material Tax Return; (E) enter into any closing agreement or similar agreement with any Taxing Authority; (F) waive or consent to an extension of a statute of limitations period applicable to any Tax claim, assessment or deficiency; (G) fail to pay any material Tax when due and payable or otherwise incur any material penalties or interest in respect of any Tax; or (H) surrender any right to claim a material Tax refund or surrender any other material Tax asset;

(xv) make any material change to the accounting methods, principles or practices of any member of the Company Group, except as may be required by GAAP or changes in Law;

(xvi) (A) issue, create, incur, assume, guarantee, endorse, refinance or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness for borrowed money or other Company Group Debt, other than (i) to the extent paid in full or otherwise discharged prior to the Closing, or (ii) reflected in the Estimated Closing Statement and determination of Estimated Closing Date Cash Payment therein;

(xvii) make any investments in or loans to or enter into or modify any Contract with any Related Persons outside of the Ordinary Course of Business;

(xviii) subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, (A) any of the material properties or material assets owned, used or occupied by the Company Group, other than a Permitted Lien, or (B) the Equity Interests of any member of the Company Group, other than Securities Liens;

(xix) settle or compromise any pending or threatened Action against any member of the Company Group (or for which any member of the Company Group would be financially responsible), whether or not commenced prior to the Signing Date, other than settlements of any pending or threatened Action in the Ordinary Course of Business for payment of amounts less than $50,000 individually; provided, that no settlement of any pending or threatened Action may involve any injunctive or equitable relief, or impose material restrictions on any member of the Company Group, or admit wrongdoing, or be with respect to a criminal matter;

(xx) make or authorize capital expenditures for property, plant and equipment, except those otherwise in an aggregate amount for all such capital expenditures not to exceed $100,000 in the aggregate;

(xxi) enter into any agreement or arrangement that would purport to bind or impose a restrictive covenant on (other than customary confidentiality obligations), or otherwise materially limit the operations of, Buyer or any of its Affiliates following the consummation of the Closing (including the Company Group);

(xxii) cause or intentionally allow any Permit to be cancelled, revoked, terminated, or suspended; or

(xxiii) agree to take any of the actions described in clauses (i) through (xx) above.

Nothing contained in this Section 7.1 or elsewhere in this Agreement shall preclude any Parent Company, in its sole discretion, from (i) using available Cash to pay indebtedness, transaction expenses, cash dividends or distributions, or (ii) assuming, settling, cancelling, or otherwise terminating any or all of the Company Group’s obligations, receivables, payables, loans or other intercompany accounts between any Seller and/or any member of the Company Group. In addition, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business or operations of any member of the Company Group prior to the Closing. Prior to the Closing, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

7.2 Reasonable Access; Confidentiality.

(a) From the Signing Date until the Closing Date or the earlier termination of this Agreement in accordance with Article X, and subject to applicable Law, Sellers and the Parent Companies shall, and shall cause the other members of the Company Group to, (i) afford or give Buyer and its Representatives, upon reasonable notice to SD Seller, reasonable access, during normal business hours, to (A) certain officers and senior-level employees and Representatives of Sellers and the Company Group (and meetings from time to time with such Persons, as applicable) and (B) the books and records of members of the Company Group, (ii) furnish to Buyer during such period such information relating to the Company Group as Buyer may from time to time reasonably request (including responding in reasonable detail to reasonable inquiries of Buyer and its Representatives regarding the operations and condition of the Company Group) and (iii) as promptly as reasonably practicable following the end of each calendar month during such period, any financial statement, trial balance, operating or management report of the Company Group prepared in the Ordinary Course of Business with respect to such month-end or quarter-end (as applicable); provided, that (1) such activities shall not unreasonably disrupt the operations of any member of the Company Group, (2) no environmental testing or sampling (including the sampling of air, water, groundwater, soil or building material) shall be conducted without the consent of the applicable member of the Company Group, which consent may be withheld in the sole discretion of such member of the Company Group and (3) no Seller or member of the Company Group shall have any obligation to furnish to Buyer or its Representatives any materials or information (I) regarding any Company Group member’s entry into or conduction of a sale process prior to execution of this Agreement, including any offers, indications of interest or bids received from others in connection with such sale process Transactions and/or any information related to same, (II) prepared by any Company Group member’s or any Seller’s financial, accounting, investment banking, or legal advisors, (III) if such Seller or member of the Company Group reasonably determines such disclosure would, based on the advice of outside counsel, (x) result in significant competitive harm to the Company Group if the Transactions are not consummated or (y) the disclosure of which would jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract (including any confidentiality agreement to which any member of the Company Group or any of its Affiliates is a party); provided that, if SD Seller does not provide or cause to be provided access or information in reliance of the foregoing clause (III), then such Person shall promptly provide a reasonably detailed description of the information not provided (without forfeiting or violating the applicable exception) and cooperate with Buyer in good faith to design and implement alternative disclosure arrangements to enable Buyer and its Representatives to evaluate such information without forfeiture or violation of the applicable exception. Prior to the Closing, without the prior written consent of the Parent Companies, which may be withheld for any reason, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.

(b) Any information provided to or obtained by Buyer pursuant to Section 7.2(a) above will be subject to the Confidentiality Agreement, dated as of May 20, 2024, by and between Satcom Direct and Buyer (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the consummation of the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under the Confidentiality Agreement and this Section 7.2 shall automatically terminate. Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Sellers agree that Buyer may initiate contact with and pursue potential Debt Financing Sources in connection with the Transactions, in each case, subject to the confidentiality and use restrictions applicable “Representatives” set forth in the Confidentiality Agreement.

7.3 [Reserved].

7.4 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the terms and conditions set forth in this Agreement (including, for the avoidance of doubt, other Sections of this Article VII (including Section 7.7(b) and Section 7.9), Article VIII and Article XII and Sections 7.9, 9.1, 9.2, 9.3 and 13.13, which shall solely govern the actions contemplated thereby, as applicable), each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to Law) to consummate and make effective, as promptly as reasonably practicable, the Transactions and to obtain satisfaction or waiver of the conditions precedent to the consummation of the Transactions, including (a) subject to Section 7.9, obtaining the necessary Consents from all applicable Persons that are required to delivered hereunder or as may be necessary to consummate the Transactions (other than with respect to any such matter with respect to Antitrust Laws or any Governmental Authority, which shall be governed by Section 7.7) and (b) the execution and delivery of any additional instruments as may be reasonably requested and necessary to consummate the Transactions. The “commercially reasonable efforts” of Sellers and the Parent Companies shall not require any Seller or any Parent Company or any of their Affiliates to provide financing to Buyer for the completion of the Transactions.

7.5 No Shop. During the period from the Signing Date through the Closing Date or the earlier termination of this Agreement in accordance with Article X, each Seller and each Parent Company shall not, and shall cause their respective Affiliates and its and their Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate, undertake, authorize, propose, enter into or encourage the submission of any proposal or offer from any Person (other than Buyer and its Affiliates and Representatives) relating to the acquisition of the Purchased Equity or any portion of the business, properties or assets of the Company Group (including any acquisition structured as a merger, consolidation, joint venture, stock exchange or other transaction) or similar transactions involving any member of the Company Group with any Person (each, an “Acquisition Proposal”), (b) recommend for approval or authorize the entry of, or enter into or propose to enter into, any agreement with respect to any Acquisition Proposal or enter into any agreement requiring the Sellers or the Parent Companies to abandon, terminate or fail to consummate the Transactions; or (c) engage, initiate or participate in any way in any negotiations or discussions with, or furnish or cause to be furnished to any Person (other than Buyer and its Affiliates and Representatives) any information with respect to the business, operations, properties or assets of the Company Group or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to pursue any Acquisition Proposal; provided, however, that the Company Group’s Representatives may respond to unsolicited inquiries, but solely for the purpose of indicating that the Company Group is subject to an exclusivity agreement and is unable to provide any information related to the Company Group or entertain any Acquisition Proposal for as long as this Agreement remains in effect; provided that, such Persons shall not disclose any of the terms of this Agreement, including the identity of Buyer. Sellers and Satcom Direct (on behalf of the Company Group) shall instruct J.P. Morgan and their respective other Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and Affiliates and Representatives) conducted heretofore with respect to any Acquisition Proposal. Without limitation of the foregoing, prior to the Closing, each Seller and Parent Company shall request the return or destruction of any confidential information shared in connection with such discussions or negotiations and terminate access to any data rooms by such Persons and their Representatives (other than Buyer or an Affiliate or Representative of Buyer).

7.6 Financing.

(a) Following the Signing Date and prior to the Effective Time, each Seller shall, and shall cause the Company Group and their respective Representatives to, use commercially reasonable efforts to, in each case at Buyer’s sole cost and expense, provide customary cooperation that is both necessary and reasonably requested by Buyer to assist Buyer in connection with causing the conditions to the Debt Financing to be satisfied or as is otherwise reasonably requested by Buyer in connection with Buyer’s efforts to obtain the Debt Financing, which cooperation shall include using commercially reasonable efforts to: (i) within a reasonable amount of time following Buyer’s reasonable request, furnish, or cause to be furnished to, Buyer and its Debt Financing Sources the information required in paragraph 7 of Exhibit C of the Debt Commitment Letter (the “Required Information”) and such additional financial statements, schedules, business or other financial data relating to the Company Group that is in the possession of the Company Group or reasonably available to the Company Group without undue burden or expense at such time and reasonably requested by Buyer in connection with the Debt Financing; (ii) participate (which shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender meetings, lender presentations, due diligence sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed times; (iii) provide reasonable assistance to Buyer in its preparation of customary rating agency presentations, customary bank information memoranda, business projections, financing documents (including schedules thereto), investor presentations, offering materials and other materials and documents reasonably and customarily required in connection with the Debt Financing, in each case, solely with respect to information relating to the Company Group; (iv) to the extent reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date, provide at least four (4) Business Days prior to the Closing Date any information and documents related to the Company Group required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 (and if any member of the Company Group qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding such member of the Company Group necessary to complete a Beneficial Ownership Certification with respect to such member of the Company Group); (vi) assist in the preparation of (but not entering into or executing) opinions and certificates, and other agreements and take other actions that are or may be customary in connection with any such financing or necessary or desirable to permit Buyer or its Subsidiaries to fulfill conditions, provided that such agreements shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) permit Buyer or its Subsidiaries’ reasonable use of the Company Groups’ logos for syndications and underwriting, as applicable, in connection with the Debt Financing (subject to advance review by and the prior written consent (not to be unreasonably withheld, conditioned or delayed) of SD Seller with respect to such use); (viii) directing the independent accountants of the Company Group to provide reasonable assistance (at Buyer’s expense) to Buyer in connection with the Debt Financing consistent with their customary practice (including providing customary “comfort” letters and consents from such independent accountants with respect to financial information relating to the Company Group); (ix) as soon as reasonably practicable after obtaining actual knowledge thereof, supplementing the written information provided pursuant to this Section 7.6(a) to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which such statements were made, not misleading) and (x) ensure that an officer of the Company executes prior to the Closing customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders. In addition, the Sellers shall, at the sole cost and expense of Buyer, reasonably cooperate with Buyer in replacing any letters of credit issued for the account of the Company Group pursuant to the Company Group Debt that will be repaid and terminated in accordance with the Payoff Letters and herewith.

(b) The cooperation and other obligations contemplated by Section 7.6(a) shall not (i) require any action that would (or would reasonably be expected to) (A) cause any representation or warranty in this Agreement to be breached or (B) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) require any member of the Company Group or its respective Representatives to (A) other than with respect to the authorization letter contemplated by Section 7.6(a)(v), execute, deliver, enter into, approve or perform any agreement, commitment, document or instrument, or modification of any agreement, commitment, document or instrument or incur any other actual or potential liability or obligation relating to the Debt Financing, (B) deliver or cause the delivery of any legal opinions or reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing (excluding any customary authorization letters contemplated by Section 7.6(a)(v) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates each member of the Company Group and its respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), (C) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, not expressly conditioned on the Closing; or (D) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any liability or obligation of any kind or give any indemnities prior to the Closing in connection with the Debt Financing, (iii) require any member of the Company Group or its respective Affiliates and Representatives to deliver any certificate or take any action pursuant to Section 7.6(a) if doing so could reasonably be expected to result in liability to such member of the Company Group, Affiliate or Representative, (iv) require any member of the Company Group to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege, (v) require any member of the Company Group to take any action that will conflict with or violate its Organizational Documents or any Laws or result in a violation or breach of, or default under, any Contracts to which any member of the Company Group is a party or any Laws, (vi) unreasonably interfere with the ongoing operations of the Company Group or (vii) prepare or deliver any financial statements or other financial data other than the Required Information.

(c) Notwithstanding anything herein to the contrary, the condition set forth in Section 9.3(d), as it applies in respect of Sellers’ and the Parent Companies’ obligations under this Section 7.6, shall be deemed satisfied unless any Seller or Parent Company has knowingly and willfully materially breached its obligations under this Section 7.6 and such breach directly resulted in Buyer not being able to obtain the Debt Financing contemplated by the Debt Commitment Letter.

(d) Until the earliest to occur of (x) the Closing Date and (y) the valid termination of this Agreement pursuant to Article X, Buyer shall, and shall cause its Subsidiaries and each of their Representatives to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to fund the Debt Financing, subject to Section 7.6(f) as the same may be amended in compliance with Section 7.6(f), on the terms and subject only to the conditions set forth in the Debt Commitment Letter or any Alternative Financing (as defined below) (including any “flex” provisions applicable to the Debt Financing), including using (and causing its Subsidiaries to use) their respective commercially reasonable efforts to: (i) maintain in full force and effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into (and cause its Subsidiaries to negotiate and enter into) definitive agreements with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (including any “flex” provisions applicable to the Debt Financing) or on terms and conditions that, taken as a whole, are not materially less favorable to the Buyer than the terms and conditions contained in the Debt Commitment Letter (and keep SD Seller and the Parent Companies reasonably informed of the status of its efforts to arrange the Debt Financing), (iii) satisfy, on a timely basis (or obtain a waiver of), all conditions to the funding of the Debt Financing to the extent within Buyer’s or its Affiliates’ control and (iv) consummate and cause the Debt Financing Sources to fund the Debt Financing in an amount necessary to satisfy the Funding Obligations at or prior to the Closing.

(e) Neither Buyer nor its Affiliates shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition, remedy or other provision under the Debt Financing if such amendment, supplement, replacement or modification (other than to effect any “flex” provisions set forth in the Debt Commitment Letter) would (i) expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (ii) change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the Transactions, (iii) reduce the aggregate cash amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees to be paid or original issue discount of the Debt Financing), (iv) adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter or (v) otherwise reasonably be expected to adversely affect the ability of Buyer to consummate the Transactions or the timing of the Closing (provided that, for the avoidance of doubt, subject to the limitations set forth in this Section 7.6(e), Buyer may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the Signing Date (but not to make any other changes) without the prior written consent of the Parent Companies and SD Seller. Buyer shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing, in each case, in a manner that causes the amounts available under the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing, together with any cash on hand, any undrawn capital commitments or Other Sources, to be below an amount necessary to satisfy the Funding Obligations, in each case, without the prior written consent of the Parent Companies and SD Seller. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended, supplemented, replaced or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 7.6(e), and references to “Debt Commitment Letter”, “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended, modified, supplemented or replaced (or commitments or financing sources, as applicable), to the extent permitted by this Section 7.6(e).

(f) In the event that (i) all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any “flex” provisions applicable thereto) (except to the extent such unavailability does not cause the amounts available under the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing, together with any cash on hand, any undrawn capital commitments or Other Sources, to be below an amount necessary to satisfy the Funding Obligations), (ii) Buyer becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter or (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, Buyer shall, and shall cause its Affiliates to, within two (2) Business Days after the occurrence of such event, notify the Parent Companies and SD Seller in writing thereof; provided that, in no event shall Buyer be under any obligation to deliver or disclose any information if Buyer reasonably determines that such delivery or disclosure would, based on the advice of outside counsel, the delivery or disclosure of which would jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract (including any confidentiality agreement to which Buyer of any of its Affiliates is a party); provided, further, that if any information is withheld pursuant to the immediately preceding proviso, Buyer shall inform the SD Seller as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide the Parent Companies and SD Seller (including through their Representatives) with access to the withheld information in a manner that does not waive any such privilege. In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (except to the extent such unavailability does not cause the amounts available under the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing, together with any cash on hand, any undrawn capital commitments or Other Sources, to be below an amount necessary to satisfy the Funding Obligations) and promptly after the occurrence of such event, (A) use its commercially reasonable efforts to arrange and obtain alternative financing from the same or alternative financial institutions in an amount sufficient to enable Buyer to consummate the Transactions in accordance with the terms of this Agreement on conditions and terms not materially less favorable as compared to the conditions and other terms set forth in the Debt Commitment Letter as of the Signing Date (as amended in accordance with Section 7.6(e)), taking into account any flex provisions thereof as promptly as practicable following the occurrence of such event (the “Alternative Financing”) and (B) obtain and deliver (when obtained) a debt commitment letter to the Parent Companies and SD Seller with respect to such Alternative Financing, including true, correct and complete copies of any related executed fee letters (provided that such fee letters may be redacted in the same manner as permitted by Section 6.9(a)) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 7.6(f), and references to “Debt Commitment Letter”, “Debt Financing Sources”, or “Debt Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 7.6(f).

(g) Buyer expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of any Debt Financing, nor the completion of any issuance of securities contemplated by any Debt Financing, is in any manner a condition to the Closing or the obligations of Buyer to consummate the Transactions, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of any Debt Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 9.1 and Section 9.3.

(h) Buyer acknowledges and agrees that neither the Parent Companies nor any of their Affiliates or its and their respective Representatives shall incur any Liability to any Person under any financing that Buyer may raise in connection with the Transactions or any cooperation provided pursuant to this Section 7.6 and that Buyer shall indemnify and hold harmless each Parent Company and its Affiliates and its and their respective Representatives from and against any and all losses suffered or incurred by any of them in connection with such cooperation and any information utilized in connection therewith (other than to the extent related to information provided by Sellers, the Company Group members or their respective Representatives) to the fullest extent permitted by Law and with appropriate contribution provided by Buyer to the extent such indemnification is not available.

(i) Buyer shall give the Parent Companies and SD Seller prompt written notice of any (A) breach or default or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or breach by any party to the Debt Commitment Letter of which Buyer becomes aware, including the receipt of any written notice or other written communication from any Debt Financing Source with respect to any actual breach or default (or alleged breach or default) by any party to the Debt Commitment Letter, (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or the definitive documents relating to the Debt Financing, (C) withdrawal, repudiation or termination of the Debt Commitment Letter of which Buyer becomes aware or (D) incurable event or circumstance that makes a condition precedent to funding under the Debt Financing unable to be satisfied by the Buyer or, in each case, any written notice or other communication with respect to any of the foregoing, (ii) notify the Parent Companies and SD Seller promptly (and in any event within three (3) Business Days) in writing if for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and from the sources described therein and (iii) otherwise keep the Parent Companies and SD Seller reasonably and promptly informed of the status of its efforts to arrange the Debt Financing (including any Alternative Financing); provided that, in no event shall Buyer be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality; provided, further, that if any information is withheld pursuant to the immediately preceding proviso, Buyer shall inform the SD Seller as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide the Parent Companies and SD Seller (including through their Representatives) with access to the withheld information in a manner that does not waive any such privilege.

7.7 Regulatory Matters.

(a) Each of Sellers, Parent Companies and Buyer (as applicable under the relevant Antitrust and/or FDI Laws) shall, as soon as reasonably practicable: (i) file Notification and Report Forms under the HSR Act (the “HSR Filing”) with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (ii) file or cause to be filed the Communications Authorizations Filings necessary to obtain any Communications Authorizations Consents or to maintain compliance with any of the Communications Authorizations or any Order or Law or relating to the Communications Authorizations, (iii) file or cause to be filed the FDI Authorizations Filings of the jurisdictions set forth in Schedule 7.7(a), (iv) submit the filings, pursuant to Antitrust Laws of the jurisdictions set forth in Schedule 9.1(a), (v) within five days following the Closing, submit any five-day notification that is required pursuant to 22 C.F.R. § 122.4(a) of the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130, as amended) and (vi) file or cause to be filed any post-Closing notifications, registrations, or other filings to maintain compliance with any of the Communications Authorizations or any Order or Law or relating to the Communications Authorizations. With respect to the Investment Canada Act Approval, within ten (10) Business Days after the Signing Date or such other date that the Parties mutually agree to, Buyer will make the filing prescribed under section 12 of the Investment Canada Act (the “ICA Notification”). Subject to customary confidentiality protections, each of Sellers, Parent Companies and Buyer (as applicable under the relevant Antitrust Laws and/or FDI Laws) shall furnish to the other in a timely manner such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of the HSR Filing, any Communication Authorizations Filing, the ICA Notification, any FDI Authorizations Filings and any other filing or submission that is necessary under the HSR Act or other applicable Antitrust Law or FDI Law or other Laws or regulations. To the extent permitted by Law and the applicable Governmental Authority, each of the Parent Companies and Buyer will promptly inform the other Party of any material communication received by such Party from any Governmental Authority relating to the HSR Filing or the Communications Authorizations Filings, the FDI Authorizations Filings or the ICA Notification. Subject to the other terms hereof (including Section 7.7(b)), each of Sellers, Parent Companies and Buyer will (A) use reasonable best efforts to obtain Investment Canada Act Approval; (B) use its respective reasonable best efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable Antitrust Law or FDI Law, the Communications Act or the rules and regulations of the FCC or the International Communications Governmental Authorities or other Laws or regulations; (C) not (1) extend any waiting period under the HSR Act or any applicable Antitrust Law or FDI Law or (2) enter into any agreement with any Governmental Authority not to consummate the Transactions, except, in each case, with the prior consent of the other Parties; and (D) cooperate with the other Parties and use reasonable best efforts to contest and resist any Action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions.

(b) Notwithstanding the foregoing: (i) nothing in this Section 7.7 shall require any Party to provide or cause to be provided any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking, or that constitutes privileged information or attorney client work privilege and (ii) materials may be redacted to address the foregoing or other reasonable privilege or confidentiality concerns.

(c) Buyer shall not, and shall cause Parent and its controlled Affiliates to not, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions, including the Closing, or (iii) materially delay the Closing.

(d) Buyer shall bear the cost of any filing fees payable to Governmental Authorities in connection with the HSR Filing and the FDI Authorizations Filings. Subject to the foregoing (but notwithstanding any other provision of this Agreement), each Party shall bear its own costs associated with responding to and complying with any additional information or documentary request made pursuant to the HSR Act or another filing required pursuant to a Regulatory Approval.

(e) The Parties acknowledge and agree that Buyer shall control and direct, and the Sellers and Parent Companies will cooperate reasonably, subject to applicable Law, with such direction and control, the defense of this Agreement and the Transactions before any Governmental Body and the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Transactions under the HSR Act, and/or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Authority with respect to obtaining all Regulatory Approvals; provided, however, that Buyer shall afford the

Company Group a reasonable opportunity to participate therein; provided, further, that, Buyer shall consult with and consider in good faith the views of the Sellers and Parent Companies regarding the form and content of any such actions. No Party shall permit any of its officers or other Representatives to participate in any substantive meeting, telephone call or conference with any Governmental Authority in respect of any filing, investigation or otherwise relating to the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate therein. The Parties shall use reasonable best efforts to furnish to give the other Party reasonable prior notice of any such filing and, to the extent practicable, keep the other Party reasonably informed with respect to the status of each Regulatory Approval sought from a Governmental Authority in connection with the Transactions and the material communications between such Party and such Governmental Authority, and, to the extent practicable, permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with any such filing or communication.

(f) Subject to Section 7.7(b), in the event any Action by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action and, if an Order is issued in any Action, to use reasonable best efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions prior to the End Date.

7.8 Restructuring. The Sellers and the Parent Companies shall take, or cause to be taken, such actions as are necessary to (a) consummate the Restructuring in accordance with the terms hereof, in each case, at least one (1) Business Day before Closing Date and (b) cause the Sellers, collectively, to, immediately following the consummation of the Restructuring directly hold all of the Purchased Equity (free and clear of all Liens other than Securities Liens), in each case, including by duly executing or causing the due execution of the Restructuring Documentation by the parties thereto, and any other any documents, certificates or instruments that may be necessary in connection therewith. The Seller and the Parent Companies shall not, and shall cause the Company Group not to, make modifications to or deviations from the Restructuring Step Plan with respect to the Restructuring, in each case, without the Buyer’s prior written consent (not to be unreasonably withheld). The Restructuring shall be consummated pursuant to the Restructuring Documentation in all material respects, in each case, in form and substance substantially similar to the draft documentation provided to Buyer prior to the Signing Date.

7.9 Consents. Prior to the Closing, the Sellers shall, and shall cause the Company Group to seek, and use commercially reasonable efforts to obtain prior to the Closing, any consents, and to give any notices to third parties to avoid the breach or termination of any Contract, in each case, as set forth on Schedule 7.9; provided, that, in connection with seeking or obtaining any such consent or providing such notice, Sellers and the Company Group shall not, without Buyer’s prior written consent: (i) incur, pay or agree to material out-of-pocket expenses or amounts that will be the Liability of the Company Group, Buyer or any of their respective Affiliates (excluding, for the avoidance of doubt Sellers) or (ii) offer to grant any accommodation or concession (financial or otherwise, including by modification or waiver of any Material Contract) that would be binding on the Company Group, Buyer or any of their respective Affiliates. Sellers shall provide Buyer with a copy of each notice or request for consent from any Person (other than the filings, requests, notices or consents with or to any Governmental Authority contemplated by Section 7.7, which shall be governed by the terms thereof) promptly following or concurrently with sending such notice or request to such Person.

7.10 Termination of Affiliate Arrangements. Except as set forth on Schedule 7.10, prior to the Closing, the Sellers and the Parent Companies shall cause all Affiliate Arrangements to be terminated and settled and all Liabilities of the Company Group thereunder to be fully discharged as of no later than immediately prior to the Closing, pursuant to documentation in form and substance reasonably acceptable to Buyer.

7.11 Certain Additional Matters. The Parties agree that the terms set forth on Schedule 7.11 shall govern certain additional matters relating to the Founder and Buyer Group following the Closing.

7.12 Financial Statement Matters. Each Seller shall, and shall cause the Company Group and their respective Representatives to, exercise commercially reasonable efforts to (i) prepare and deliver at Buyer’s sole expense, (a) revised Audited Financial Statements, including the notes and schedules thereto, accompanied by a new report of the applicable independent auditors and (b) revised Interim Financial Statements, including the notes and schedules thereto, reviewed by the applicable independent auditors under the review standards for interim financial statements as set forth in the guidelines of the American Institute of Certified Public Accountants, in each case, to reflect accounting policies applicable to public companies and compliant with the rules and regulations of the SEC, including the requirements of Regulation S-X (collectively, the “Modified Financial Statements”); and (ii) cause such auditors to finalize such Modified Financial Statements within fifteen (15) days of the Closing Date. In addition, each Seller shall, and shall cause the Company Group and their respective Representatives to, use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to direct their respective accountants to provide, in each case at Buyer’s sole expense, (x) an opportunity for Buyer to hold, at its option, one or more update calls between representatives of Buyer, Sellers and/or their respective Representatives and such auditors, to discuss, and provide Buyer with an update on, the Modified Financial Statements, and (y) all additional cooperation reasonably requested by Buyer that is necessary for Parent to prepare and file any historical or pro forma financial statements or other information required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement) or customary for an offering of securities.

7.13 Information Sharing Agreement. Prior to the Closing, the Parties agree to use commercially reasonable efforts to negotiate an information sharing agreement, to be effective as of the Closing Date and duly executed by Satcom Direct and SD Seller or its Affiliate, consistent with the terms set forth on Schedule 7.13.

7.14 Additional Approvals. As soon as reasonably practicable, and only if required, Buyer shall deliver to Seller a list of any additional jurisdictions which, in Buyer’s good faith estimate, are either (i) suspensory and mandatory or (ii) necessary or advisable in the reasonable opinion of Buyer to be obtained prior to Closing under any relevant Antitrust Laws or similar Laws, which jurisdictions shall be automatically incorporated into and included in Schedule 4.3(c) and Schedule 9.1(a) and therefore subject to Section 7.7 (the “Additional Approvals”). In the event that any Additional Approvals are incorporated into and included in Schedule 9.1(a) pursuant to this Section 7.14, such Additional Approvals (a) shall be deemed to be a filing required to be made pursuant to Section 7.7(a) and the provisions of Sections 7 shall apply to these filings mutatis mutandis; and (b) shall be deemed to be a condition required to be satisfied for the purposes of Section 9.1(e). For the avoidance of doubt, each of the parties hereto shall, as soon as reasonably practicable following the incorporation and inclusion of the Additional Approvals, make or cause to be made in connection with the transactions contemplated herein, all filings, notifications, and information required to be submitted pursuant to such Additional Approvals.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Publicity. Buyer, on the one hand, and the Parent Companies and Sellers, on the other hand, shall not make, and shall cause their respective Affiliates not to make, directly or indirectly, any press release or public announcement with respect to this Agreement, the Ancillary Agreements or any Transactions without the prior written consent of (x) Buyer, in the case of such announcement by the Parent Companies or Sellers, or (y) Parent Companies or Sellers (or as otherwise expressly permitted by this Agreement or the applicable Ancillary Agreement), in the case of such announcement by Buyer; provided, that each Party may make any such announcement which (a) is necessary for a Party to perform its express obligations under this Agreement or the Ancillary Agreements (including disclosures to Governmental Authorities), (b) it in good faith believes, based on advice of counsel, is required by applicable Law or (c) is required by or advisable under the rules and regulations of any securities exchange or national market system upon which the securities of Buyer or Sellers (or their respective Affiliates) are listed.

8.2 Records. With respect to the corporate, accounting, legal, auditing, human resources and other books and records (other than such books and records with respect to Tax matters, which shall be governed by Section 12.2) of the Company Group relating to matters on or prior to the Closing Date: (a) Buyer shall retain for a period of seven (7) years after the Closing Date (or such other longer period as required by applicable Law), and after such time Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to SD Seller, at SD Seller’s sole cost and expense, and (b) to the extent reasonably required in connection with a financial audit of any Seller initiated by or to determine any matter relating to a Seller’s rights and obligations hereunder related to any period ending on or before the Closing Date, Buyer shall, upon reasonable prior written notice, allow such Seller and its respective Representatives and designees access to the books, records (including accountant work papers) and employees of each member of the Company Group during normal business hours and under Buyer’s supervision. Notwithstanding the foregoing, no such access shall be permitted to the extent it (i) would jeopardize the attorney-client, work product or other privilege or other legal immunity or protection from disclosure, (ii) would contravene applicable Law, fiduciary or similar duties or confidentiality restrictions, (iii) relates to information to be utilized in connection with any claim by one or more Sellers against the Buyer or its Affiliates or (iv) would materially disrupt or interfere with the operations of any member of the Company Group.

8.3 Continuing Indemnification for Company Group Actors.

(a) From and after the Closing Date, Buyer and each member of the Company Group shall, jointly and severally (i) fulfill and honor in all material respects the obligations of the Company Group for indemnification and advancement of expenses in favor of each past and present (i.e., on or prior to the Closing Date) officer and director of each member of the Company Group under the Organizational Documents of the applicable member of the Company Group, as applicable, and any written indemnification agreements between any member of the Company Group, on the one hand, and any Company Group Indemnitee, on the other hand, and any written resolution of any member of the Company Group or any Seller, in each case, in accordance with the terms and conditions of such agreement, in each case, as provided to Buyer and (ii) indemnify, hold harmless and advance expenses to each Person who is now, has been at any time prior to the Signing Date, or becomes prior to the Closing Date, an officer, director, manager, employee, member or agent (including a trustee or fiduciary of any employee benefit plan) of any member of the Company Group (each, a “Company Group Indemnitee”) against any losses incurred in connection with any pending Action, whether asserted or claimed prior to, at or after the Closing Date, if and whenever such Company Group Indemnitee is or was a party to or a subject of such

Action arising out of or pertaining to acts or omissions or alleged acts or omissions of the Company Group Indemnitee occurring on or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) in his or her capacity as an officer, manager, director, employee or fiduciary of the Company Group, to the fullest extent permitted by Law. The Organizational Documents of each member of the Company Group following the Closing shall contain provisions with respect to indemnification that are at least as favorable to the Company Group Indemnitees as those contained in the Organizational Documents of each member of the Company Group as in effect on the Signing Date, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of the Company Group Indemnitees, except as required by Law, and all rights to indemnification thereunder in respect of any Action asserted or made within such period shall continue until the final disposition or resolution of such Action or the expiration of the statute of limitations with respect to any such claim, together with any appeal thereof. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations set forth in this Section 8.3 shall not apply to a Company Group Indemnitee’s breach of this Agreement, any Ancillary Agreement or any other Contract to which such Company Group Indemnitee is a party.

(b) For six (6) years after the Closing Date, Buyer shall, or shall cause each member of the Company Group to (at Buyer’s cost), maintain in effect directors’ and officers’ liability insurance, employment practices liability insurance, fiduciary liability insurance and cyber liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the applicable Company Group member’s comparable insurance policies on terms with respect to such coverage and amount no less favorable to the insured than those of such current insurance coverages (provided, however, that in no event shall the aggregate costs of obtaining such policy(ies) exceed $150,000 without the prior written consent of Buyer (and any such excess amounts, the “Insurance Costs Overage”).

(c) The provisions of this Section 8.3 are intended to be for the benefit of, and will be enforceable by, each Company Group Indemnitee or insured Person, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, in the event that any member of the Company Group or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, Buyer shall use commercially reasonable efforts to ensure that proper provisions shall be made so that the successors and assigns of the applicable member of the Company Group, shall assume the obligations set forth in this Section 8.3.

8.4 Employment and Benefit Arrangements.

(a) For a period of one (1) year following the Closing (or, if earlier, the date of the Company Group Employee’s termination), Buyer shall provide or cause to be provided to the individuals who are employed by any member of the Company Group as of the Closing Date and who continue to be employed by any member of the Company Group immediately following the Closing (collectively, the “Company Group Employees”), (i) base salary or base wage rate, as applicable, and target annual or shorter-term cash incentive opportunities that are at least as favorable as those provided to the Company Group Employees immediately prior to the Closing Date and (ii) employee benefits (excluding severance, equity or equity-based or long-term incentive compensation, retention, transaction-based, defined benefit pension, nonqualified deferred compensation, post-employment or retiree welfare benefits, collectively the “Excluded Benefits”)

that are substantially comparable in the aggregate to (A) those employee benefits (other than the Excluded Benefits) provided to the Company Group Employees under the Employee Plans as set forth on Schedule 4.10(a), (B) the employee benefits (other than the Excluded Benefits) provided by Buyer to its similarly situated employees or (C) a combination of clauses (A) and (B), as determined by Buyer. Buyer shall ensure that any employee benefit plans or programs it, any member of the Company Group or any Subsidiary of Buyer maintains or adopts with respect to the Company Group Employees (other than the Excluded Benefits) in which a Company Group Employee participates on or after the Closing (the “Buyer Plans”) treat employment with the applicable member of the Company Group or Subsidiary of Buyer prior to the Closing Date the same as employment with Buyer, the applicable member of the Company Group or Subsidiary of Buyer from and after the Closing Date for purposes of eligibility, vesting and vacation accrual, to the same extent and for the same purpose as such employment is credited under the comparable Employee Plan immediately prior to Closing and except where duplication of compensation or benefits would result. For the plan year that includes the Closing, Buyer shall use commercially reasonable efforts to cause to be waived pre-existing condition limitations, exclusions or waiting periods applicable with respect to group health Buyer Plans to the extent that such limitations, exclusions or waiting periods exceed those in effect under such analogous Employee Plans maintained by the applicable member of the Company Group as of the Closing Date. For the plan year that includes the Closing, Buyer shall use commercially reasonable efforts to cause to be recognized under any group health Buyer Plan, for purposes of satisfying any deductible, co-insurance and out-of-pocket maximums, any payment made by such Company Group Employee prior to the Closing Date toward deductibles, co-insurance and out-of-pocket maximums under any analogous Employee Plan, to the same extent such payments were credited for such purposes under the analogous Employee Plan.

(b) Upon Buyer’s written request received by the Company Group no later than five (5) Business Days prior to the Closing Date, the Company Group shall, at least one (1) Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to (i) terminate each Employee Plan that is intended to be qualified under Section 401(a) of the Code, (ii) cease contributions to such Employee Plan, (iii) fully vest all participants under such Employee Plan, such termination, cessation, and vesting to be effective no later than the Business Day preceding the Closing Date and (iv) make to such Employee Plan all contributions that would have been made had the Transactions not occurred, pro-rated for the portion of the plan year ending as of the Closing. The Company Group shall provide Buyer with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(c) The provisions of this Section 8.4 are solely for the benefit of the Parties and no employee or former employee or any other individual shall be regarded for any purpose as a third-party beneficiary of this Section 8.4 or have any cause of action or claim based on this Section 8.4. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Plan, Buyer Plan, or any other benefit or compensation plan, program, agreement or arrangement; (ii) following the Closing alter or limit the ability of any member of the Company Group, Buyer, or any of their respective Affiliates, as applicable, to amend, modify, or terminate any Employee Plan, any Buyer Plan or any other benefit or compensation plan, program, policy, agreement or arrangement; or (iii) confer upon any employee, former employee, or any other individual any right to employment or continued employment, benefits or continued service with any member of the Company Group, Buyer, or any of their respective Affiliates.

8.5 Buyer Release. From and after, and expressly conditioned upon, the Closing, Buyer and each member of the Company Group, and their respective Subsidiaries, Affiliates, successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees and agents (each, a “Buyer Releasing Party”), each on behalf of itself and each of the Buyer Releasing Parties, hereby unconditionally and irrevocably and forever releases and discharges each Seller, the Shareholder and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, in each case, in solely in its capacity as such (collectively, the “Seller Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all claims and Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, Liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that such Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of, or resulting from or relating to any Seller Released Party in its capacity as a direct or indirect owner of Equity Interests in a member of the Company Group prior to the Closing (each, a “Buyer Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Seller Released Parties or any of them; provided, that, for the avoidance of doubt, nothing contained in this Section 8.5 shall be construed or limit or release of Liability with respect to, or otherwise as a waiver by such Person of: (i) any of such Person’s rights or remedies under this Agreement or any Ancillary Agreement or any other Contract to which such Person is a party, (ii) any claim in respect of a Seller Released Party’s Fraud, (iii) any breach of any covenant, agreement or undertaking of such Seller Released Party that by its terms is required to be performed or complied with, in whole or in part, after the Closing, (iv) Buyer’s ability to rely on the express representations and warranties in this Agreement and the Ancillary Agreements, or its rights, remedies or recourse under the R&W Insurance Policy, (v) any claims which cannot be waived under applicable Law and (vi) any claim for indemnification pursuant to Section 11.3 or Section 12.10 (and Buyer Released Claims shall not include any Action or Liability related to or arising out of the foregoing clauses (i) – (vi)). Buyer, on behalf of itself and the other Buyer Releasing Parties, acknowledges that Sellers will be relying on the waiver and release provided in this Section 8.5 in connection with entering into this Agreement and that this Section 8.5 is intended for the benefit of, and to grant third party beneficiary rights to each Seller Released Party to enforce this Section 8.5. Notwithstanding anything to the foregoing, the Buyer Releasing Parties shall not be deemed to have released any claim, defense, fact or circumstance, which Buyer determines after the Closing is necessary or desirable to defend against any Action brought by any director, officer, employee, contractor, or agent relating to the work such individual performed for any member of the Company Group prior to the Closing.

8.6 Seller Release. From and after, and expressly conditioned upon, the Closing, Sellers and their respective Subsidiaries, Affiliates, successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees and agents (each, a “Seller Releasing Party”), each on behalf of itself and each of the Seller Releasing Parties, hereby unconditionally and irrevocably and forever releases and discharges Buyer, the Company Group and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, in each case, in solely in its capacity as such (collectively, the “Buyer Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all claims and Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, Liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that such Seller Releasing Party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing (including in respect of the management or operation of the Company Group) (each, a “Seller Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Seller Released Claim against the Buyer Released Parties or any of them; provided, that, for the avoidance of doubt, nothing contained in this Section 8.6 shall be construed as a waiver by such Person of (i) any of such Person’s rights under this Agreement or any Ancillary Agreement, (ii) any claim in respect of a Buyer Released Party’s Fraud, (iii) any breach of any covenant, agreement or undertaking of such Buyer Released Party that by its terms is required to be performed or compiled with, in whole or in part, after the Closing, (iv) any rights to compensation or benefits for services rendered to the Company Group that remain unpaid or unawarded after the Closing (including rights to payment for salary, bonuses, commissions and vacation pay and vested benefits in any Employee Plan), (v) any rights under any agreement entered into with any member of the Company Group in connection with such Seller Releasing Party’s employment with or service for such member of the Company Group, (vi) any rights to coverage under any applicable insurance policy, or any right to indemnification as provided by any of the Organizational Documents of the applicable Company Group member or applicable Law, or (vii) any claims which cannot be waived under applicable Law. Each Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that Buyer will be relying on the waiver and release provided in this Section 8.6 in connection with entering into this Agreement and that this Section 8.6 is intended for the benefit of, and to grant third party beneficiary rights to each Buyer Released Party to enforce this Section 8.6.

8.7 R&W Insurance Policy. Each Party acknowledges and agrees that the consummation of the Transactions is not subject to, or otherwise conditioned on, the procurement by Buyer or any of its Affiliates of any R&W Insurance Policy. Buyer agrees that any R&W Insurance Policy (or any replacement thereto) shall be at Buyer’s sole expense, and that Buyer shall cause the R&W Insurance Policy (or any replacement thereto) (if bound) to expressly include a waiver by the R&W Insurer of any and all subrogation rights against each Seller and their respective Affiliates, officers, directors and employees in connection with this Agreement and the Transactions, except in the case of Fraud (the “Subrogation Waiver”). At no time shall Buyer, any of Buyer’s Subsidiaries or any member of the Company Group cancel, terminate, amend, waive or otherwise modify the Subrogation Waiver, without SD Seller’s prior written consent.

8.8 Confidentiality. From and after the Closing Date until the date that is two (2) years after the Closing Date, without the prior written consent of Buyer, the Founder and the Sellers shall not disclose, and shall cause their respective current and future Affiliates not to disclose, any confidential or proprietary information of the Company Group, Buyer and/or their respective Affiliates furnished to the Founder, any Seller or any of their respective Representatives in connection with the Transactions (including with respect to the filings and actions contemplated by Section 7.7) (collectively, the “Buyer Confidential Information”); provided, however, that Buyer Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by the Founder, such Seller or its Representatives, (ii) is or becomes available to the Founder, such Seller or its Representatives on a non-confidential basis from a source that the Founder, such Seller or such Representative does not have reason to believe to be bound by an obligation or duty of confidentiality, or (iii) is independently developed by the Founder, such Seller or such Representative without use of or reference to any of the Buyer Confidential Information. The Founder, Sellers and their respective Representatives may disclose Buyer Confidential Information (x) in connection with enforcing or defending any claim or rights or fulfilling their obligations under this Agreement or any Ancillary Agreement or (y) to the extent required by applicable Law; provided, that to the extent legally permissible, the Founder, the Sellers or such Representative (as applicable) shall promptly notify Buyer of its intention to make such disclosure and provide a list of the Buyer Confidential Information that such party intends to disclose prior to making such disclosure, and such disclosing party agrees to, and shall cause its

Representatives to, use commercially reasonable efforts to seek an appropriate protective order or other remedy with respect to disclosing the Buyer Confidential Information. In the event that such a protective order or other remedy is not obtained, the Founder, such Seller or such Representative (as applicable) (A) will furnish only that portion of the Buyer Confidential Information that is reasonably required by applicable Law to be disclosed and (B) will use commercially reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such disclosed information.

8.9 Non-Competition and Non-Solicitation.

(a) Beginning on the Closing and for a period of five (5) years thereafter, the Founder and the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly (including through any Affiliate or other Person, by Contract or otherwise), own any interest in, control, manage, direct or operate any business that engages in a Competing Activity in the United States, Canada or in any other jurisdiction in which the Company Group has operations or conducts business as of the Closing Date; provided, that the foregoing shall not in any manner restrict or be otherwise deemed to limit (i) the Founder, Sellers or any of their respective Affiliates from acquiring, holding of investments or direct or indirect ownership of any Equity Interests in any Person engaged in a Competing Activity, so long as (x) such ownership interest represents not more than five (5) percent of the aggregate voting power or outstanding Equity Interests of such Person, and (y) the Founder, the applicable Seller or Affiliate (including through any Affiliate or other Person) does not directly or indirectly control, manage, direct or operate the business of such Person, (ii) purchasing goods or services as a consumer from any business engaged in a Competing Activity, or (iii) for the avoidance of doubt, the provision of insurance to aircraft and other participants in the aviation industry.

(b) Beginning on the Closing and for a period of five (5) years thereafter, (i) the Founder and the Sellers shall not, and shall cause any Affiliates not to, without the prior written consent of Buyer, directly or indirectly (including through any Affiliate or other Person, by Contract or otherwise), solicit to employ, engage or hire (whether as an officer, employee, consultant or other independent contractor or otherwise) any director, manager or officer of the Company Group as of the Closing, or knowingly encourage, aid or induce any director, manager or officer of the Company Group to leave his or her employment; provided, however, that the restrictions of this Section 8.9(b) shall not apply to (i) any general advertisement or any search firm engagement which, in any such case, is not directed, targeted or focused on any such director, manager or officer of the Company Group, or (ii) the solicitation or hiring of any director, manager or officer of the Company Group who (A) following the Closing Date, voluntarily resigns as a director, manager or officer of the Company Group at least six (6) months prior to the date of the applicable solicitation or hiring, or (B) is terminated by the Company Group at any time following the Closing Date;

(c) Beginning on the Closing and for a period of five (5) years thereafter, the Founder and the Sellers shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly (including through any Affiliate or other Person, by Contract or otherwise), solicit, divert, encourage, or knowingly entice, induce or take away any customer, supplier, or other Person having material business relations with the Company Group as of the Closing Date (each, a “Restricted Party”) for the purpose of (i) competing with the Company Group in a Competing Activity, or (ii) influencing any Restricted Party to cease using the services of, or providing services or products to, the Company Group.

(d) The Founder and each Seller has independently consulted with its counsel and after such consultation acknowledges and agrees that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 8.9 are the result of arm’s length negotiations between sophisticated parties, are fair and reasonable, do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer. It is the desire and intent of the Parties that the provisions of this Section 8.9 be enforced to the fullest extent permitted under applicable Law, and each Party acknowledges that this Section 8.9 is enforceable in all respects. Nonetheless, if any provision set forth in this Section 8.9 is invalid, illegal or incapable of being enforced by any Law or public policy, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.9, but this Section 8.9 shall be construed as if such invalid, illegal or unenforceable provision had never been set forth in this Section 8.9. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 8.9 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions, in each case not greater than those contained in this Section 8.9, as shall be valid and enforceable to the fullest extent permitted under such applicable Law.

8.10 Certain Post-Closing Matters.

(a) Without limiting the terms of Section 13.13, from and after the Closing, Sellers acknowledge and agree that Sellers shall be, or shall cause their respective Subsidiaries (including, following the Closing, the Retained Entity) (collectively, the “Seller Entities”) to be, responsible for (x) all of the assets that are owned, leased or licensed by the Seller Entities, or otherwise held for use in the operation or conduct of the business of the Seller Entities, in each case as of immediately prior to the Closing (excluding, for the avoidance of doubt, the Company Group) (the “Seller Assets”) and (y) all Liabilities to the extent relating to, arising out of or resulting from (I) any Seller Assets, (II) the Restructuring or (III) the Pre-Closing Distribution. Sellers shall, and shall cause the Company Group to, effective as of the Closing Date, remove any Seller Assets from the Company Group’s insurance policies.

(b) Without limiting the terms of Section 13.13, from and after the Closing, Buyer acknowledges and agrees that the Company Group shall be responsible for (x) all of the assets that are owned, leased or licensed by the Company Group or otherwise held for use in the operation or conduct of the business of the Company Group as owned, operated and conducted by such Persons immediately prior to the Closing (the “Company Assets”) and (y) all Liabilities to the extent relating to, arising out of or resulting from any Company Assets.

(c) If at any time after the Closing, Buyer or any member of the Company Group (i) receives or otherwise possesses any asset or interest that should have properly been classified as a Seller Asset, or (ii) is liable under or otherwise responsible for discharging a Liability that should have properly been classified as a Liability of the Seller Entities, (A) (1) the Buyer shall, and shall cause the Company Group to, as applicable, use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a Seller Entity designated by Sellers and (2) Buyer or the applicable member of the Company Group, (x) shall hold such asset or interest in trust for the use and benefit and burden of the Person entitled thereto (and at such other Person’s sole expense) until the consummation of the transfer thereof and (y) shall use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a Seller Entity designated by Sellers, as applicable, or (B) a Seller Entity designated by Sellers shall promptly assume such Liabilities from the Buyer or the Company Group, as applicable, as the case may be.

(d) If at any time after the Closing, any of the Seller Entities (i) receives or otherwise possesses any asset or interest that should have properly been classified as a Company Asset or (ii) is liable under or otherwise responsible for discharging a Liability that should have properly been classified as a Liability of the Buyer or the Company Group, (A) (1) Sellers shall, and shall cause the other Seller Entities to, as applicable, use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a member of the Company Group designated by the Buyer and (2) the applicable Seller Entity, (x) shall hold such asset or interest in trust for the use and benefit and burden of the Person entitled thereto (and at such other Person’s sole expense) until the consummation of the transfer thereof and (y) shall use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a member of the Company Group designated by the Buyer, or (B) a member of the Company Group designated by the Buyer shall promptly assume such Liabilities from the Seller Entity, as applicable, as the case may be.

(e) Each Party shall cooperate with each other Party, including by using commercially reasonable efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 8.10.

(f) For the avoidance of doubt, the transfer or assumption of any assets or Liabilities under this Section 8.10 shall be effected without any additional consideration payable by any Party or any of their Affiliates, and each Party will bear its (and its Affiliates) own fees and expenses in connection with such efforts. The Parties shall reasonably cooperate to effect any transfers or other arrangements described in this Section 8.10 in a manner that is Tax efficient for each of the Parties, by treating the Person initially in possession of any assets referred to in this Section 8.10 after the Closing as holding such assets as an agent or nominee for the transferee of such assets for all Tax purposes, to the extent practical and permitted by applicable Law.

8.11 Post-Closing Financial Statement Cooperation. Until the filing via EDGAR of Parent’s Annual Report on Form 10-K for the year ending December 31, 2026, SD Seller shall, and shall cause their respective Representatives to, use commercially reasonable efforts, at Buyer’s sole cost and expense, to provide customary cooperation that is both necessary and reasonably requested by Buyer to assist Buyer in connection with the preparation of any reports or other filing with the SEC or otherwise customary for an offering of securities. In addition, SD Seller agrees to use commercially reasonable efforts to cause the present and former independent accountants for any Seller or member of the Company Group to provide reasonable assistance (at Buyer’s sole cost and expense) to Buyer in connection with any registration statement, report or other filing with the SEC or any offering of securities consistent with their customary practice (including providing accountants’ comfort letters and consents from such independent accountants).

8.12 Goonhilly Note Receivable. Following the Closing Date, Buyer shall, and shall cause the Company Group to (a) use commercially reasonable efforts to collect the outstanding principal amount under the Goonhilly Note from Goonhilly Inc., Goonhilly Holdings USA Inc. or any of their respective Affiliates (collectively, “Goonhilly”), and (b) provide SD Seller reasonably prompt written notice of any notices or other communications it receives from Goonhilly in respect of the Goonhilly Note. In the event that Buyer, COMSAT, Inc. or any other member of the Company Group receives the outstanding principal amount under the Goonhilly Note from Goonhilly (such amount, the “Goonhilly Note Amount”), Buyer shall promptly (and in any event within ten (10) Business Days following receipt thereof) remit the Goonhilly Note Amount to SD Seller, minus applicable Taxes and any reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with the collection of the Goonhilly Note Amount from Goonhilly, by wire transfer of immediately available funds to the account designated by SD Seller in writing. For the avoidance of doubt, such amounts shall not be reflected in the Estimated Closing Statement or determination of Estimated Closing Date Cash Payment therein.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of the Parent Companies, Buyer and Sellers. The respective obligations of the Parent Companies, Buyer and Sellers to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists), at or prior to the Closing, of the following conditions:

(a) any waiting period (or any extension thereof, including any agreement with any Governmental Authority to delay consummation of the Transactions that was entered into by the Parties in accordance with the terms of this Agreement) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the Investment Canada Act Approval shall have been obtained, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws of the jurisdictions listed on Schedule 9.1(a) shall have expired, been terminated or been obtained;

(b) (i) no injunction, Order or award or Law of any Governmental Authority shall have been issued, enacted, promulgated, enforced, adopted or entered which restrains, makes illegal or otherwise prohibits the consummation of the Transactions (and shall be and remain in effect), and (ii) no Action by (A) a Governmental Entity with jurisdiction over the Company Group or otherwise seeking to impose criminal Liability or (B) other Person (excluding, (x) in the case of Buyer, Buyer’s Affiliates, and (y) in the case of Sellers or the Parent Companies, such Seller’s or such Parent Company’s stockholders or Affiliates, as applicable) seeking to enjoin, prevent or otherwise prohibit the consummation of the Transactions shall be pending before any Governmental Authority;

(c) the Communications Authorizations set forth on Schedule 9.1(c) shall have been obtained;

(d) all FDI Authorizations shall have been obtained and no request for a stay, petition for rehearing or reconsideration, application for review or appeal that is reasonably likely to result in the vacating or rescission of the original action or decision shall have been made within ten (10) calendar days of the issuance of any such FDI Authorizations; and

(e) all other authorizations and approvals of any Governmental Authority set forth on Schedule 9.1(e) shall have been obtained and no request for a stay, petition for rehearing or reconsideration, application for review or appeal that is reasonably likely to result in the vacating or rescission of the original action or decision shall have been made within ten (10) calendar days of the issuance of any such authorizations and approvals of any Governmental Authority.

9.2 Other Conditions to Obligations of the Parent Companies and Sellers. The obligations of the Parent Companies and Sellers to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Sellers or the Parent Companies, as applicable), at or prior to the Closing, of the following additional conditions:

(a) the representations and warranties of Buyer set forth in Article VI (other than the Buyer Fundamental Representations) shall be true and correct both as of the Signing Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable), except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect, or prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions;

(b) each of the Buyer Fundamental Representations shall be true and correct in all but de minimis respects both as of the Signing Date and as of the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable);

(c) each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(d) Buyer shall have delivered, or cause to be delivered, the items set forth in Section 3.3.

9.3 Other Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer), at or prior to the Closing, of the following additional conditions:

(a) each of the Company Fundamental Representations shall be true and correct in all but de minimis respects both as of the Signing Date and as of the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct in all but de minimis respects as of such time, date or period, as applicable);

(b) the representations and warranties of the Company Group and Sellers set forth in Article IV or Article V (other than the Company Fundamental Representations) shall be true and correct both as of the Signing Date and as of the Closing Date as if made on the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or to prevent, materially delay or materially impede the performance by the Company Group or Sellers of their respective obligations under this Agreement or the Ancillary Agreements or the consummation of the Transactions;

(c) each of the agreements and covenants of the Parent Companies and Sellers to be performed and complied with by the Parent Companies or Sellers, respectively, pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects;

(d) the Restructuring shall have been validly completed in accordance with the terms of this Agreement, and Sellers shall have provided Buyer with duly executed copies of all Restructuring Documentation;

(e) no Material Adverse Effect shall have occurred; and

(f) Sellers shall have delivered, or caused to have been delivered, the items set forth in Section 3.2.

9.4 Frustration of Closing Conditions. None of Buyer, any Parent Company, or any Seller may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach of its obligations to consummate the Transactions as required by the provisions of this Agreement, including Section 7.4.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and SD Seller;

(b) by Buyer, by providing written notice to SD Seller, if there has been a violation, failure to perform or breach by any Seller or any Parent Company of its respective covenants, representations or warranties contained in this Agreement and such violation, failure to perform or breach would give rise to the failure of any of the conditions set forth in Sections 9.3(a) – 9.3(d) to be satisfied and (A) such violation, failure to perform or breach has not been expressly waived in writing by Buyer; and (B) the applicable Seller or Parent Company, as applicable, cannot cure or, if curable, or has not cured such violation, failure to perform or breach by the earlier of (x) the End Date and (y) thirty (30) days after receiving written notice thereof from Buyer; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if there has been a material violation, failure to perform or breach by Buyer of its covenants or other obligations or agreements contained in this Agreement that has caused any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied;

(c) by SD Seller:

(i) by providing written notice to Buyer, if there has been a violation, failure to perform or breach by Buyer of any of its covenants, representations or warranties contained in this Agreement and such violation, failure to perform or breach would give rise to the failure of the conditions set forth in Sections 9.2(a) – 9.2(c) to be satisfied and (A) such violation, failure to perform or breach has not been expressly waived in writing by Sellers; and (B) Buyer cannot cure or, if curable, has not cured such violation, failure to perform or breach by the earlier of (x) the End Date and (y) thirty (30) days after receiving written notice thereof from SD Seller (provided, however, that a breach by Buyer to pay any Estimated Closing Date Cash Consideration as required by Section 3.3, shall not be subject to a cure period unless otherwise agreed to in writing by SD Seller); provided, however, that SD Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(i) if there has been a material violation, failure to perform or breach by any Parent Company or any Seller of its respective covenants or other obligations or agreements contained in this Agreement that has caused any of the conditions set forth in Sections 9.1 or 9.3 not to be satisfied; or

(ii) upon written notice to Buyer, if (A) all of the conditions in Section 9.1 and Section 9.3 have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing and which are capable of being satisfied (x) on the date the Closing is required to have occurred pursuant to this Agreement and (y) the date that notice of termination is delivered to Buyer pursuant to this Section 10.1(c)(ii)), (B) Buyer does not effect the Closing within thirty (30) days following the date of which Closing was supposed to occur and after SD Seller has irrevocably certified in a written notice to Buyer that all conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing and which are capable of being satisfied (x) on the date the Closing is required to have occurred pursuant to this Agreement and (y) the date that notice of termination is delivered to Buyer pursuant to this Section 10.1(c)(ii)) and the Sellers and Parent Companies are ready, willing, and able to, and will, effect the Closing, and (C) Buyer and Parent fail to consummate the Closing within thirty (30) days following the delivery of such notice;

(d) by either Buyer or SD Seller, by providing written notice to the other Party, if:

(i) any Governmental Authority (a) shall have enacted, promulgated, issued, entered or enforced any Order or taken any other action enjoining, restraining, prohibiting or otherwise making illegal the Transactions, which shall have become final and nonappealable; or (b) shall have enacted, entered, promulgated or enforced any Law that restricts, prohibits or makes illegal the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to (x) Buyer, if Buyer’s or (y) SD Seller, if any Seller’s or Parent Company’s violation, failure to perform or breach of this Agreement was the primary cause of, or resulted in, such Order or Law; or

(ii) the Closing has not occurred by the End Date; provided, however, the right to terminate this Agreement pursuant to this Section 10.1(d)(ii) shall not be available to (x) Buyer, if Buyer’s or Parent’s or (y) SD Seller, if any Seller’s or Parent Company’s, material breach or failure to fulfill its obligations under this Agreement has primarily caused, or resulted in, the failure of the Closing to occur by the End Date.

10.2 Effect of Termination.

(a) If any Party validly terminates this Agreement pursuant to Section 10.1, (x) the terminating Party shall give written notice thereof to the other Parties (specifying the applicable provision of Section 10.1), except in the case of termination pursuant to Section 10.1(a) and (y) this Agreement shall forthwith become void and have no effect, and except as expressly provided in this Article X, each of the Parties shall be relieved of all rights, duties and obligations arising hereunder and there shall be no Liability on the part of any Party, and no Party shall be permitted to bring any claim or other Action hereunder or in respect of such termination; provided, however, that the provisions set forth in Section 8.1, Section 8.8, Article X, Article XI, Section 12.3, Article XIII (and Exhibit A to the extent applicable to the other surviving provisions) and the Confidentiality Agreement shall survive such termination and remain in effect. Notwithstanding the foregoing, termination of this Agreement in accordance with Section 10.1 shall not relieve any Party from liability as a result of Fraud. Upon any termination of this Agreement, Buyer shall comply with its obligations under the Confidentiality Agreement with respect to the return and destruction of confidential information, and for the avoidance of doubt, no termination of this Agreement shall terminate or otherwise limit or restrict the rights and remedies pursuant to the Confidentiality Agreement.

(b) If the Parties terminate this Agreement pursuant to Section 10.1(a), no Party shall be entitled to recover any damages, costs or termination fees in connection with such termination, and such termination shall be the Parties’ sole and exclusive remedy.

(c) Subject to Section 10.2(d), without limiting the rights of the Parent Companies or Sellers to bring an action to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 13.13, in the event that this Agreement is validly terminated by (i) Sellers in accordance with Section 10.1(c), or (ii) Buyer at a time when Sellers may terminate this Agreement in accordance with Section 10.1(c), Parent Companies and Sellers (collectively) may, subject to the terms hereof: (A) provide irrevocable written notice to Buyer to obtain the Termination Fee, and following the receipt of such notice, Buyer shall promptly (and, in any event, within five (5) Business Days) following such termination, pay, or cause to be paid, to Sellers by wire transfer in immediately available funds to the account(s) designated by the SD Seller at least three (3) Business Days prior to such payment (in accordance with each such Seller’s respective Pro Rata Share) an aggregate amount equal to $20,000,000 (the “Termination Fee”), plus any reasonable and documented out-of-pocket expenses in connection with a suit to obtain such payment (the “Recovery Costs”), or (B) bring claims under this Agreement for monetary damages in respect of (and such remedy shall be the sole and exclusive remedy following termination for) (x) Fraud and (y) Willful and Material Breach by Buyer or Parent of this Agreement occurring prior to such termination. Notwithstanding anything herein to the contrary, and for the avoidance of doubt: (1) under no circumstances shall the Parent Companies or Sellers or any other member of the Seller Transaction Group be permitted or entitled to (a) payment of the Termination Fee and Recovery Costs and (2) seek or payment of monetary damages in respect of Buyer’s or Parent’s Willful and Material Breach or otherwise; (3) Recovery Costs (or any equivalent amount that would constitute Recovery Costs) shall only become payable in the event that a Termination Fee is also payable.

(d) Termination Fee.

(i) If (x) the Agreement is validly terminated, (y) Buyer is obligated to pay a Termination Fee pursuant to Section 10.2(c) and (z) Parent Company and Sellers provide irrevocable written notice to Buyer for the Termination Fee, then notwithstanding anything to the contrary herein, other than in the case of Fraud by Buyer:

(A) upon payment of the Termination Fee and any Recovery Costs pursuant to Section 10.2(c), (I) neither Buyer nor Parent or any of their respective Non-Party Affiliates (collectively, “Buyer Transaction Group”) shall have any further Liability to the Seller Transaction Group relating to or arising out of this Agreement, the Debt Commitment Letter, any other documents and instruments executed by any such Person pursuant to this Agreement or such other agreements, or the transactions contemplated by this Agreement or such other agreements (or the abandonment or termination thereof and/or the basis for such termination); and (II) no member of the Seller Transaction Group (or any Person claiming by of through any such Persons) shall be entitled to seek, bring or maintain any Action against any member of the Buyer Transaction Group for any Liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the Closing to occur;

(B) without limitation of the foregoing (or the ability to seek specific performance in accordance with Section 13.13, but subject to Section 10.2(d)(i)(D)), if Buyer fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, under no circumstances will any member of the Buyer Transaction Group be liable to any Person for any breach, Liability or Loss relating to or arising out of this Agreement or otherwise, or the transactions contemplated hereby, or any breach of this

Agreement, or any failure of such transactions to be consummated, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal, equitable or arbitral proceeding, by virtue of any applicable Law or otherwise and whether by or through a claim by or on behalf of a party hereto or another Person, or otherwise, in excess of the Termination Fee (together with any outstanding Recovery Costs) pursuant to Section 10.2(c);

(C) in no event shall the Buyer or any other Person be required to pay, or cause to be paid, the Termination Fee (I) on more than one occasion, (II) following the Closing or (III) in addition to any other remedy or damage (other than Recovery Costs); and

(D) in no event shall any member of the Seller Transaction Group or any other Person claiming by or through any of the foregoing be entitled to (x) seek to recover any money damages or Losses in excess of the Termination Fee (together with any outstanding Recovery Costs) or (y) seek to recover monetary damages or Losses from any member of the Buyer Transaction Group other than against Buyer (or Parent in accordance with Section 13.20), or vice versa.

(ii) Notwithstanding anything to the contrary herein (including Section 11.2), the Parties agree that if this Agreement is validly terminated in accordance with Section 10.1 and Sellers recover the Termination Fee together with any outstanding Recovery Costs pursuant to Section 10.2(c), receipt of the Termination Fee and any such Recovery Costs in accordance with the terms hereof shall be deemed to be liquidated damages and the sole and exclusive remedy (whether at law or in equity, whether in Contract or to or otherwise) of the Sellers, Founder, the Parent Companies or any of their respective Non-Party Affiliates (collectively, “Seller Transaction Group”) for any and all claims, Losses, Liabilities or damage suffered or incurred by any such Person as a result of, relating to or arising out of this Agreement, the Debt Commitment Letter, any other documents and instruments executed by any such Person pursuant to this Agreement or such other agreements, the transactions contemplated hereby or thereby, the termination of any of the foregoing, or any matter forming the basis for such termination or the failure of the Transactions. Any Parent Company or any Seller may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) Section 13.13 and the payment of the Termination Fee and any Recovery Costs pursuant to Section 10.2(c); provided, that, for the avoidance of doubt, under no circumstances shall the Parent Companies or Sellers or any other member of the Seller Transaction Group be permitted or entitled to receive (I) both (x) a grant of specific performance resulting in the Closing and (y) payment of the Termination Fee or any money damages or (II) both (x) the Termination Fee and Recovery Costs and (y) any other money damages.

(iii) Buyer acknowledges that (i) the Termination Fee contained in Section 10.2(c) is an integral part of the Transactions, and that, without these agreements, Sellers and the Parent Companies would not enter into this Agreement and (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Sellers and Parent Companies in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e) Monetary Damages.

(i) Subject to Section 10.2(c) and Section 10.2(d), if this Agreement is validly terminated in accordance with Section 10.1 and Parent Company or the Sellers bring claims under this Agreement for monetary damages in respect of Willful and Material Breach by Buyer or Parent of this Agreement occurring prior to such termination, absent Fraud, the aggregate monetary damages recoverable by the Seller Transaction Group (collectively) under or arising from this Agreement, any Ancillary Agreement or any document to be delivered in connection herewith or therewith, or for failure to consummate the transaction contemplated hereby or thereby, shall not exceed, and the maximum Liability (under any theory of recovery, except in the case of Fraud) of Buyer and its Non-Party Affiliates (collectively) shall be, the total amount of $75,000,000.

(ii) For the avoidance of doubt, in no event shall any member of the Seller Transaction Group or any other Person claiming by or through any of the foregoing be entitled to (x) obtain the Termination Fee (together with any outstanding Recovery Costs) and (y) seek to recover monetary damages or Losses from any member of the Buyer Transaction Group hereunder.

(iii) Nothing in this Section 10.2(e) or Section 11.2 shall be deemed to affect the right to seek specific performance in accordance with Section 13.13 prior to the valid termination of this Agreement; provided, however, that neither Sellers nor the Parent Companies nor any other member of the Seller Transaction shall be entitled under any circumstance to obtain (I) both (x) a recovery of monetary damages and (y) specific performance of the consummation of the Closing pursuant to Section 13.13, and in no event shall Buyer be obligation to both specifically perform the terms of this Agreement and pay monetary damages; or (II) both (x) a recovery of monetary damages under this Section 10.2(e) and (y) a Termination Fee.

(f) Notwithstanding anything to the contrary herein and for the avoidance of doubt, (i) upon the Parent Companies’ and Sellers’ written notice to Buyer to obtain the Termination Fee (together with any outstanding Recovery Costs), absent Fraud, the Parent Companies’ and Sellers’ right to seek damages hereunder shall immediately, automatically, irrevocably and forever be waived by each member of the Seller Transaction Group (and no member of the Buyer Transaction Group shall have an Liability with respect thereto) and (ii) upon the filing of any Action to recover damages against any member of the Buyer Transaction Group with respect to any Willful and Material Breach, the Parent Companies’ and Sellers’ right to obtain the Termination Fee (together with any outstanding Recovery Costs) hereunder shall immediately, automatically, irrevocably and forever be waived by each member of the Seller Transaction Group.

(g) Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall restrict, limit, impair, modify or otherwise adversely affect Buyer’s rights, remedies, recourse or recovery under (x) the R&W Insurance Policy or (y) Section 11.3.

ARTICLE XI

SURVIVAL; REMEDIES

11.1 Survival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary in this Agreement, any Ancillary Agreement or any Certificate or Schedule delivered pursuant hereto or thereto, the Parties hereby agree that none of the representations, warranties, covenants or agreements set forth in this Agreement, any Ancillary Agreement or in any Certificate or Schedule delivered pursuant hereto or thereto will survive the Closing, other than (i) the covenants and agreements set forth in this Agreement, any Ancillary Agreement or any Schedule which by its terms are contemplated or required to be performed after the Closing (including such covenants and agreements set forth in Article VII, Article VIII, Section 11.3, Article XII or Article XIII (including Section 8.9, Section 8.10, and Section 8.12, as applicable) (collectively, the “Surviving Covenants”), (ii) Section 4.30, Section 5.8, Section 6.13 and Section 6.14 (provided, that Buyer’s obligation to pay any Earnout Payment (if applicable) shall survive the Closing, subject to the terms set forth Exhibit E), or (iii) in the event of Fraud of such Party. The Surviving Covenants will survive the Closing only in accordance with the terms thereof (i.e., until the date on which the performance is completed or such obligations are fully discharged), and, after the Closing, there will be no Liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates against any other Party in respect of (a) any covenant or agreement in this Agreement, any Ancillary Agreement or any Certificate or Schedule delivered pursuant hereto or thereto to be performed prior to the Closing (including any covenant set forth in Article VII) or (b) any representation or warranty in this Agreement, any Ancillary Agreement or Scheduled delivered pursuant to hereto or thereto, other than in the case of Fraud, and without limitation of Buyer’s rights, remedies, recourse or recovery under the R&W Insurance Policy. It is the express intent of the Parties that the survival of the representations and warranties and pre-Closing covenants in this Agreement and any other purported representation, warranty or covenant (other than Surviving Covenants) and the associated right to bring a claim for a breach of such representations, warranties or covenants is shorter than the statute of limitations that would otherwise have been applicable to such representations, warranties or covenants, and, by Contract, the applicable statute of limitations with respect to such representations, warranties or covenants (and the associated right to bring a claim for a breach of such representations, warranties or covenants) are hereby reduced so they terminate at the Closing, as provided in this Section 11.1. The terms of this Agreement were specifically bargained-for among the Parties and were taken into account by the Parties in arriving at the Total Consideration. Each of the Parties acknowledges that this Agreement results from arm’s-length negotiations among the Parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.

11.2 Exclusive Remedies.

(a) From and after the Signing Date until the Closing or termination of this Agreement, (x) Buyer’s and its Non-Party Affiliates’ sole and exclusive remedy against the Parent Companies, Sellers, and each of their respective Non-Party Affiliates (including the Shareholder), and (y) the Parent Companies’, Founder’s, Sellers’, and each of their respective Non-Party Affiliates’ sole and exclusive remedy against Buyer, Parent and their respective Non-Party Affiliates, in each case, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to this Agreement, any Ancillary Agreement, any Certificate or Schedule delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby, or the operation of the Company Group or its business or otherwise (whether arising under or based upon any of the foregoing, any Law or otherwise), regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity (including any right to seek indemnification, contribution, rescission, cost recovery, damages or losses, or any other recourse or remedy, including as may arise under common law, on public policy or strict liability grounds, under any Law or otherwise) (each such claim, a “Transaction Claim”), shall only be (A) termination of this Agreement in accordance with Section 10.1 and exercise of the applicable remedies provided herein (subject to the terms and conditions herein) or (B) an injunction or specific performance pursuant to and in accordance with Section 13.13, as applicable, in accordance with the terms hereof.

(b) From and after the Closing, Buyer’s, each member of the Company Group’s and each of their respective Non-Party Affiliates’ sole and exclusive remedy and recourse against Sellers with respect to any Transaction Claim, shall be (in each case, subject to the limitations set forth in this Agreement): (i) the right to specific performance pursuant to and in accordance with Section 13.13 or to recovery from the R&W Insurance Policy, (ii) any breach of Contract damages (other than punitive and exemplary damages, which are hereby expressly waived and released) solely with respect to a breach of any Surviving Covenant to the extent provided in Section 11.1; (iii) in the case of Fraud, the right to assert a claim for Fraud; (iv) in the event of a breach of an Ancillary Agreement, in accordance with the terms of such Ancillary Agreement; (v) the right to indemnification pursuant to and in accordance with Section 11.3; and (vi) as contemplated by Section 12.10 (such rights contemplated by the immediately foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), the “Buyer Preserved Claims”).

(c) From and after the Closing, Sellers, the Founder, and each of their respective Non-Party Affiliates’ sole and exclusive remedy and recourse against the Buyer Transaction Group with respect to any Transaction Claim, shall be (in each case, subject to the limitations set forth in this Agreement): (i) the right to specific performance pursuant to and in accordance with Section 13.13 solely with respect to any Surviving Covenant to the extent provided in Section 11.1; (ii) any breach of Contract damages (other than punitive and exemplary damages, which are hereby expressly waived and released) solely with respect to a breach of any Surviving Covenant to the extent provided in Section 11.1; (iii) in the case of Fraud, the right to assert a claim for Fraud; provided that recovery therefor shall be solely against the Party that committed such Fraud, and (iv) in the event of a breach of an Ancillary Agreement, in accordance with the terms of such Ancillary Agreement (such rights contemplated by the immediately foregoing clauses (i), (ii), (iii) and (iv), the “Seller Preserved Claims” and together with the Buyer Preserved Claims, the “Preserved Claims”).

(d) Notwithstanding the foregoing or anything to the contrary herein and for the avoidance of doubt, (A) disputes under Section 2.3 will solely be resolved in accordance with the dispute mechanism set forth in Section 2.3(d), and (B) disputes with respect to the Earnout Payment will solely be resolved in accordance with the dispute mechanism set forth in Exhibit E, and no amounts, damages, Losses or Liabilities shall be payable or recoverable by any Person with respect thereto, other than as set forth therein.

(e) IN FURTHERANCE OF THE FOREGOING, AND EXCEPT TO THE EXTENT OF AND WITH RESPECT TO ANY ACTIONS ARISING FROM OR RELATING TO ANY PRESERVED CLAIM, FROM AND AFTER THE CLOSING, EACH OF THE SELLERS, BUYER AND THE PARENT COMPANIES (ON THEIR OWN BEHALF AND ON BEHALF OF THE OTHER RELEASING PARTIES) HEREBY (I) COVENANTS AND AGREES THAT IT WILL NOT, DIRECTLY OR INDIRECTLY, ASSERT OR OTHERWISE BRING, COMMENCE OR INSTITUTE, OR CAUSE TO BE BROUGHT, COMMENCED, OR INSTITUTED, OR SUPPORT, FACILITATE OR ENCOURAGE, ANY TRANSACTION CLAIM, AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL TRANSACTION CLAIMS (FOR THE AVOIDANCE OF DOUBT, OTHER THAN PRESERVED CLAIMS).

(f) THE PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LAWS AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

11.3 Indemnification.

(a) Subject to the provisions hereof, from and after the Closing and through the four (4)-year anniversary of the Closing Date, SD Seller shall indemnify, defend and hold harmless Buyer and its current and future Affiliates (including, for the avoidance of doubt, the Company Group following the Closing) and other members of the Buyer Transaction Group, and its and their respective direct and indirect equityholders, officers, directors, managers, employees, agents, Representatives, members, partners and successors and permitted assigns (each, a “Buyer Indemnified Person” and, collectively, the “Buyer Indemnified Persons”), from and against, and will pay on behalf of, any and all Losses sustained or suffered by a Buyer Indemnified Person in connection with or as a result of, arising out of or otherwise relating to any third party Action alleging:

(i) [***]

(ii) [***]

(b) Any Buyer Indemnified Person making a claim for indemnification (each, a “Claim”) under this Section 11.3 (an “Indemnitee”) shall promptly notify the SD Seller in writing after receiving a written notice of any Action or other claim against it in the case of Section 11.3(a)(i) [***], and the basis thereof, all with reasonable particularity (a “Claim Notice”); provided, however, that the failure to so notify the SD Seller shall not relieve any of SD Seller of its obligations hereunder, except to the extent that SD Seller is actually and materially prejudiced thereby. The SD Seller shall then have a period of thirty (30) days after the receipt of the Claim Notice (the “Indemnity Response Period”) to notify the Indemnitee whether the SD Seller disputes its Liability to the Indemnitee with respect to such Claim. If the SD Seller notifies the Indemnitee that it does not dispute the Claims or fails to notify the Indemnitee within the Indemnity Response Period whether the SD Seller disputes the Claim described in such Claim Notice, the corresponding Loss will be conclusively deemed to be a Liability of the SD Seller under this Section 11.3 and the SD Seller shall pay the amount of such Loss to the Indemnitee on demand. If the SD Seller notifies the Indemnitee within the Indemnity Response Period that the SD Seller disputes its Liability with respect to such Claim, the SD Seller and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of fifteen (15) days from the date of such notice or such longer period as may be mutually agreed to in writing, either of the SD Seller or the Indemnitee shall be entitled to initiate any Action to declare or enforce its obligations or rights with respect to such Claim as is permitted hereunder. If the SD Seller makes any payments on any Claim pursuant to this Section 11.3, the SD Seller shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim.

(c) Subject to the limitations elsewhere contained herein, the Parties hereby expressly acknowledge and agree that, in lieu of seeking recovery directly against the SD Seller, Buyer shall be entitled to elect to cause the SD Seller to reimburse the Buyer Indemnified Persons with respect to the amount of any Losses owed by the SD Seller to the Buyer Indemnified Persons under the foregoing of this Section 11.3 (the “Setoff Amount”) by setting off such Losses against one or more Earnout Payments, if any. If Buyer exercises its setoff right under this Section 11.3(c), Buyer will provide SD Seller with a written certificate, signed by an authorized officer of Buyer, certifying that the amount setoff by Buyer represents Buyer’s good faith estimate of such Losses. Pending an agreement between Buyer and SD Seller regarding the appropriate setoff (if any) or a determination by a court of competent jurisdiction of the proper amount that Buyer may setoff (if any) in accordance with Section 13.10, Buyer will fund the Setoff Amount into an interest-bearing escrow account established for such purpose at a bank pending a decision of such court or the Parties. In the event that it is finally determined by such court or the Parties that Buyer the Setoff Amount exceeds the amount of Losses for which SD Seller is obligated to indemnify Buyer under Section 11.3(a), then Buyer will promptly (and in any event, within five (5) Business Days) cause the amount of such excess (including any interest earned thereon) to be released to Seller. Neither the exercise of nor the failure to exercise such rights of setoff will constitute an election of remedies or limit the Buyer Indemnified Persons in any manner in the enforcement of any other remedies that may be available to them. The Parties agree to treat, for all applicable income Tax purposes, any payment, compensation, reimbursement or other adjustment made under this Section 11.3 and Section 12.10 as an adjustment to the consideration paid by Buyer for the Purchased Equity, except to the extent otherwise required pursuant to a final “determination” within the meaning of Section 1313 of the Code.

(d) For the avoidance of doubt, except to the extent a Buyer Indemnified Person is required to pay damages to a third party, SD Seller shall not be liable to any Buyer Indemnified Persons for, either in contract or in tort, and Losses recoverable under this Section 11.3 shall not include any exemplary, special or punitive damages, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party. No Buyer Indemnified Persons shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or related group of Losses, including to the extent that any Buyer Indemnitee has been compensated therefor pursuant to Section 2.3, the R&W Policy, or otherwise. Buyer shall, and shall cause the Buyer Indemnified Persons to, use its commercially reasonable efforts to mitigate any Loss for which such Buyer Indemnified Person seeks indemnification under this Section 11.3.

(e) [***]

ARTICLE XII

TAX MATTERS

12.1 Administration of Tax Matters. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group with respect to Taxes for taxable years ending on or before the Closing Date (other than any Flow-Through Tax Return for a tax period ending on or prior to the Closing Date) that are required to be filed after the Closing Date (taking into account any applicable extensions) (the “Buyer Tax Returns”); provided, that, with respect to any member of the Company Group that is treated as a partnership for U.S. federal income tax purposes (a “Flow-Through Entity”), Buyer shall only be responsible for preparing and filing any such Tax Returns to the extent that Buyer or any member of the Company Group is permitted to control the preparation and filing of such Tax Returns pursuant to the organizational documents of such Flow-Through Entity; provided that if Buyer is not permitted to so control the preparation or filing of any such Tax Return, Buyer shall use commercially reasonable efforts to cause the Company Group to prepare and file such Tax Return in accordance with this Section 12.1. To the extent any Buyer Tax Return is due (or otherwise filed) prior to the determination of the Final Closing Statement pursuant to Section 2.3(c) or is a Flow-Through Tax Return for a Straddle Period, Buyer shall use commercially reasonable efforts to, at least twenty (20) days prior to filing such Buyer Tax Return, provide a copy of such Buyer Tax Return to Sellers. Sellers shall, within ten (10) days of receiving such Buyer Tax Return, advise Buyer regarding any matters in such Buyer Tax Return with which they reasonably disagree and Buyer shall consider in good faith any reasonable comments made by Sellers. Sellers shall prepare and timely file, or cause to be prepared and timely filed, for the Company Group, with reasonable assistance from the Company Group, all Flow-Through Tax Returns of the Company Group for any tax period ending on or prior to the

Closing that are required to be filed after the Closing Date (taking into account any applicable extensions) (the “Seller Tax Returns”); provided, that, with respect to any Flow-Through Entity, Sellers shall only be responsible for preparing and filing any such Tax Returns to the extent Sellers are permitted to control the preparation and filing of such Tax Returns pursuant to the organizational documents of such Flow-Through Entity; provided, further, that if Sellers are not permitted to so control the preparation or filing of any such Tax Return, the Company Group shall use commercially reasonable efforts to cause any Flow-Through Entity to prepare and file such Tax Return in accordance with this Section 12.1. Sellers shall use commercially reasonable efforts to, at least twenty (20) days prior to filing such Seller Tax Return, provide a copy of such Seller Tax Return to Buyer. Buyer shall, within ten (10) days of receiving such Seller Tax Return, advise Sellers regarding any matters in such Seller Tax Return with which it reasonably disagrees and Sellers shall consider in good faith any reasonable comments made by Buyer. All Transaction Deductions shall be included on the Tax Return of the applicable Seller for the Tax year that includes the Closing Date and shall not be included on a Tax Return of any member of the Company Group for any Tax period (or portion of a Straddle Period) beginning after the Closing Date.

12.2 Allocation of Liability for Taxes. For all purposes of this Agreement, in the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(a) In the case of ad valorem, property, or franchise or similar Taxes imposed on a periodic basis on any member of the Company Group, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(b) In the case of all other Taxes (including income Taxes, sales Taxes, value-added Taxes, employment Taxes and withholding Taxes), the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of the applicable member of the Company Group as of the end of Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period, and (ii) any item of deduction attributable to Transaction Deductions shall be allocated to the Pre-Closing Tax Period.

12.3 Cooperation; Audits.

(a) In connection with the preparation and filing of Tax Returns, audits or examinations, and any Actions relating to the Tax Liabilities imposed on any member of the Company Group (or any successor(s) thereof), Buyer and Sellers shall cooperate with each other, as and to the extent reasonably requested by the other Party, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audits or examinations or the pursuit or defense of Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause each member of the Company Group to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods.

(b) Buyer shall notify Sellers within twenty (20) calendar days of receipt of a written notice of any pending or threatened Tax audit, assessment, litigation or other similar Action with respect to any member of the Company Group (or any asset thereof) attributable to any Pre-Closing Tax Period (i) for any Flow-Through Tax Return or (ii) for any other Tax Return of the Company Group (solely until the determination of the Final Closing Statement pursuant to Section 2.3(c)) (a “Tax Contest”). Sellers shall control any Tax Contest with respect to a Flow-Through Tax Return for any tax period ending on or prior to the Closing (a “Seller Tax Contest”). Buyer shall have the right to participate in any Seller Contest at Buyer’s sole cost and expense. Sellers shall not settle any Seller Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall control any Tax Contests with respect to a Flow-Through Tax Return for a Straddle Period and any other Tax Contests that are not Seller Tax Contests (each, a “Buyer Tax Contest”). Buyer shall keep Sellers reasonably informed with respect to any Buyer Tax Contest and Sellers shall have the right to participate, at Sellers’ sole cost and expense, in any Buyer Tax Contest. Buyer shall not settle any Buyer Tax Contest without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, Buyer shall be permitted to (and to cause the relevant “partnership representative” and “designated individual” to) cause any member of the Company Group to make a “push-out” election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. Tax Law) with respect to any pending or threatened Tax audit, assessment, litigation or other similar Action with respect to any member of the Company Group (or any asset thereof) attributable to any Pre-Closing Tax Period or Straddle Period to the extent such election is available with respect thereto. Sellers shall use commercially reasonable efforts to cooperate with Buyer and provide assistance as reasonably requested by Buyer in connection with any such election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. Tax Law).

(c) Buyer and Sellers (as applicable) shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of its Affiliates be required to disclose or provide access to any consolidated, combined, affiliated, unitary or other group Tax Return that includes Buyer or any of its Affiliates.

12.4 [Reserved].

12.5 Allocation of Consideration; Intended Tax Treatment.

(a) The consideration for U.S. federal income Tax purposes paid by Buyer for the Purchased Equity, including any Liabilities assumed or deemed assumed by Buyer and any other amounts treated as consideration for U.S. federal income Tax purposes, shall be allocated among the assets of the Parent Companies for Tax purposes in accordance with the methodology set forth on Schedule 12.5 and Section 1060 of the Code. Within sixty (60) days following the final determination of the Final Closing Statement pursuant to Section 2.3(c), Buyer shall provide to Sellers a schedule allocating the consideration for Tax purposes among the assets of the Parent Companies (the “Allocation Schedule”). The Allocation Schedule will be prepared in accordance with the methodology set forth on Schedule 12.5 and Section 1060 of the Code. If within the thirty (30) days of receiving the Allocation Schedule, Sellers have not objected, the Allocation Schedule shall be final, conclusive and binding. If within thirty (30) days, Sellers object to the Allocation Schedule, Sellers and Buyer shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, Sellers and Buyer are unable to agree, the Parties shall retain the Accounting Firm (acting as an expert and not an arbitrator) to resolve their dispute, provided that the

Accounting Firm shall be instructed to resolve the disagreement consistent with this Agreement, including the methodologies for determining fair market value as set forth on Schedule 12.5. The Allocation Schedule, as modified by the agreement between Sellers and Buyer, or as finally determined by the Accounting Firm shall be final, conclusive and binding on the Parties. The cost of the Accounting Firm shall be shared equally by Sellers (in accordance with each such Seller’s respective Pro Rata Share), on the one hand, and Buyer, on the other hand. Buyer and Sellers shall make appropriate adjustments to the Allocation Schedule, as finally determined, to reflect changes in the Closing Date Cash Consideration (or other relevant amounts).

(b) Buyer and Sellers agree for U.S. federal (and, where applicable, state and local) income Tax purposes to treat (i) each Contribution, together with the applicable QSub Election, as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code with respect to each Parent Company, (ii) the Conversions, (A) with respect to Satcom Direct and Satcom Government, as converting the applicable Parent Company from a “qualified subchapter S subsidiary” of the applicable Seller to an entity disregarded as separate from such Seller within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii), and (B) with respect to ndtHost and SDHC, as being disregarded for U.S. federal income Tax purposes, (iii) the CTB Elections, (A) with respect to Satcom Direct and Satcom Government, as being disregarded for U.S. federal income Tax purposes, and (B) with respect to ndtHost and SDHC, as converting the applicable Parent Company from a “qualified subchapter S subsidiary” of the applicable Seller to an entity disregarded as separate from such Seller within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii), and (iv) Buyer’s purchase of the Purchased Equity from Sellers as the purchase and sale of all of the underlying assets of the Parent Companies and, with respect to any members of the Company Group that are disregarded as separate from the Parent Companies within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii), of such members of the Company Group for U.S. federal income Tax purposes (together, the “Intended Tax Treatment”).

(c) Buyer and Sellers shall, and shall cause their respective Affiliates to, (i) file all Tax Returns consistently with the Intended Tax Treatment and the Allocation Schedule (as appropriately adjusted) and (ii) not take any position during the course of any audit or other Action that is inconsistent therewith unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

12.6 Amended Tax Returns. [***], without Sellers’ prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, Buyer shall not, and shall cause its Affiliates not to, (a) enter into any voluntary disclosure agreement with any Governmental Authority with respect to Taxes of the Company Group for a Pre-Closing Tax Period, (b) extend or waive any applicable statute of limitations with respect to Taxes of the Company Group for a Pre-Closing Tax Period or (c) amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company Group for a Pre-Closing Tax Period, in each case, (i) prior to the determination of the Final Closing Statement pursuant to Section 2.3(c) or (ii) relating to a Flow-Through Tax Return (or Taxes reported or required to be reported on any Flow-Through Tax Return).

12.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) (a) incurred in connection with the sale of the Purchased Equity to Buyer under this Agreement, shall be borne and paid by Buyer or, where applicable, amounts in respect of such Transfer Taxes shall be paid by Buyer to Sellers and (b) incurred in connection with the Restructuring and the Pre-Closing Distribution shall be solely borne and paid by Sellers or, where applicable, amounts in respect of such Transfer Taxes shall be paid by Sellers to Buyer. Any Tax Returns required to be filed in connection with such Transfer Taxes shall be prepared and filed by the party responsible for filing such Tax Returns under applicable Law. Buyer and Sellers will use commercially reasonable efforts to provide any such Tax Returns to the other Party(ies) at least ten (10) Business Days prior to the date such Tax Returns are due to be filed and shall consider in good faith any reasonable comments made by the other. Buyer and Sellers shall cooperate in the timely completion and filing of all such Tax Returns. Buyer and Sellers shall use their commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Tax that could be imposed to the extent permitted under applicable Law.

12.8 Section 754 Election. Sellers shall cause, or cooperate with Buyers to cause, any member of the Company Group that is treated as a partnership for U.S. federal income tax purposes to make an election under Section 754 of the Code for the taxable year that includes the Closing.

12.9 Tax Sharing Agreements. Sellers shall cause all Tax sharing agreements and arrangements between or among (A) any member of the Company Group, on the one hand, and (B) any of Sellers or any of their respective Affiliates (other than any member of the Company Group), on the other hand, to be terminated effective as of or before the close of business on the Closing Date, and, after the Closing, none of the Company Group or any Affiliate thereof shall be bound thereby or have any further Liabilities thereunder.

12.10 [***].

(a) [***]

(b) [***]

ARTICLE XIII

MISCELLANEOUS AND GENERAL

13.1 Expenses. Whether or not the Transactions are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Ancillary Agreements, including the preparation, execution and delivery thereof and compliance therewith, and the consummation of the Transactions are to be paid by the Party incurring such costs and expenses, except, in each case, as expressly provided herein or in the applicable Ancillary Agreement.

13.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the (x) Buyer, in the case of assignment by any Parent Company or any Seller, or (y) any Seller or Parent Company, in the case of an assignment by Buyer; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations hereunder without the prior written consent of any Person to one or more of its Affiliates; provided, further, that, in each case, no such permitted assignment of any Party’s rights or duties shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective ab initio.

13.3 Third-Party Beneficiaries. Other than Sections 8.3, 8.5, 8.6, 11.3, 13.16, 13.18 and 13.19 of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

13.4 Further Assurances. Subject to the terms and conditions set forth in this Agreement (including Article VII), which shall solely govern the actions contemplated thereby), the Parties shall use commercially reasonable efforts to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

13.5 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent when transmitted by email with electronic confirmation of receipt by a non-automated reply email from a recipient, (b) on the date delivered when delivered in person or by overnight delivery service or other courier of national reputation (with proof of delivery), or (c) on the date receipt is acknowledged if delivered by first class registered or certified mail, postage prepaid, in each case, if addressed as follows:

If to Buyer or, after the Closing, the Parent Companies: c/o Gogo Inc. 105 Edgeview Dr., Suite 300 Bloomfield, CO 300 Attention: Crystal L. Gordon Email: [***]	If to Sellers or the Parent Companies prior to the Closing: c/o Satcom Direct, Inc. 1050 Satcom Lane Melbourne, Florida 32940 Attention: Christopher Moore Email: [***]

with a copy (which will not constitute notice) to: Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attention: Douglas E. Bacon, P.C.; Ben Hardison Email: [***]	with a copy (which will not constitute notice) to: Haynes and Boone, LLP 1221 McKinney Street, Suite 4000 Houston, Texas 77010 Attention: Kenric Kattner; J. Brent Beckert Email: [***]

If to Sellers or Founder after the Closing:

James W. Jensen [***] Email: [***]

with a copy (which will not constitute notice) to:

GrayRobinson, P.A.

301 East Pine Street, Suite 1400

Orlando, Florida 32801

Attention: Guy S. Haggard

Email: [***]

and

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, Texas 77010

Attention: Kenric Kattner; J. Brent Beckert

Email: [***]

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

13.6 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the Ancillary Agreements, together with the Confidentiality Agreement (in each case, including the exhibits and schedules to such documents, and any agreement, document or instrument referenced herein or therein), collectively contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and such other agreements, documents or instruments contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

13.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

13.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing specifically designated as an amendment, modification or supplement hereto, duly executed by SD Seller (on behalf of the Parent Companies, Sellers and Founder) and Buyer (on behalf of Buyer and Parent).

13.9 Waiver. Buyer, on the one hand, with respect to Sellers, Founder or the Parent Companies, or Sellers or the Parent Companies, on the other hand, with respect to Buyer or Parent may (a) extend the time for the performance of any of the obligations or other acts of such other Party(ies), (b) waive any inaccuracies in the representations and warranties of such other Party(ies) contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements of such other Party(ies) or conditions to such other Party’s obligations contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Party to be bound thereby. No failure of any Party to exercise any power given to such Party under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

13.10 Governing Law; Jurisdiction; Waiver of Jury Trial. Subject to Section 13.19 (as applicable):

(a) Governing Law. This Agreement and its and each Ancillary Agreement’s negotiation, execution, performance or non-performance, interpretation, termination and construction and all claims, disputes, controversies, or causes of action or other Actions (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the Laws of any jurisdiction other than the State of Delaware.

(b) Jurisdiction. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in New Castle County, Delaware for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any Party and (b) irrevocably and unconditionally waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each Party also agrees that any final and non-appealable judgment against it in connection with any Action may be enforced in any court of competent jurisdiction, either within or outside of the United States.

(c) Waiver of Jury Trial. To the extent not prohibited by applicable Law which cannot be waived, each of the Parties irrevocably and unconditionally waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement, the subject matter hereof, the Ancillary Agreements or in any way connected with or related or incidental to the Transactions, in each case whether now existing or hereafter arising. Each Party acknowledges that it has been informed by the other Party that this Section 13.10 constitutes a material inducement upon which the Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any Party may file an original counterpart or a copy of this Section 13.10 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

13.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, the Parent Companies, and Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

13.12 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

13.13 Specific Performance.

(a) Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations hereunder. Accordingly, prior to the termination of this Agreement pursuant to Section 10.1, and subject to Section 13.13(b), in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, Buyer or Parent, in the case of a breach by any Parent Company, Founder or any Seller, and the Parent Companies or Sellers, in the case of a breach by Buyer or Parent, shall be entitled to an injunction or other equitable relief, without posting of bond or other security, including in the form of an injunction or orders for specific performance to prevent breaches of this Agreement and to cause the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties.

(b) Notwithstanding anything in this Agreement to the contrary (including Section 13.13(a), but subject to Section 10.2, as applicable), it is acknowledged and agreed that the right of the Sellers, the Parent Companies or any other Person to obtain specific performance to cause Buyer to consummate the Transactions shall be subject to the satisfaction of the following conditions: (i) all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied (x) on the date the Closing is required to have occurred pursuant to this Agreement and (y) the date of enforcement of specific performance in accordance herewith), (ii) the date on which Buyer is required to close pursuant to Section 3.1 shall have occurred and Buyer has failed to complete the Closing on such date and (iii) the Sellers and the Parent Companies have irrevocably confirmed in writing to Buyer that (A) all conditions set forth in Sections 9.1 and 9.2 have been satisfied or that they would be willing to waive any unsatisfied conditions in Sections 9.1 or 9.2 for purposes of consummating the Closing, (B) that the Sellers and the Parent Companies stand ready, willing and able to consummate the Closing and (C) if specific performance is granted, the Sellers and the Parent Companies will take all such actions that they are required to take pursuant to this Agreement to cause the Closing to occur.

13.14 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Agreement. The term “this Agreement” means this Purchase Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

(ii) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(iii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iv) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part thereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(v) Gender and Number. Words of masculine gender will also include the feminine and neutral genders, and vice versa. Words imparting the singular number will also include the plural, and vice versa.

(vi) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Exhibit”, “Schedule”, “Section”, “Article”, “subsection” or other “subdivision” are to the corresponding Exhibit, Schedule, Section, Article, subsection or subdivision of this Agreement unless otherwise specified. References in any Section or definition to any clause means such clause of such Section or definition unless expressly provided otherwise.

(vii) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole (including the Schedules and Exhibits) and not merely to any particular section, subsection, paragraph, subparagraph, clause or subdivision in which such words appear unless the context otherwise requires.

(viii) Or; Including. The word “or” is not exclusive (and shall have the meaning commonly ascribed to the term “and/or”), and the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Agreements and Instruments; Statutes. Other than the items set forth on the Schedules, any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Any statute defined or referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession or comparable successor statutes. Any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(x) Person and Capacities. Any reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors or assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(xi) Will; Will Not. The words “will” and “will not” (and words of similar import) are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires.

(xii) Made Available; Provided To. Whenever this Agreement states that documents or other information have been “made available” or “provided to” Buyer (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in a virtual data room available to Buyer, at least one (1) Business Day prior to the Signing Date.

(xiii) Days. Any references to “day” or “days” are to calendar days.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement or such Ancillary Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or such Ancillary Agreement.

(c) Each representation and warranty contained in this Agreement is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.

13.15 Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face (and without further investigation); provided, however, that only items disclosed on Schedule 4.16(b) will be deemed to be disclosed with respect to Schedule 4.16(b) thereof. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (or the Agreement specifically provides otherwise) (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Sellers Disclosure Schedules and/or the Company Group Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers Disclosure Schedules or the Company Group Disclosure Schedules is or is not material for purposes of this Agreement.

13.16 Independent Legal Counsel; Continuing Representation.

(a) Each Party (collectively, the “Consenting Parties”) has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Consenting Parties, and each Consenting Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The Consenting Parties acknowledge and agree that at all times relevant hereto up to the Closing, Haynes and Boone, LLP (“H&B”) and GrayRobinson, P.A. (“GrayRobinson”) have represented only the Company Group, Sellers and/or their respective Affiliates. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement, the Ancillary Agreements or the Transactions between any Seller or any current or former holder of any Equity Interest in any member of the Company Group (including the Shareholder), on the one hand, and Buyer or its respective Affiliates (including, following the Closing, each member of the Company Group), on the other hand, relating in any manner to this Agreement, the Ancillary Agreements or the Transactions (a “Dispute”), Buyer (on its own behalf and on behalf of its Representatives and Affiliates, including, following the Closing, each member of the Company Group) hereby consents to H&B and GrayRobinson’s representation of Sellers (and/or any current or former holder of any Equity Interest in any member of the Company Group (including the Shareholder)) in such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer or its Representatives or Affiliates, including, following the Closing, each member of the Company Group.

(b) Buyer (on its own behalf and on behalf of its Representatives and Affiliates, including, following the Closing, each member of the Company Group) also acknowledges and agrees that H&B and GrayRobinson have been and will be providing legal advice to the Company Group, Sellers and the Shareholder in connection with this Agreement and any Transactions and in such capacity, will have had confidential and/or privileged communications between H&B and/or GrayRobinson, on the one hand, and the Company Group, Sellers and the Shareholder, on the other hand, including written and electronic communications between or among H&B and/or GrayRobinson, on the one hand, and any current or former equityholders, directors, officers, advisory firm, and/or employees of any member of the Company Group, relating to this Agreement and any Transactions which predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its Representatives and Affiliates, including, following the Closing, each member of the Company Group) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to Sellers (and/or any current or former holder of any Equity Interest in any member of the Company Group, as applicable) and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by Sellers (and/or any current or former holder of any Equity Interest in any member of the Company Group, as applicable) and shall not pass to or be claimed by Buyer or its respective Affiliates (including, following the Closing, each member of the Company Group). In furtherance of the foregoing, the Consenting Parties agree to use commercially reasonable efforts to take the steps reasonably necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by Sellers (and/or any current or former holder of any Equity Interest in any member of the Company Group, as applicable). Buyer (on its own behalf and on behalf of its representatives and Affiliates, including, following the Closing, each member of the Company Group) also agrees that it will not directly or indirectly seek to obtain from H&B and/or GrayRobinson any such Privileged Materials (or assist any other Person to do so) and agree not to review, use or rely on any Privileged Materials in any Dispute involving any of the Parties after the Closing. Furthermore, Buyer (on its own behalf and, following the Closing, on behalf of each member of the Company Group) agrees that in the event of a dispute between Buyer and any Seller under this Agreement, neither Buyer nor, following the Closing, any member of the Company Group will assert any privilege (including the attorney-client privilege) that would deny to such Seller reasonable access to, or copies of, any materials, communications or other information reasonably relevant to such Seller’s pursuit or defense of such claim, and agrees to direct its attorneys and other Representatives to provide such access and copies. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or its Affiliates (including, following the Closing, any member of the Company Group), on the one hand, and a third party (other than Sellers or any current or former holder of any Equity Interest in any member of the Company Group, as applicable), on the other hand, then Buyer or its Affiliates (including, following the Closing, any member of the Company Group) (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of Privileged Materials; provided, that neither Buyer nor such Affiliate may waive such privilege without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 13.16 shall (x) prohibit a Party or any of its Affiliates from seeking proper discovery of documents or information, nor any other Party or their Affiliates from asserting that such documents and information are not discoverable due to the attorney client privilege or other legal protection or (y) relieve any Party or counsel of any applicable professional obligation to comply with customary internal “walls” or similar arrangements in the event of a conflict of interest.

(c) This Section 13.16 is for the benefit of Sellers, any current or former holder of any Equity Interest in any member of the Company Group, H&B and GrayRobinson, and H&B, GrayRobinson and the current or former holders of any Equity Interest in any member of the Company Group are intended third party beneficiaries of this Section 13.16. This Section 13.16 shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had an opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 13.16.

13.17 Fraud. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the Transactions, for (a) constructive fraud or other claims based on constructive knowledge or negligence or (b) reckless disregard, equitable fraud, promissory fraud or unfair dealings fraud.

13.18 Related Party Liability.

(a) Notwithstanding anything that may be express or implied in this Agreement (other than and subject to the last sentence of this Section 13.18(a)), any Ancillary Agreement or any other document or instrument contemplated hereby or thereby, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledges and agrees that this Agreement may only be enforced against, and all Liabilities or Actions that may be based upon, arising out of, out or by reason of, be connected with or relate in any manner to this Agreement or the Ancillary Agreements or the negotiation, execution, or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreement), may be made only against (and are expressly limited to) the Persons that are expressly identified as parties to this Agreement or the applicable Ancillary Agreement (each, a “Contracting Party”) and with respect to Founder, only with respect to Section 8.8 and Section 8.9 hereto. No Person who is not a Contracting Party, including any past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any of the foregoing, in each case, other than a Contracting Party (each, a “Non-Party Affiliate”), shall have any Liability (whether in contract, tort, equity, strict liability or otherwise) for any Liabilities or Actions arising under, out of, in connection with, or related in any manner to this Agreement or any Ancillary Agreement (including its or their negotiation, execution, performance or breach) or for any Action based on, in respect of, or by reason of this Agreement or the Ancillary Agreement or the Transactions. Each Non-Party Affiliate is an express third-party beneficiary of this Section 13.18. For the avoidance of doubt, nothing in this Section 13.18 shall limit the recourse of any Party in respect of Fraud.

(b) Each of the Parties acknowledges that the agreements and covenants set forth in this Section 13.18, Section 8.5, Section 8.6 and Section 8.9, are an integral part of the Transactions and that, without these agreements and covenants, the Parties would not have entered into this Agreement, including specifically that Buyer would not have agreed to purchase the Purchased Equity or make the payments required to be made by Buyer hereunder, in each case, subject to the terms hereof.

13.19 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Buyer and its Affiliates under or pursuant to any Debt Commitment Letter or any other agreement entered into with respect to any Debt Financing), each of the Parties to this Agreement on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any Action (whether in law or in equity, whether in contract or in tort or otherwise), involving any Debt Financing Sources, arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute or other Action shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in any such Debt Commitment Letter) and whether as a result of any inaccuracy thereof, Buyer or any of its respective Affiliates have the right to terminate its or their obligations hereunder or decline to consummate the Closing as a result thereof and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction); (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal Action (including any Action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against any Debt Financing Sources in any way arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court; (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court; (d) knowingly, intentionally and voluntarily waives (to the fullest extent permitted by applicable Law) trial by jury in any Action brought against any Debt Financing Sources in any way arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any service thereunder; (e) agrees that none of the Debt Financing Sources will have any Liability to any of the Company Group or their respective Affiliates relating to or arising out of this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company Group or their respective Affiliates shall bring or support any Action, including any cause of action, claim, cross-claim or third party claim of any kind or description, (whether in law or in equity, whether in contract or in tort or otherwise) against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Source, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason; and (g) agrees (x) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 13.19 (and the definitions of any terms used in this Section 13.19) and (y) to the extent any amendments to any provision of this Section 13.19 (or, solely as they relate to this Section 13.19, the definitions of any terms used in this Section 13.19) are materially adverse to any Debt Financing Sources, such provisions shall not be amended without the prior written consent of such affected Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 13.19 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Debt Financing Source and such Party.

13.20 Guaranty.

(a) Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Seller, the Company Group and their successors and permitted assigns, the full payment and performance of all payment obligations and Liabilities, covenants and agreements, in each case, required to be paid or reimbursed by Buyer under or relating to this Agreement (including the Earnout Payments contemplated in Exhibit E hereto) (in each case, subject to the terms hereof) (collectively, the “Guaranteed Obligations”), plus any reasonable and documented out-of-pocket expenses incurred by Sellers and the Parent Companies in connection with enforcing the payment and performance in full of the Guaranteed Obligations by Buyer or Parent. Parent agrees that the guaranty under this Section 13.20 is an absolute, unconditional, irrevocable, present and continuing guarantee of payment and performance, not of collection, and Parent agrees that its obligations under this Section 13.20 shall not be discharged or impaired or otherwise affected, until the payment and performance in full of the Guaranteed Obligations by Buyer or Parent. In no event shall any Seller or Parent Company have any obligation to proceed against Buyer before seeking satisfaction from Parent.

(b) Parent covenants and agrees that Parent shall either (i) cause Buyer to pay such amounts as and when it shall become due and payable or (ii) if not so paid by Buyer in accordance with the terms hereof, pay or cause to be paid such amounts as required to be paid by Buyer in accordance with the terms of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 13.20 or otherwise, the Sellers, Parent Companies and their respective Affiliates hereby agree that Parent shall have all defenses to its obligations under this guarantee that would be available to the Buyer. The guaranty contained in this Section 13.20 shall terminate automatically following the payment, discharge or satisfaction in full of all of the Guaranteed Obligations.

13.21 Seller Representative. Each of the Sellers hereby absolutely, unconditionally and irrevocably appoints SD Seller as its seller representative, with the authority to act on behalf of such Seller in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, each Seller further agrees that any notice to or consent of such Seller that may be required or permitted hereunder or under any Ancillary Agreement, shall deemed given or received, as applicable, if such notice is received by or consent given by, as applicable, SD Seller.

[Signature pages follow.]

IN WITNESS WHEREOF, Buyer, the Parent Companies and Sellers have executed this Agreement to be effective as of the Signing Date.

BUYER:

GOGO DIRECT HOLDINGS LLC

By:	/s/ Crystal L. Gordon
Name:	Crystal L. Gordon
Title:	Vice President

Signature Page to Purchase Agreement

PARENT COMPANIES:

SATCOM DIRECT, INC.

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Chief Executive Officer

SATCOM DIRECT HOLDING COMPANY, LLC

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Manager

SATCOM DIRECT GOVERNMENT, INC.

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Chief Executive Officer

NDTHOST, LLC

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Manager

Signature Page to Purchase Agreement

SELLERS:

SATCOM DIRECT HOLDINGS, INC.

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Chief Executive Officer

SDHC HOLDINGS, INC.

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Chief Executive Officer

SATCOM DIRECT GOVERNMENT HOLDINGS, INC.

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Chief Executive Officer

NDTHOST HOLDINGS, INC.

By:	/s/ James W. Jenson
Name:	James W. Jenson
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

SOLELY FOR PURPOSES OF SECTION 8.8
AND SECTION 8.9:

FOUNDER:

/s/ James W. Jenson
James W. Jensen

Signature Page to Purchase Agreement

SOLELY FOR PURPOSES OF SECTION 2.5
AND SECTION 13.20:

PARENT:

GOGO INC.

By:	/s/ Oakleigh Thorne
Name:	Oakleigh Thorne
Title:	Chief Executive Officer

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Firm” has the meaning set forth in Section 2.3(d).

“Accounting Principles” has the meaning set forth in Section 2.3(a).

“Acquisition Proposal” has meaning set forth in Section 7.5.

“Action” or “Actions” means any action, lawsuit, dispute, claim, charge, complaint, inquiry, review, audit, citation, summons, subpoena, notice of violation, legal proceeding, administrative enforcement proceeding, investigation by any Governmental Authority, mediation or arbitration proceeding or similar matter of any nature (civil, criminal, regulatory, administrative or otherwise), whether at law or in equity.

“Additional Approvals” has the meaning set forth in Section 7.14.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists. A Person is deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, no Seller shall be deemed an Affiliate of Buyer for purposes of this Agreement.

“Affiliate Agreements” has the meaning set forth in Section 4.20.

“Agreement” has the meaning set forth in the preamble.

“AI System” means a technological or machine-based system that uses, incorporates or embeds AI Technology in order to, autonomously or partly autonomously, process data or any other input in order to make inferences or generate any output, including content (whether, text, audio, video, code or in any other format), decisions, recommendations or predictions, including any general-purpose AI systems, dual-use AI systems and automated decision-making systems, as such terms are defined in applicable laws.

“AI Technology” means deep learning, machine learning or other artificial intelligence technologies, including any and all (a) algorithms, software or systems that make use of or employ neural networks, transformers, diffusion models, autoencoders, generative adversarial networks or other methodologies, as well as statistical learning algorithms such as linear and logistic regression, support vector machines, random forests, and k-means clustering; (b) reinforcement learning techniques enabling systems to learn through interactions and feedback loops with their physical or virtual environment; and (c) models, that emulate logical decision-making or human intelligence, such as large language models and foundation models.

“Aircraft Facility” has the meaning set forth in Section 3.2(n).

“Allocation Schedule” has the meaning set forth in Section 12.5(a).

Exhibit A

“Alternative Financing” has the meaning set forth in Section 7.6(f).

“Ancillary Agreements” means any Debt Commitment Letter, the Confidentiality Agreement, the Escrow Agreement, the Lock-up Agreement, the Information Sharing Agreement, the Certificates, the Restructuring Documentation and each other written Contract, document and instrument which is or is to be executed pursuant to this Agreement or in connection with the Transactions.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Criminal Code (Canada), as amended, and the UK Bribery Act of 2010 or the Law in any jurisdiction in which any member of the Company Group is incorporated or carries on a substantial part of its business which: (a) prohibits, or has as its objective the prohibition of, the giving, offering, solicitation and/or receipt of bribes and/or other improper benefits to public officials (both local and foreign), corporate entities or individuals; (b) is broadly equivalent to the Laws described in the foregoing clause (a); and/or (c) was intended to enact the provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

“Antitrust Law” means any applicable antitrust and competition Law, including the HSR Act and the Competition Act.

“Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the commercial banks located in Melbourne, Florida, Broomfield, Colorado, or New York, New York are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(g).

“Buyer Confidential Information” has the meaning set forth in Section 8.8.

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Buyer Fundamental Representations” means, the representations and warranties of Buyer contained in Section 6.2 (Organization), Section 6.3 (Capitalization), Section 6.4 (Authority) and Section 6.6(a)(i) (No Conflict with Organizational Documents).

“Buyer Plans” has the meaning set forth in Section 8.4(a).

“Buyer Released Parties” has the meaning set forth in Section 8.6.

Exhibit A

“Buyer Releasing Party” has the meaning set forth in Section 8.5.

“Buyer Secretary Certificate” has the meaning set forth in Section 3.3(e).

“Buyer Tax Contest” has the meaning set forth in Section 12.3(b).

“Buyer Tax Returns” has the meaning set forth in Section 12.1.

“Canadian Subsidiary” has the meaning set forth in Section 4.5(q).

“Cash” means, without duplication, the sum (positive or negative) of the fair market value (expressed in United States dollars) of the aggregate cash and cash equivalents (including short-term marketable securities, deposits in transit, and petty cash held by, or on behalf of any member of the Company Group), as determined in accordance with the Accounting Principles. Cash shall be adjusted for: (i) all checks and drafts deposited for the account of any member of the Company Group or in the possession of any member of the Company Group, and all outstanding checks and deposits (including checks-, cash- and wires-in-transit), (ii) pending electronic funds transfers (EFTs) for the account of any member of the Company Group or for the account of any payee of any member of the Company Group, (iii) cash or bank account overdrafts, and (iv) all “cut” but uncashed checks issued by any member of the Company Group that are outstanding. Cash shall not include: (1) Restricted Cash or (2) amounts reflected in Estimated Net Working Capital. For the avoidance of doubt, Cash shall not reflect deductions for Selling Expenses because Selling Expenses are separately adjusted.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate” means any of the Company Group Closing Certificate, the Buyer Closing Certificate, the Parent Company Secretary Certificates and the Buyer Secretary Certificate.

“Claim” has the meaning set forth in Section 11.3(b).

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Balance” means the Cash balance as recorded by the members of the Company Group as of the Effective Time.

“Closing Company Group Bonus Payments” means all payments due or owing to any current or former Company Group Employee or other individual service provider of any member of the Company Group on the Closing Date as a result of, or in connection with, the consummation of any portion of the Transactions (including, without limitation, the payments due and owing to certain Company Group Employees pursuant to (including awards under) (i) the 2014 Management Incentive Plan of Satcom Direct and Satcom Direct Communications, Inc. and (ii) the COC Bonus Plans). For the avoidance of doubt, the Closing Company Group Bonus Payments exclude the portion of any such payments that are conditioned and payable upon the receipt of one or more Earnout Payments after the Closing in accordance with Exhibit E, and the employer portion of Taxes related thereto.

Exhibit A

“Closing Date” means the date on which the Closing occurs in accordance with the terms of this Agreement.

“Closing Date Cash Consideration” has the meaning set forth in Section 2.1.

“Closing Date Stock Consideration” has the meaning set forth in Section 2.1.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“COC Bonus Plans” means, collectively, (a) the Satcom Direct Inc. First Amended Change of Control Bonus Plan for Tier 1-3 Participants and (b) the Satcom Direct Inc. First Amended Change of Control Bonus Plan for Tier 4 Participants, each, effective as of March 27, 2024, as may subsequently be amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) outstanding securities convertible or exchangeable into shares of capital stock or membership interests of a Person; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating a Person to issue, transfer or sell any shares of its capital stock or membership interests.

“Communications Act” has the meaning set forth in Section 4.24(b).

“Communications Authorizations” has the meaning set forth in Section 4.24(a).

“Communications Authorizations Consents” has the meaning set forth in Section 4.3(b).

“Communications Authorizations Filings” has the meaning set forth in Section 4.3(b).

“Company Assets” has the meaning set forth in Section 8.10(b).

“Company Fundamental Representations” means, with respect to the Company Group, the representations and warranties contained in Section 4.1(a) (Organization), Section 4.2 (Capitalization), Section 4.3(a) (Authority), Section 4.3(b)(A) (No Conflict with Organizational Documents) and Section 4.23 (No Brokers), and with respect to each Seller, the representations and warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authority; Enforceability; Title), and Section 5.4 (No Brokers).

“Company Group” means, collectively, the Parent Companies and the direct and indirect Subsidiary of each Parent Company following the Pre-Closing Distribution (excluding, for the avoidance of doubt, the Retained Entity). Any reference in this Agreement to “a member of the Company Group” means any Parent Company or any Subsidiary of such Parent Company and any branch of either (including the Hong Kong Branch) and, unless the context clearly requires otherwise, any reference to the “Company Group” will be understood and interpreted as a reference to any member of the Company Group, individually, or the members of the Company Group, collectively.

Exhibit A

“Company Group Closing Certificate” has the meaning set forth in the Section 3.2(e).

“Company Group Debt” means, as of the Effective Time, without duplication, any Liability of any member of the Company Group for (a) outstanding borrowed money (including the current portion or principal amount thereof and any accrued and unpaid interest, fees and prepayment premiums or penalties, breakage costs or other unpaid similar costs, fees or expenses to otherwise fully discharge any such indebtedness, in each case, to the extent actually payable), (b) indebtedness evidenced by notes, debentures or similar instruments of such Person as of such time, (c) outstanding obligations in respect of severance, retention obligations, unfunded or underfunded nonqualified deferred compensation, regular or periodic bonus, commission or other incentive obligations, together with the employer portion of any payroll Taxes related thereto, calculated as if all such amounts were paid on the Closing Date, (d) guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind or similar instruments the extent drawn, (e) the deferred purchase price of property or services (including earnouts and similar obligations to the extent payable), (f) leases that are required to be classified as a capital or finance lease in accordance with GAAP, (g) guaranties of or interest accrued on the foregoing, (h) accrued obligations related to the Founder’s personal expenses, (i) net intercompany or related party balances with a net Liability position, (j) any derivative instruments, including any interest rate swaps, foreign currency forward Contracts, swaps and hedges (to the extent a net liability), (k) the employer portion of any payroll Taxes payable as a result of the payment of the Closing Company Group Bonus Payments, calculated as if all such amounts were paid on the Closing Date, and (l) net Liabilities related to disposed businesses; provided, that notwithstanding any other provision of this Agreement, Company Group Debt shall not include any of the Liabilities or obligations of any member of the Company Group under, pursuant to or in connection with (i) any guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent undrawn or not outstanding, (ii) any trade payable or other accrued current Liability accounted for in Net Working Capital, (iii) deferred revenue, (iv) being the lessee under any operating lease, (v) costs of Buyer procuring a R&W Insurance Policy, (vii) any Liability that is incurred by or at the express written direction of Buyer or Parent (for example, Liabilities incurred to finance the Transactions), (viii) amounts taken into account in the calculation of Net Working Capital or Selling Expenses or (ix) any Closing Company Group Bonus Payments.

“Company Group Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Company Group Employees” has the meaning set forth in Section 8.4(a).

“Company Group Indemnitee” has the meaning set forth in Section 8.3(a).

“Company Group IP” means all Intellectual Property used in or necessary for the conduct of the business of the Company Group.

“Company Group Policies” has the meaning set forth in Section 4.14.

“Company Group Property” or “Company Group Properties” has the meaning set forth in Section 4.7(a).

Exhibit A

“Company Group’s Knowledge” means the actual knowledge of Christopher Moore, Zachary Cotner, Colin Quarless or Jim Jensen (or the knowledge that such individual would have upon a reasonable investigation).

“Company Group-Owned IP” means Company Group IP that is owned or purported to be owned by any member of the Company Group.

“Competing Activity” means, any activity or business directly or indirectly, engaged in the same business(es) as was conducted and carried on by any member of the Company Group .

“Competition Act” means the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any consent, approval, authorization, declaration, consultation, Permit, grant, agreement, certificate, exemption, order, filing, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to any Person (including pursuant to a Contract with such Person) or under applicable Law (including to a Governmental Authority in connection with the consummation of the Transactions), or the expiration or termination of a waiting period under any Regulatory Law.

“Consenting Parties” has the meaning set forth in Section 13.16(a).

“Contracting Party” has the meaning set forth in Section 13.18.

“Contracts” means all written or oral contracts, commitments, easements, notes, bonds, debentures, indentures, loans, evidence of indebtedness, deeds of trust, mortgages, security agreements, warranties, personal property leases, Real Property Leases, licenses, and other agreements or arrangements (including any amendments, supplements and other modifications thereto).

“Contributions” has the meaning set forth in the recitals.

“Conversions” has the meaning set forth in the recitals.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences, including any resurgence or evolutions or mutations or variants thereof.

“CTB Elections” has the meaning set forth in the recitals.

“Debt Commitment Letter” has the meaning set forth in Section 6.9(a).

“Debt Financing” has the meaning set forth in Section 6.9(a).

“Debt Financing Sources” means any lender, arranger, bookrunner, syndicate or other group engaged for any and all purposes of the Debt Financing, including the Persons that are party to, and have committed to provide or arrange all or any part of any Debt Financing pursuant to the related Debt Commitment Letter and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for any such Debt Financing and, in each case, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

Exhibit A

“DFARS” has the meaning set forth in Section 4.21(f).

“Dispute” has the meaning set forth in Section 13.16.

“Dispute Notice” has the meaning set forth in Section 2.3(d).

“Dispute Period” has the meaning set forth in Section 2.3(d).

“Earnout Payment” has the meaning set forth in Section 2.6.

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.10(a).

“End Date” means the date that is 180 days following the Signing Date.

“Environmental Law” means any Laws related to pollution or protection of health or safety (in regard to Hazardous Materials) or the environment.

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock (including shares of common stock and preferred stock, or any series thereof) and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that would, at any relevant time, be considered as a single employer with any member of the Company Group under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” a nationally recognized escrow agent as may be mutually acceptable to Buyer and SD Seller.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“Estimated Closing Cash Balance” has the meaning set forth in Section 2.3(a).

“Estimated Closing Company Group Bonus Payments” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Company Group Debt” has the meaning set forth in Section 2.3(a).

Exhibit A

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Benefits” has the meaning set forth in Section 8.4(a).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection (including the U.S. customs Laws at Title 19 of the Code and U.S. customs regulations at 19 C.F.R. Chapter 1, and the U.S. Foreign Trade Regulations) and the Canada Border Services Agency, the Export and Import Permits Act (Canada), the Defence Production Act (Canada), the UK’s Export Control Act 2002 and all Laws made thereunder; the UK’s retained Council Regulation (EC) No 428/2009; Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items and the trade control Laws of European Union member states, (each as substituted or amended from time-to-time).

“FAR” has the meaning set forth in Section 4.21(c).

“FCC” means the Federal Communications Commission.

“FCC Approval” means the approval of the FCC to transfer the FCC Authorizations set forth on Schedule 9.1(c).

“FCC Authorizations” has the meaning set forth in Section 4.24(a).

“FCC Equipment Authorizations” has the meaning set forth in Section 4.24(a).

“FCLs” has the meaning set forth in Section 4.21(i).

“FDI Authorizations” means any approval, clearance or authorization required under any FDI Laws for consummation of the Transactions or where the failure to obtain the same prior to consummation of the Transactions would result in any penalty, loss of any Permit or imposition of any restriction on the business of any member of the Company Group.

“FDI Authorizations Filings” means any filing required to obtain an FDI Authorization.

“FDI Laws” means any applicable Law, including any state, provincial, national or multi-jurisdictional Law, which is designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests, including the Investment Canada Act and the UK’s National Security and Investment Act.

“Final Closing Cash Balance” has the meaning set forth in Section 2.3(c).

Exhibit A

“Final Closing Company Group Bonus Payments” has the meaning set forth in Section 2.3(c).

“Final Closing Statement” has the meaning set forth in Section 2.3(c).

“Final Company Group Debt” has the meaning set forth in Section 2.3(c).

“Final Net Working Capital” has the meaning set forth in Section 2.3(c).

“Final Selling Expenses” has the meaning set forth in Section 2.3(c).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Flow-Through Entity” has the meaning set forth in Section 12.1.

“Flow-Through Tax Return” means any U.S. federal, state or local or non-U.S. Tax Return filed by or with respect to a member of the Company Group that is treated as a pass-through entity for purposes of such Tax Return and for which the items of income and loss or results of operations reflected on such Tax Return are reflected on the Tax Returns of the direct or indirect beneficial owner(s) of such member of the Company Group under applicable Law.

“Founder” has the meaning set forth in the recitals.

“Fraud” means (a) with respect to a Seller, that (i) a representation and warranty made in Article V or any Certificate delivered pursuant to Section 3.2 with respect to such Seller was false when made, (ii) to the actual knowledge of such Seller, such representation and was false when made, (iii) Seller intended to induce Buyer to act or refrain from acting in such context, and (iv) Buyer acted in justifiable reliance on such representation and warranty and was damaged as a result of the same as determined in accordance with this Agreement and to the extent not in conflict herewith, the Laws of the State of Delaware; (b) with respect to a Parent Company, that (i) a representation and warranty made in Article IV or any Certificate delivered pursuant to Section 3.2 was false when made, (ii) to the actual knowledge of such Parent Company, such representation and was false when made, (iii) such Parent Company intended to induce Buyer to act or refrain from acting in such context, and (iv) Buyer acted in justifiable reliance on such representation and warranty and was damaged as a result of the same as determined in accordance with this Agreement and to the extent not in conflict herewith, the Laws of the State of Delaware; and (c) with respect to Buyer, that (i) a representation and warranty made in Article VI or any Certificate delivered pursuant to Section 3.3 was false when made, (ii) to the actual knowledge of Buyer, such representation and warranty was false when made, (iii) Buyer intended to induce Sellers and/or the Parent Companies to act or refrain from acting in such context, and (iv) Sellers and/or the Parent Companies acted in justifiable reliance on such representation and warranty and was damaged as a result of same as determined in accordance with this Agreement and to the extent not in conflict herewith, the Laws of the State of Delaware.

“Funding Obligations” has the meaning set forth in Section 6.9(b).

“Funds” has the meaning set forth in Section 6.9(b).

Exhibit A

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Goonhilly” has the meaning set forth in Section 8.12.

“Goonhilly Note” means that certain Unsecured Promissory Note, dated as of October 31, 2023, issued by Goonhilly Inc., a Delaware corporation, and Goonhilly Holdings USA Inc., a Delaware corporation, in favor of COMSAT, Inc.

“Goonhilly Note Amount” has the meaning set forth in Section 8.12.

“Government Bid” means any bid, proposal, offer or quote made by any member of the Company Group prior to the Signing Date, which, if accepted, or selected for award, would result in a Government Contract.

“Government Contract” means any Contract between (a) any member of the Company Group, on the one hand, and any Governmental Authority, on the other hand, or (b) any member of the Company Group, on the one hand, and any prime contractor, higher-tier subcontractor or reseller of any Governmental Authority, on the other hand, but not including any Contract with a non-U.S. Governmental Authority. An amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates. Any task, purchase, or delivery order, whether issued under a Government Contract ordering vehicle or as a standalone agreement, shall not constitute a distinct Government Contract for purposes of separate scheduling under the relevant disclosure schedules, but shall be considered a Government Contract under this definition for all other purposes, including all relevant representations and certifications contained herein.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or any arbitrator or arbitral body (public or private) or any company, association, organization, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by such Persons.

“GrayRobinson” has the meaning set forth in Section 13.16(a).

“GST/HST” has the meaning set forth in Section 4.5(s).

“Guarantors” has the meaning set forth in Section 3.2(n).

“H&B” has the meaning set forth in Section 13.16.

“Hazardous Material” means any “hazardous substance,” “hazardous waste,” “toxic substance,” “pollutant” or “contaminant,” and terms of similar regulatory effect, as those terms are defined or used in any Environmental Law (including Section 101 of CERCLA), including asbestos, petroleum and per- and polyfluorinated alkyl substances.

“Hong Kong Branch” means the Hong Kong branch of Satcom Direct, registered as a non-Hong Kong company under the Hong Kong Companies Ordinance (Cap. 622 of Laws of Hong Kong).

Exhibit A

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning set forth in Section 7.7(a).

“ICA Notification” has the meaning set forth in Section 7.7(a).

“Immediate Family” means, with respect to any specified Person that is an individual, such Person’s spouse, parents, children, and siblings, or any other relative of such Person that shares such Person’s home.

“Indemnitee” has the meaning set forth in Section 11.3(b).

“Indemnity Response Period” has the meaning set forth in Section 11.3(b).

“Insurance Costs Overage” has the meaning set forth in Section 8.3(b).

“Intellectual Property” means all intellectual property rights of any kind or nature arising under any jurisdiction, including any: (a) patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof and all international and other rights associated therewith; (b) trade secrets, know-how, discoveries, improvements, designs, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, confidential information, and ideas; (c) trademarks, service marks, trade dress, trade names, business names, designs, logos, slogans, Internet domain names and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated with any of the foregoing; (d) copyrights and all work or authorship (whether or not copyrightable), and all copyright registrations and copyright applications and renewals in connection therewith, all moral rights and other rights associated with any of the foregoing, including the underlying works of authorship, and all data, debases and database rights; (e) rights in Software; and (f) rights of privacy and publicity.

“Intended Tax Treatment” has the meaning set forth in Section 12.5(b).

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“International Communications Authorizations” has the meaning set forth in Section 4.24(a).

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and includes the regulations promulgated thereunder.

“Investment Canada Act Approval” means, with respect to the Transactions, (a) Buyer shall have made the ICA Notification and, unless waived in writing by Buyer, the period prescribed for giving a notice under subsection 25.2(1) or 25.3(2) of the Investment Canada Act within the prescribed periods or (b) if Buyer has received a notice under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act shall have expired without Buyer receiving the notice prescribed under either subsection 25.1(1) or subsection 25.3(2) of the Investment Canada Act, Buyer has subsequently received (i) a notice referred to in paragraph 25.2(2)(a) of the Investment Canada Act, (ii) a notice referred to in paragraph 25.2(2)(b) of the Investment Canada Act or (iii) a copy of an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the Transactions.

Exhibit A

“IRS” has the meaning set forth in Section 4.10(b).

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology, telecommunication, or record keeping equipment, in each case, owned or used by or on behalf of the Company Group.

“J.P. Morgan” means J.P. Morgan Securities LLC.

“Key Employee” means each of Christopher Moore, Zachary Cotner, Colin Quarless and Jim Jensen.

“Labor Agreement” has the meaning set forth in Section 4.11(a)(xxii).

“Law” means any federal, state, provincial, local, foreign, international or multinational law, act, constitution, statute, code, principle of common law, ordinance, Order, award, regulation, franchise, permit, certificate, license, registration, condition, rule or authorization of any Governmental Authority.

“Leased Property” or “Leased Properties” has the meaning set forth in Section 4.7(a).

“Liabilities” or “Liability” shall mean any and all liabilities, debts, guarantees, commitments, assurances, Losses or obligations of any nature, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, due or to come due, or determined or determinable, including demands, losses, Taxes, fines, costs, expenses, royalties, penalties, judgments, deficiencies, remedies or damages or any kind whether or not resulting from a third-party claim, including attorneys’ and accountants’ fees reasonably incurred in the investigation or defense of any of the same.

“Lien” means any security interest, mortgage, lien, option (including right of first option or refusal or similar right), pledge, deed of trust, license, assessment, charge, levy, encroachment, conditional sale, transfer restriction or other similar encumbrance.

“Lock-up Agreement” has the meaning set forth in Section 3.2(i).

“Losses” means any and all losses, liabilities, claims, obligations, demands, causes or action, assessments, interest, damages, penalties, fines, judgments, awards, settlements, costs, Taxes, fees and expenses (including reasonable attorneys’, consultants’ and experts’ fees, court or arbitration fees and other costs and expenses of investigation, settlement, defense or pursuit), whether or not arising out of or relating to third-party claims.

Exhibit A

“Material Adverse Effect” means any state of facts, effect, event, change, result, circumstance, occurrence, or development that has a material adverse effect on the business, results of operations or financial condition that, individually or in the aggregate with any such other facts, effects, events, changes, results, circumstances, occurrences, or developments, has had, is having or would reasonably be expected to have a material adverse effect on, or is or would reasonably be expected to be materially adverse to, (i) the business, operations, assets, Liabilities, financial conditions or results of operations of the Company Group (taken as a whole); or (ii) the ability of the Company Group or Sellers to perform their respective obligations under this Agreement or any Ancillary Agreement or to otherwise consummate any transaction contemplated by this Agreement or any Ancillary Agreement; provided, however, that, with respect to the foregoing clause (i) only, “Material Adverse Effect” shall not include effects on such businesses, operations, assets, Liabilities, financial conditions or results of operations relating to or arising from the following: (a) the United States or worldwide economy or general political, social, economic, credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions or any disruption thereof and any decline in the price of any security, commodity or market index), including in each case any changes in any of the foregoing; (b) any national or international political, regulatory or social conditions, including the results of any primary or general elections or any statements or proclamations of any officials (whether elected or not) of any Governmental Authority, acts of terrorism, sabotage, military action, hostilities, acts of civil unrest, national emergency or war (whether or not declared), or any escalation or worsening thereof; (c) changes or conditions generally applicable to the industries, segments or markets in which any member of the Company Group operates or conducts its business; (d) natural or man-made disasters, emergencies, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other disaster, weather condition, storms, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis; (e) epidemics, pandemics, disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law, pronouncement, or guideline, or interpretation thereof, issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak or any change in such Law, pronouncement, or guideline, or interpretation thereof; (f) the negotiation or execution of this Agreement or the announcement, pendency, or performance of this Agreement or the Transactions, in each case, solely related to the identity, nature or ownership of Buyer (and, for the avoidance of doubt, this clause (f) and the following clause (g) shall not apply in connection with any representation or warranty in this Agreement expressly addressing the negotiation, execution or announcement, pendency or performance of this Agreement or the Transactions, or any condition to Closing as it relates to such representation and warranty); (g) actions expressly required by this Agreement (other than the affirmative obligations set forth in Section 7.1(a)), (h) any changes in applicable Laws or GAAP or interpretation thereof after the Signing Date; (i) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, or milestones (whether or not shared with Buyer or its Affiliates or Representatives) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), or (j) actions required to be taken by the Company Group under applicable Laws; provided, however, that the items set forth in the foregoing clauses (a) – (e) and (h) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent disproportionately affecting the Company Group, taken as a whole, relative to other businesses in the industries in which the Company Group operates its business.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Government Bids” has the meaning set forth in Section 4.21(a).

“Material Government Contracts” has the meaning set forth in Section 4.21(a).

Exhibit A

“Modified Financial Statements” has the meaning set forth in Section 7.13.

“ndtHost” has the meaning set forth in the preamble.

“ndtHost Equity” has the meaning set forth in the recitals.

“ndtHost Seller” has the meaning set forth in the preamble.

“Net Working Capital” means, as of the Effective Time, (a) the consolidated current assets of the Company Group that are included in the line-item categories of current assets specifically identified in the Accounting Principles, minus (b) the consolidated current liabilities of the Company Group that are included in the line-item categories of current liabilities specifically identified in the Accounting Principles, each computed and determined in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital does not include Cash, Company Group Debt or Selling Expenses.

“New Debt Commitment Letter” has the meaning set forth in Section 7.6(f).

“Non-Party Affiliate” has the meaning set forth in Section 13.18(a).

“Non-U.S. Plan” has the meaning set forth in Section 4.10(j).

“OFAC” has the meaning set forth in the definition of “Sanctions Laws”.

“Open Source Software” means any Software licensed pursuant to (i) a license approved by the Open Source Initiative, (ii) any license considered open source software or under similar licensing or distribution models, or (iii) a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (d) a requirement that such other Software be redistributable by other licensees; or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software), in each case of (i)-(iii), whether or not source code is available or included in such license.

“Order” means any order, edict, judgment, rule, ruling, pronouncement, settlement, decision, opinion, sentence, subpoena, verdict, stipulation, injunction, assessment, award, decree, directive or writ issued, made, entered or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company Group through the Signing Date, consistent with the Company Group’s past practices and practices of a reasonably prudent operator in the industries in which the Company Group operates.

“Organizational Documents” means, with respect to any Person, (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable, in each case, including any amendments thereto.

Exhibit A

“Other Sources” means other sources of funds immediately available to Buyer.

“Owned Property” or “Owned Properties” has the meaning set forth in Section 4.7(a).

“Parent” has the meaning set forth in the recitals.

“Parent Common Stock” has the meaning set forth in Section 2.1.

“Parent Companies” has the meaning set forth in the preamble.

“Parent Company Secretary Certificates” has the meaning set forth in Section 3.2(c).

“Parent Preferred Stock” has the meaning set forth in Section 6.3.

“Party” or “Parties” has the meaning set forth in the preamble.

“Payment Spreadsheet” means a true and correct list of the names, amounts and wire instructions for (a) each of the payees for Company Group Debt (which shall reflect the Payoff Letters, if funded by Buyer at Closing), (b) each of the payees for any Selling Expenses which are being paid in connection with the Closing, (c) each Seller, for the Closing Date Cash Consideration payable to Sellers (and each Seller’s Pro Rata Share thereof) by Buyer pursuant to Article II.

“Payoff Letters” means duly executed payoff letters and UCC-3 termination statements and other termination, pay-offs, or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency) in each case, in a form reasonably satisfactory to Buyer, evidencing the complete satisfaction in full of all outstanding Company Group Debt and the release of all Liens relating thereto.

“PCLs” has the meaning set forth in Section 4.21(i).

“Permits” means any license, permit, approval, registration, record filing, consent, franchise, exemption, waiver, authorization, certificate of authority, qualification, registration or similar document or authority that has been issued or granted by or obtained from any Governmental Authority.

“Permitted Liens” means (a) Liens arising under Company Group Debt, (b) any Lien to be released on or prior to Closing, (c) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements in accordance with GAAP, (d) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, landlords’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law which are not due and payable or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (e) Liens arising under original purchase price conditional sales contracts for personal property and equipment leases with third parties entered into in the Ordinary Course of Business, (f) assessments, governmental charges or levies which are not yet due and payable as of the Closing Date, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money liens for personal property and Liens securing rental payments under capital lease arrangements for personal

Exhibit A

property, (i) Securities Liens; (j) other than with respect to Intellectual Property, Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money which are not, individually or in the aggregate, reasonably expected to be material to the Company Group, individually or taken as a whole, (l) title and other rights of a lessor arising under or in connection with a capital or operating lease, and (l) with respect to the Real Property, (x) easements, restrictions, rights of way and any other similar encumbrances appearing in the public record which do not materially impair the use or occupancy of such Real Property in the operation of the business of the Company Group, and (y) zoning, building, land use and other similar restrictions which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company Group.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Personal Information” means any data or other information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device, including any personally identifiable data, or (b) is otherwise protected by or subject to any Law or defined as “personal information,” “personal data,” “personally identifiable information,” or any similar term under any applicable Law.

“Pre-Closing Distribution” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date.

“Pre-Conversion Equity” has the meaning set forth in Section 4.2(a).

“Pre-Conversion ndtHost Equity” has the meaning set forth in Section 4.2(a).

“Pre-Conversion Satcom Direct Equity” has the meaning set forth in Section 4.2(a).

“Pre-Conversion Satcom Government Equity” has the meaning set forth in Section 4.2(a).

“Pre-Conversion SDHC Equity” has the meaning set forth in Section 4.2(a).

“Preferred Bidder Status” has the meaning set forth in Section 4.21(l).

“Preserved Claims” has the meaning set forth in Section 11.2(b).

“Pre-Signing Restructuring” has the meaning set forth in the recitals.

“Price Decrease” has the meaning set forth in Section 2.3(f)(ii).

“Price Increase” has the meaning set forth in Section 2.3(f)(i).

Exhibit A

“Privacy and Data Security Requirements” means, collectively, all of the following to the extent related to privacy, security, antispam, Processing of any Personal Information, the IT Assets, or data breach notification, and applicable to the Company Group or the conduct of the business: (a) applicable Laws, (b) mandatory or binding industry guidelines (including the Payment Card Industry Data Security Standard), (c) all rules, policies, and procedures of the Company Group or applicable to the business, and (d) Contracts by which the Company Group is bound.

“Privileged Materials” has the meaning set forth in Section 13.16(b).

“Pro Rata Share” means with respect to each Seller, the applicable percentage set forth next to such Seller’s name on Exhibit G.

“Process” means with respect to information, data, or IT Assets, any operation or set of operations performed on such information, data, or IT Asset, including the access, use, collection, storage, security, maintenance, recording, sharing, distribution, import, export, protection, safeguarding, modification, transfer, transmission, disclosure, disposal, destruction, or any other processing.

“Purchased Equity” has the meaning set forth in the recitals.

“QSub Elections” or “QSub Elections” has the meaning set forth in the recitals.

“R&W Insurance Policy” means a representations and warranties insurance policy that may be issued in the name of Buyer or one of its Affiliates in connection with this Agreement and the Transactions.

“R&W Insurance Provider” has the meaning set forth in Section 6.10.

“Real Property” means all of the Company Group’s interest in real property, including real property owned in fee simple, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, and all buildings and other improvements located thereon, in each case, currently used in the business or operations of the Company Group.

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 4.7(a).

“Recovery Costs” has the meaning set forth in Section 10.2(c).

“Related Person” has the meaning set forth in Section 4.20.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, employees, agents, bankers, counsel, advisors and other representatives.

“Required Consents” means consent with respect to the consummation of the Transactions from the Persons set forth on Schedule 3.2(n).

“Required Information” has the meaning set forth in Section 7.6(a).

“Restricted Cash” means any cash or cash equivalent of the Company Group (a) required to collateralize any letter of credit, performance bond or similar instrument or (b) that is subject to legal or contractual restrictions on the ability to transfer or use such cash for any lawful purpose.

Exhibit A

“Restructuring Documentation” means all agreements, instruments, certificates, filings or other documentation pursuant to which the Restructuring is consummated, including all exhibits and schedules thereto.

“Restructuring” has the meaning set forth in the recitals.

“Restructuring Steps” has the meaning set forth in the recitals.

“Retained Entity” has the meaning set forth in the recitals.

[***]

“Sanctioned Country” means any country or region that is or has in the past five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Belarus, Russia, the Crimea, and the non-Ukrainian government-controlled areas of the Donetsk, Kherson and Zaporizhzhia and Luhansk regions).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List, Unverified List, Military End User List, and Entity List; the UK Consolidated List of Financial Sanctions Targets; and the EU Consolidated List; (ii) any Person that is, individually or in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf or at the direction of a Person or Persons described in clause (i); (iii) any Person that is a Governmental Authority of, resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions, (iv) any person that is a national of, registered in, or located in a Sanctioned Country or (iv) for purposes of Canadian Sanctions Laws, any entity where (A) a Person or Persons described in clause (i) of this definition holds, directly or indirectly, 50 percent or more of the shares or ownership interests in the entity or 50% or more of the voting rights in the entity or is able, directly or indirectly, to change the composition or powers of the entity’s board of directors or (B) it is reasonable to conclude, having regard to all the circumstances, that a Person or Persons described in clause (i) is able, directly or indirectly and through any means, to direct the entity’s activities.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, embargoes or restrictive measures including the Laws administered, enacted or enforced from time-to-time by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), Canada, the United Nations Security Council, the United Kingdom, the European Union and European Union member states.

“Satcom Direct” has the meaning set forth in the preamble.

“Satcom Direct Equity” has the meaning set forth in the recitals.

“Satcom Government” has the meaning set forth in the preamble.

“Satcom Government Equity” has the meaning set forth in the recitals.

“Satcom Government Seller” has the meaning set forth in the preamble.

Exhibit A

“Schedules” means, as the context requires, the Buyer Disclosure Schedules, the Sellers Disclosure Schedules and/or the Company Group Disclosure Schedules.

“SD Seller” has the meaning set forth in the preamble.

“SDHC” has the meaning set forth in the preamble.

“SDHC Equity” has the meaning set forth in the recitals.

“SDHC Seller” has the meaning set forth in the preamble.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” has the meaning set forth in Section 6.1.

“Securities Liens” means any Liens arising under applicable Securities Laws.

“Security Incident” means any actual (a) security incident or breach of security affecting any IT Assets, including any successful phishing incident, network intrusion, ransomware, or malware attack, or (b) incident in which Personal Information or other confidential or proprietary information Processed by or on behalf of the Company Group was accessed, acquired, destroyed, damaged, lost, corrupted, altered, exfiltrated, or otherwise Processed in an unauthorized manner.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Assets” has the meaning set forth in Section 8.10(a).

“Seller Entities” has the meaning set forth in Section 8.10(a).

“Seller Released Claim” has the meaning set forth in Section 8.6.

“Seller Released Parties” has the meaning set forth in Section 8.5.

“Seller Releasing Party” has the meaning set forth in Section 8.6.

“Seller Tax Contest” has the meaning set forth in Section 12.3(b).

“Seller Tax Returns” has the meaning set forth in Section 12.1.

“Sellers Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Selling Expenses” means, without duplication and as of the Effective Time, the aggregate amount of (i) all costs, fees and expenses (whether or not yet invoiced) for which any member of the Company Group is liable or responsible for or on behalf of itself or any other member of the Company Group or any of their respective Affiliates, which was incurred or accrued in connection with the preparation, execution, negotiation or performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all of the unpaid out-of-pocket fees and expenses of outside

Exhibit A

legal counsel, accountants, advisors, brokers and investment bankers incurred by the Parent Companies or Sellers in connection with the consummation of the Transactions and not paid for in full as of the Closing (it being understood that in no event shall Selling Expenses be deemed to include any fees, costs and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ Debt Financing (including obtaining any consent or waiver relating thereto) for the Transactions or any other Liabilities or obligations by or arranged by or on behalf of Buyer or its Affiliates in connection with the Transactions (including any fees payable to any financing institution, any Parent Company’s or Seller’s accountants on behalf of Buyer or its Affiliates, and any fees, costs and expenses for which Buyer is responsible pursuant to the terms of this Agreement)), (ii) all costs, fees, expenses, Taxes or other Liabilities related to, arising from or otherwise with respect to the Restructuring or the Pre-Closing Distribution and (iii) the aggregate amount of any Insurance Costs Overage. Notwithstanding the foregoing, Selling Expenses will not include any (i) Closing Company Group Bonus Payments, (ii) fees, costs, expenses and other obligations incurred after the Closing or (iii) fees, costs, expenses, premiums or other obligations arising from or relating to (A) filings under the HSR Act or FDI Acts, (B) the retention and maintenance of the post-Closing insurance policies set forth in Section 8.3(b), (C) Buyer’s procurement of a R&W Insurance Policy or (D) the Escrow Agreement.

“Settlement Amounts” has the meaning set forth in Section 2.2.

“Shareholder” has the meaning set forth in the recitals.

“Significant Customer” means any of the ten (10) largest commercial customers and the ten (10) largest governmental customers, as measured by the dollar amount of revenue therefrom during such period, of the Company Group, taken as a whole, during the twelve (12)-month period ending on the Balance Sheet Date.

“Significant Supplier” means any of the ten (10) largest suppliers, as measured by the dollar amount of purchases therefrom during such period, of the Company Group, taken as a whole, during the twelve (12)-month period ending on the Balance Sheet Date, for each of (i) purchase or reseller arrangements with respect to satellite or other communications capacity or network services (including, for the avoidance of doubt, any counterparties to Specified Contracts), and (ii) other products and services, including components, software or other items that are incorporated into the ground-based products and services of the Company Group.

“Signing Date” has the meaning set forth in the preamble.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Solvent” has the meaning set forth in Section 6.10.

“Specified Contracts” means, collectively, (i) any original equipment manufacturer Contracts, (ii) any Contracts with (x) [***] (y) [***], and (iii) any Contracts that constitute reseller, distributor or similar agreements with respect to satellite or other communications capacity, network services or similar products or services.

“Standard Customer Contract” has the meaning set forth in Section 4.11(a)(i).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

Exhibit A

“Subject Courts” has the meaning set forth in Section 13.19.

“Subrogation Waiver” has the meaning set forth in Section 8.7.

“Subsidiary” means, when used with respect to any Person, any entity or other Person in which such first Person, directly or indirectly, (a) owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the outstanding Equity Interest of such Person) or (b) has the power to generally direct the business and policies of such first Person, whether by Contract or as a general partner, managing member, joint venture, agent or otherwise. For purposes of Articles IV and V and Section 7.01, “Subsidiary” shall, in relation to the Company Group, also include Aero Source Data, LLC, a Texas limited liability company.

“Surviving Covenants” has the meaning set forth in Section 11.1.

“Target Net Working Capital” means $12,500,000.

“Target Net Working Capital Maximum” means $13,500,000.

“Target Net Working Capital Minimum” means $11,500,000.

“Tax” means (i) any federal, state, local or non-U.S. net income, alternative or add-on minimum tax, gross income, gross receipts, net worth, capital stock, sales, use, ad valorem, value-added, inventory, goods and services, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, social security, unemployment, disability, workers compensation, premium, property, recording, escheat or unclaimed property, environmental, estimated or windfall profit tax, custom, duty or other tax of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto or in lieu thereof, and (ii) any Liability for the payment of such amounts as a result of being a member of a consolidated, combined, unitary, affiliated or similar group, as a transferee or successor of by Contract.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, including the regulations promulgated thereunder.

“Tax Contest” has the meaning set forth in Section 12.3(b).

“Tax Returns” means all returns, statements, information returns, computations, elections, notices, waivers, claims for refund, estimates and reports and any other documents or information filed or required to be filed with any Governmental Authority with respect to Taxes, including any amendment thereof or attachment thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Total Consideration” has the meaning set forth in Section 2.1.

“Trade Control Laws” has the meaning set forth in Section 4.22(a).

“Transaction Claim” has the meaning set forth in Section 11.2(a).

Exhibit A

“Transaction Deductions” means any income Tax deductions that are “more likely than not” or higher degree of confidence deductible in a Pre-Closing Tax Period pursuant to applicable income Tax Law that are attributable to Closing Company Group Bonus Payments (whether paid on or prior to the Closing Date) and Selling Expenses (whether paid on or prior to the Closing Date). For this purpose, 70% of any success-based fees shall be treated as deductible in accordance with IRS Rev. Proc. 2011-29, 2011-18 I.R.B. 746.

“Transactions” has the meaning set forth in Section 2.3(c).

“Transfer Taxes” has the meaning set forth in Section 12.7.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

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“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act, as amended, and any state law equivalent.

“Wells Fargo” has the meaning set forth in Section 3.2(n).

“Wells Fargo Guaranty” has the meaning set forth in Section 3.2(n).

“Willful and Material Breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes a material breach of any covenant or other agreement set forth in this Agreement, with the prior actual knowledge by the breaching party that the taking of such act or failure to take such act would constitute such breach.

“Working Capital Cap” means $3,000,000.

“Working Capital Deficiency” has the meaning set forth in Section 2.3(b).

“Working Capital Escrow Amount” has the meaning set forth in Section 2.4.

“Working Capital Escrow Fund” has the meaning set forth in Section 2.4.

“Working Capital Overage” has the meaning set forth in Section 2.3(b)

Exhibit A